EXHIBIT 10.4

__________________________________________________________________________
SENIOR SECURED CREDIT AGREEMENT
DATED AS OF December 1, 2015
among
TRILOGY FINANCE MERGER SUB, LLC,
as the Initial Borrower prior to the consummation of the Merger,
TRILOGY PROPCO FINANCE, LLC
and
The Subsidiaries of TRILOGY PROPCO FINANCE, LLC party hereto, as the other Borrowers immediately following the consummation of the Merger,
KEYBANK NATIONAL ASSOCIATION,
as a Lender,
The other Lenders which are parties hereto from time to time,
and
KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent
__________________________________________________________________________
REGIONS BANK, as Syndication Agent,
and
KEYBANC CAPITAL MARKETS, INC. AND REGIONS BANK,
as Co-Lead Arranger and Co-Book Runners

SENIOR SECURED CREDIT AGREEMENT
THIS SENIOR SECURED CREDIT AGREEMENT (this “Agreement”) is made as of December 1, 2015, among TRILOGY FINANCE MERGER SUB, LLC, a Delaware limited liability company (“Initial Borrower”), which in connection with the consummation of the Acquisition will merge with and into TRILOGY PROPCO FINANCE, LLC, a Delaware limited liability company (“Parent”), each of the Subsidiaries of Parent now or hereafter party hereto (such Subsidiaries, collectively, “Subsidiary Borrowers”), as Borrowers following the consummation of the Merger, KEYBANK NATIONAL ASSOCIATION (“KeyBank”), as a Lender, the other lending institutions which are parties to this Agreement as Lenders, the other lending institutions that may become parties hereto as Lenders pursuant to Section 18, and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent.
R E C I T A L S
In consideration of the mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:
SECTION 1.DEFINITIONS AND RULES OF INTERPRETATION.
Section 1.1    Definitions. The following terms shall have the meanings set forth in this Section l or elsewhere in the provisions of this Agreement referred to below:
“Acknowledgments” means, collectively, each of the Acknowledgments executed by a Borrower or a HUD Owner in favor of Administrative Agent, acknowledging the pledge of Equity Interests in such Borrower or such HUD Owner to Administrative Agent, such Acknowledgment to be in the form and substance satisfactory to Administrative Agent.
“Acquisition” means the acquisition of Trilogy Investors, its Subsidiaries and certain Affiliates by Private REIT pursuant to the Acquisition Documents.
“Acquisition Agreement” means that certain Equity Purchase Agreement, dated as of September 11, 2015, made by and among Trilogy Investors, Trilogy Holdings LP, a Delaware limited partnership, Trilogy Holdings LLC, a Delaware limited liability company, Trilogy Holdings Corporation, a Delaware corporation, Randall J. Bufford and each of the Persons that is or becomes a party thereto to sell its Equity Interests in Trilogy Investors as provided therein, and Private REIT.
“Acquisition Documents” means, collectively, the Acquisition Agreement and all other instruments, agreements and documents executed or delivered in connection therewith.
“Administrative Agent” means KeyBank National Association, acting as administrative agent for the Secured Parties, and its successors and assigns.
“Administrative Agent’s Head Office” means Administrative Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as Administrative Agent may designate from time to time by notice to Parent and the Lenders.
“Administrative Agent’s Special Counsel” means Dentons US LLP or such other counsel selected by Administrative Agent.
“Affected Lender” has the meaning set forth in Section 4.14.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the power to direct, or cause the direction of, the management and policies of such Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise, and including the ownership of a general partnership interest or a managing member’s or manager’s interest in a limited liability company.
“Aggregate Revolving Credit Obligations” means, as of any particular time, the sum of (a) the aggregate principal amount of all Revolving Loans then outstanding, plus (b) the aggregate principal amount of all Swing Loans then outstanding.
“Agreement” means this Senior Secured Credit Agreement, including the Schedules and Exhibits.
“Ancillary Services” means pharmacy services and rehabilitation services.
“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations, guidelines and orders of all Governmental Authorities and all orders and decrees of all courts, tribunals and arbitrators.
“Applicable Margin” means, on any date, (a) for LIBOR Rate Loans, four and one-quarter percent (4.25%) per annum, and (b) for Base Rate Loans, three and one-quarter percent (3.25%) per annum.
“Appraisal” means an MAI appraisal of the value of a parcel of Real Estate, determined on, with respect to the Collateral Properties (other than Villa Units that are included in the calculation of clause (c) of the definition of Borrowing Base Availability), an “as-is” value basis, and with respect to the Villa Units that are included in the calculation of clause (c) of the definition of Borrowing Base Availability, an “as-stabilized” basis, performed by an independent appraiser selected by Administrative Agent who is not an employee of Parent, any of its Subsidiaries or Affiliates, Administrative Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise acceptable to Administrative Agent and Required Lenders.
“Appraised Value” means (a) with respect to the Collateral Properties (other than Villa Units that are included in the calculation of clause (c) of the definition of Borrowing Base Availability), the “as-is” value of a parcel of Real Estate determined by the Appraisal of such Real Estate, unless otherwise expressly provided in this Agreement, most recently completed and (b) with respect to the Villa Units that are included in the calculation of clause (c) of the definition of Borrowing Base Availability, the “as-stabilized” value of such Villa Units determined by the Appraisal of such Villa Units, unless otherwise expressly provided in this Agreement.
“Assignment and Acceptance Agreement” has the meaning set forth in Section 18.1.
“Assignment of Leases and Rents” means each of the assignments of leases and rents from a Borrower that is an owner of Real Estate to Administrative Agent in substantially the form of Exhibit A with such changes thereto as Administrative Agent may reasonably require as a result of Applicable Law or practice, pursuant to which there shall be assigned to Administrative Agent for the benefit of the Secured

Parties a security interest in the interest of such Borrower, as lessor with respect to all Leases of all or any part of such Real Estate.
“Authorized Officer” means: (a) until the consummation of the Merger, any of the following persons: Danny Prosky, Jeffrey T. Hanson, and Mathieu Streiff; and (b) immediately following consummation of the Merger, any of the following Persons: Randall J. Bufford, Leigh Ann Barney, Gregory Miller, Brad Williamson and such other Persons as Parent shall designate in a written notice to Administrative Agent.
“Balance Sheet Date” means September 30, 2015.
“Bank Product Obligations” means, collectively, all obligations and other liabilities of any Loan Party or any Subsidiary thereof to any Bank Product Provider arising out of any Bank Products.
“Bank Product Provider” means KeyBank, any Affiliate thereof and any other Person that, at the time it provides any Bank Products to any Loan Party or any Subsidiary thereof, is a Lender or an Affiliate of a Lender.
“Bank Products” means any of the following services provided to any Loan Party or any Subsidiary thereof by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer services, depository services (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts; and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, payroll, stored value and gift cards, merchant services processing, and debit card services.
“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.).
“Base Rate” means the greatest of (a) the fluctuating annual rate of interest announced from time to time by Administrative Agent at Administrative Agent’s Head Office as its “prime rate”, (b) one half of one percent (0.5%) above the Federal Funds Effective Rate and (c) LIBOR for an Interest Period of one (1) month plus one percent (1.00%). The rate described in clause (a) of the preceding sentence is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of 12:01 a.m. on the Business Day on which such change in the Base Rate becomes effective, without notice or demand of any kind.
“Base Rate Loans” means, collectively, (a) the Swing Loans and (b) the Revolving Loans bearing interest calculated by reference to the Base Rate.
“Borrowers” means (a) prior to the consummation of the Merger, Initial Borrower and (b) from and after the consummation of the Merger, Parent and Subsidiary Borrowers.
“Borrowing Base Availability” means the amount which is the sum of (a) the lesser of (i) the Owned Real Estate Borrowing Base Value of the medical office building located at 9702 Stonestreet Road, Louisville, Kentucky and (ii) the maximum principal amount which would not cause the Owned Real Estate Borrowing Base Debt Service Coverage Ratio with respect to such Collateral Property to be less than 1.85 to 1.0 plus (b) the lesser of (i) the Owned Real Estate Borrowing Base Value of the other Collateral

Properties (other than Villa Units that are included in the calculation of clause (c) below) and (ii) the maximum principal amount which would not cause the Owned Real Estate Borrowing Base Debt Service Coverage Ratio with respect to such other Collateral Properties to be less than 1.85 to 1.0 plus (c) the least of (i) $10,000,000.00, (ii) with respect to each Villa Unit complex included as Eligible Villa Units for no more than eighteen (18) months, the Villa Unit Borrowing Base Value and (iii) with respect to each Villa Unit complex included as Eligible Villa Units for no more than eighteen (18) months, the maximum principal amount which would not cause the Villa Unit Borrowing Base Debt Service Coverage Ratio with respect to the Villa Units to be less than 1.85 to 1.0; provided, however, that the availability under this clause (c) shall (i) only be used to pay Construction Costs for Villa Units on a Collateral Property and (ii) shall only be created and available for Villa Units on a particular Collateral Property after Borrowers have evidenced to Administrative Agent the contribution of cash equity towards such Construction Costs of such Villa Units of not less than thirty percent (30%) of the total Construction Costs for such Villa Units and the use of such contribution, in its entirety, for Construction Costs, and minus (d) an amount equal to Administrative Agent’s good faith estimate of the aggregate value of the consents, subordinations and estoppels Borrowers have not delivered as contemplated in clause (d) of the definition of Eligible Owned Real Estate.
Notwithstanding the foregoing, if the Appraised Value for a Collateral Property increases after such property first becomes a Collateral Property, such increased value shall not be included in the calculation of Borrowing Base Availability until Borrowers increase the coverage under the Title Policy for such Collateral Property (and any tie-in endorsements included in the Title Policies for the other Collateral Properties) to an amount not less than such increased Appraised Value (unless the allocable title insurance amount under such Title Policy allocable to such Collateral Property is already in such amount or a greater amount).
“Borrowing Base Certificate” has the meaning set forth in Section 7.4(a)(iii)(A).
“Breakage Costs” means the cost incurred (or reasonably expected to be incurred) by any Lender of re-employing funds bearing interest at LIBOR in connection with (a) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (b) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (c) the failure of Borrowers to draw down, on the first day of the applicable Interest Period, any amount as to which Borrowers have elected a LIBOR Rate Loan.
“Building” means, with respect to each Collateral Property or other parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon, including Villa Units.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions located in the same city and State as Administrative Agent’s Head Office or in New York are required or authorized to close, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.
“Capital Reserve” means, for any period, an amount equal to (a) $500 per bed (as defined in accordance with the operations conducted on the relevant Senior Care Property) multiplied by (b) the number of days in such period divided by three hundred sixty-five (365).
“Capitalized Lease” means a lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

“Cash Equivalents” means, as of any date, (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one (1) year from such date, (b) time deposits and certificates of deposits having maturities of not more than one (1) year from such date and issued by any domestic commercial bank having (i) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s or (ii) capital and surplus in excess of $100,000,000.00, (c) commercial paper rated at least A‑1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (d) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s.
“CERCLA” means the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and regulations promulgated thereunder.
“CHAMPUS” means, collectively, the Civilian Health and Medical Program of the Uniformed Services, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program, including (a) all federal statutes (whether set forth in 10 U.S.C. §§ 1071-1106 or elsewhere) affecting such program, and (b) all rules, regulations (including 32 C.F.R. § 199), manuals, orders and administrative, reimbursement and other guidelines of all governmental authorities promulgated in connection with such program (whether or not having the force of law).
“Change of Control” means a Change of Control shall exist upon the occurrence of any of the following:
(a)    the Operating Partnerships, individually or collectively, or a Permitted Transferee, whether as a result of transfer, merger, consolidation or otherwise, fail (i) to directly or, through Trilogy REIT JV, indirectly own at least fifty-one percent (51%) of the Equity Interests of Private REIT, or (ii) to control all decisions with respect to Private REIT and its subsidiaries,
(b)    in the event that GAHR at any time owns more than fifty percent (50%) of the Equity Interests of Private REIT, a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) (other than, with respect to GAHR, GAHR Operating Partnership or a Permitted Transferee of either entity, a Permitted Transferee) acquires fifty percent (50%) or more of the Equity Interests in GAHR, any such Permitted Transferee or GAHR Operating Partnership;
(c)    in the event that NHI at any time owns more than fifty percent (50%) of the Equity Interests of Private REIT, a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) (other than, with respect to NHI, NHI Operating Partnership or a Permitted Transferee of either entity, a Permitted Transferee) acquires fifty percent (50%) or more of the Equity Interests in NHI, any such Permitted Transferee or NHI Operating Partnership;
(d)    as of any date a majority of the Board of Directors or similar governing body of GAHR, a Permitted Transferee or, if NHI owns more than fifty percent (50%) of Private REIT, NHI consists of individuals who were not either (i) directors or trustees of such Person as of the corresponding date of the previous year, or (ii) selected, nominated or approved to become directors or trustees by such Board of Directors or similar governing body of which a majority consisted of individuals described in clause (i) above, or (iii) selected, nominated or approved to become directors or trustees by such Board of Directors or similar governing body, of which a majority consisted of individuals described in clause (i) above and individuals described in clause (ii) above;

(e)    a merger of any of the Parent REITs or Operating Partnerships (other than (i) with a Permitted Transferee (provided that the Permitted Transferee Requirements are met, with such merger being considered a transfer thereunder), (ii) with respect to a Parent REIT, with another Parent REIT, (iii) with respect to an Operating Partnership, with another Operating Partnership, (iv) with a Wholly-Owned Domestic Subsidiary of a Person described in the foregoing clauses (i), (ii) or (iii), (v) a merger of (A) an Operating Partnership or Wholly-Owned Domestic Subsidiary of such Operating Partnership with another Person whose net worth is less than the net worth of such Operating Partnership and such Operating Partnership or such Wholly-Owned Domestic Subsidiary, as applicable, is the surviving Person, or (B) an Operating Partnership or Wholly-Owned Domestic Subsidiary of such Operating Partnership with another Person whose net worth is less than the net worth of the applicable Operating Partnership, and the simultaneous merger of the general partner of such other Person with the Parent REIT of such Operating Partnership, provided that such Operating Partnership or such Wholly-Owned Domestic Subsidiary, as applicable, and Parent REIT, respectively, are the surviving Persons, or (vi) a merger of a Parent REIT with another Person whose net worth is less than the net worth of such Parent REIT and such Parent REIT is the surviving Person;
(f)    Private REIT fails to (i) own, directly or indirectly, free of any lien, encumbrance or other adverse claim, at least ninety percent (90%) of the economic, voting and beneficial interest of Trilogy Investors, or (ii) control Trilogy Investors;
(g)    Current or former senior managers of the EIK Manager (and their heirs) fail to own and control, directly or indirectly, free of any lien, encumbrance or other adverse claim (unless such claim is held by Private REIT), any economic, voting and beneficial interest of Trilogy Investors not owned by Private REIT (provided that a portion of such interests may be non-voting profits interests in Trilogy Investors held by EIK Manager (or its successors and assigns) or EIK Manager’s current or former employees, officers or directors (or their heirs or spouses);
(h)    Trilogy Investors fails to (i) own, directly or indirectly, free of any lien, encumbrance or other adverse claim, one hundred percent (100%) of the economic, voting and beneficial interest of Holdings or OpCo, or (ii) control Holdings or OpCo ;
(i)    Holdings fails to (i) own, directly or indirectly, free of any lien, encumbrance or other adverse claim, one hundred percent (100%) of the economic, voting and beneficial interest of THS (subject to clause (j) below) or Parent, or (ii) control THS (subject to clause (j) below) or Parent;
(j) THS fails to (i) own, directly, free or any lien, encumbrance or other adverse claim, one hundred percent (100%) of the economic, voting, and beneficial interest of Parent, or (ii) control Parent, unless Administrative Agent otherwise consents in its reasonable discretion;
(k)    OpCo fails to (i) own, directly or indirectly, free of any lien, encumbrance or other adverse claim, one hundred percent (100%) of the economic, voting and beneficial interest of any OpCo Affiliate that is a party to a Lease, or (ii) control any OpCo Affiliate that is a party to a Lease; or
(l)    Parent fails to (i) own, directly or indirectly, free of any lien, encumbrance or other adverse claim (other than the Lien of Administrative Agent granted pursuant to the Loan Documents), at least one hundred percent (100%) of the economic, voting and beneficial interest of any of its Subsidiaries or (ii) control any of its Subsidiaries.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 10.1 shall be satisfied or waived in a manner in accordance with this Agreement.
“CMS” means the U.S. Centers for Medicare and Medicaid Services.
"Co-Lead Arrangers" means KeyBanc Capital Markets, Inc. and Regions Banks, actin as co-lead arrangers and co-book runners, and any successor thereof.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means all of the property, rights and interests of Borrowers, Guarantors and their respective Subsidiaries which are subject to the security interests, security title, liens and mortgages created by the Security Documents.
“Collateral Account” means a special deposit account established by Administrative Agent pursuant to Section 12.5 and under its sole dominion and control.
“Collateral Pool Value” means, as of any date of determination for the Collateral Properties or the Villa Units, as the case may be, the aggregate Appraised Value of such Collateral Properties or Villa Units, respectively, as most recently determined under this Agreement, excluding the Appraised Value of any excess undeveloped land of any Collateral Property.
“Collateral Property” means the Real Estate owned by a Borrower that has been pledged to Administrative Agent pursuant to a Mortgage.
“Collections Account” means a deposit account maintained by Parent with KeyBank.
“Commitment” means, with respect to each Lender, the amount set forth on Schedule 1.1 as the amount of such Lender’s Commitment to make or maintain Revolving Loans to Borrowers or to participate in Swing Loans, as the same may be changed from time to time in accordance with the terms of this Agreement.
“Commitment Increase” has the meaning set forth in Section 2.8(a).
“Commitment Increase Request Notice” has the meaning set forth in Section 2.8(a).
“Commitment Percentage” means, with respect to each Lender, the percentage set forth on Schedule 1.1 as such Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment Percentage of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.).
“Compliance Certificate” has the meaning set forth in Section 7.4(a)(iii)(A).
“CON” means a certificate of need or similar certificate, license or approval issued by the applicable state department of health or other applicable state regulatory agency for a Senior Care Property.

“CON Date” has the meaning set forth in Section 7.28(a).
“Consolidated” means, with reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
“Consolidated Fixed Charges” means, with respect to any period, the sum of (a) Debt Service for such period, plus all (b) Preferred Distributions, if any, made during such period, plus (c) cash income tax payments, and cash Distributions, in respect of income taxes, plus (d) rental payments made under any Ground Lease, in each case, if any, made during such period. Such Person’s Equity Percentage in the fixed charges referred to above of its Unconsolidated Affiliates shall be included in the determination of Consolidated Fixed Charges.
“Consolidated Interest Expense” means, with respect to any period, without duplication, total Interest Expense of Parent and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP for such period.
“Consolidated Tangible Net Worth” means, as of any date of determination, equityholders’ equity in Parent, determined in accordance with GAAP (and as of the Initial Funding Date, on a pro forma basis after giving effect to the Acquisition), plus the aggregate cumulative amount of all periodic depreciation of assets.
“Consolidated Total Asset Value” means the total undepreciated book value, determined in accordance with GAAP, of Parent and its Subsidiaries on a Consolidated basis.
“Construction Budget” means each budget for the construction of Villa Units on a Collateral Property through the completion date therefor delivered by Parent pursuant to Section 5.4, in form and substance reasonably satisfactory to Administrative Agent.
“Construction Costs” means the costs, fees and expenses for the construction of Villa Units on a Collateral Property set forth on the Construction Budget for such Villa Units. Construction Costs shall not include costs associated with the acquisition of land unless the applicable Villa Units are to be constructed on newly-acquired land.
“Contribution Agreement” means that certain Contribution Agreement dated as of the Initial Funding Date among the Loan Parties in substantially the form of Exhibit B.
“Conversion/Continuation Request” means a notice given by Parent to Administrative Agent of Borrowers’ election to convert or continue a Loan in accordance with Section 4.1.
“Debt Service” means (a) Consolidated Interest Expense (net of deferred financing fees), plus (b) all regularly-scheduled principal payments paid with respect to Indebtedness (including payments made with respect to Capitalized Leases) of Parent and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays or defeases such Indebtedness in full and any related defeasance premiums, plus (c) each such Person’s Equity Percentage of such scheduled principal payments of its Unconsolidated Affiliates for such period.
“Default” has the meaning set forth in Section 12.1.
“Default Rate” has the meaning set forth in Section 4.11.

“Defaulting Lender” means any Lender that, as reasonably determined by Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Swing Loans, within two (2) Business Days of the date required to be funded by it hereunder and such failure is continuing, unless such failure arises out of a good faith dispute between such Lender and either any Borrower or Administrative Agent, (b) (i) has notified Parent, Administrative Agent or any Lender that it does not intend to comply with its funding obligations hereunder or (ii) has made a public statement to that effect with respect to its funding obligations under other agreements generally in which it commits to extend credit, unless with respect to this clause (b), such failure is subject to a good faith dispute, (c) has failed, within two (2) Business Days after request by Administrative Agent, to confirm in a manner reasonably satisfactory to Administrative Agent that it will comply with its funding obligations; provided that, notwithstanding the provisions of Section 2.10, such Lender shall cease to be a Defaulting Lender upon Administrative Agent’s receipt of confirmation that such Defaulting Lender will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or assets, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority (including any agency, instrumentality, regulatory body, central bank or other authority) so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person). Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.10(g)) upon delivery of written notice of such determination to Parent and each Lender.
“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement of similar type, including any such obligations or liabilities under any such master agreement.
“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives

Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include Administrative Agent or any Lender).
“Development Property” means any Real Estate owned or acquired by Parent or its Subsidiaries and on which such Person is pursuing construction of one or more buildings for use as a Senior Care Property and for which construction is proceeding to completion without undue delay from permit denial, construction delays or otherwise (unless any such delay (a) was not in Borrowers’ reasonable control, (b) could not reasonably have been anticipated or (c) was not as a result of a lack of funds), all pursuant to the ordinary course of business of Parent or its Subsidiaries; provided that any Real Estate will no longer be considered to be a Development Property on the date on which all improvements related to the development of such Development Property have been substantially completed (excluding tenant improvements) and a certificate of occupancy permitting the use and occupancy of such Real Estate has been issued.
“Directions” has the meaning set forth in Section 14.14.
“Distribution” means any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of Parent or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests to the holders of that class, (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of Parent or any of its Subsidiaries now or hereafter outstanding and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Parent or any of its Subsidiaries now or hereafter outstanding. Distributions from any Subsidiary of Parent to, directly or indirectly, any Borrower shall be excluded from this definition.
“Dollars” or “$” means Dollars in lawful currency of the United States of America.
“Domestic Lending Office” means, initially, the office of each Lender designated as such on Schedule 1.1(a); thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.
“Domestic Subsidiary” of any Person, means any Subsidiary of such Person that is organized or incorporated in the United States or any State or territory thereof.
“Drawdown Date” means the date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Maturity Date is converted or continued in accordance with Section 4.1.
“EBITDA” means, with respect to any Person and its Subsidiaries with respect to any period (without duplication), Net Income on a Consolidated basis, in accordance with GAAP plus, only to the extent deducted in determination of such Net Income: (a) depreciation and amortization expense; (b) Consolidated Interest Expense; (c) income tax expense; and (d) extraordinary or non-recurring losses and costs (including losses on the sale of assets and costs related to the Acquisition and the related incurrence of Indebtedness under this Agreement); and minus: only to the extent included in determination of such Net Income, extraordinary or non-recurring gains (including gains on the sale of assets or payment of Indebtedness); provided, however, that straight line leveling adjustments required under GAAP and amortization of intangibles pursuant to FAS 141R shall be excluded from the calculation of EBITDA.

“EIK” means Trilogy Management Services, LLC, a Delaware limited liability company.
“EIK Manager” means EIK and any other eligible independent contractor approved by the Required Lenders (such approval not to be unreasonably withheld, delayed or conditioned) that shall manage the assets included in the calculation of Borrowing Base Availability. On the Initial Funding Date, EIK Manager shall be EIK.
“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.
“Eligible Owned Real Estate” means Real Estate (other than Villa Units that are included in the calculation of clause (c) of the definition of Borrowing Base Availability) one hundred percent (100%) directly owned by a Borrower:
(a)    that is located within the mainland United States;
(b)    that is (i) improved by an operating income-producing Senior Care Property leased by such Borrower to an OpCo Affiliate, (ii) operated and managed by EIK Manager and (iii) not a “special focus facility” as determined by CMS;
(c)    as to which all of the representations set forth in this Agreement and the other Loan Documents concerning the subject Real Estate are true and correct in all material respects;
(d)    as to which Administrative Agent has received and approved in its reasonable discretion all Eligible Owned Real Estate Qualification Documents, or will receive and approve them prior to inclusion of such Real Estate as a Collateral Property; provided, however, that the only consequence for failure to deliver a consent, subordination or estoppel from any party that is not EIK Manager, its Subsidiaries or an Affiliate of Parent (for the avoidance of doubt, Affiliates of Parent shall include OpCo and its Subsidiaries) with respect to any agreement, other than a lease, sublease constituting an IGT Document, other material sublease, Management Agreement, Lien or security agreement, shall be the reduction of Borrowing Base Availability pursuant to clause (c) of the definition thereof; and
(e)    with respect to any Real Estate acquired by a Borrower after the Initial Funding Date that is not listed on Schedule 1.1(c), as to which, notwithstanding anything to the contrary contained herein, Administrative Agent and Required Lenders have approved for inclusion in the Borrowing Base Availability.
“Eligible Owned Real Estate Qualification Documents” means the items set forth on Schedule 10.10.
“Eligible Villa Unit” means a Villa Unit one hundred percent (100%) directly owned by a Borrower:
(a)    located on Eligible Owned Real Estate that is a Collateral Property;
(b)    that will be, upon completion of construction thereof, (i) leased by such Borrower to an OpCo Affiliate, (ii) operated and managed by EIK Manager and (iii) not a “special focus facility” as determined by CMS;

(c)    as to which all of the representations set forth in this Agreement and the other Loan Documents concerning the subject Villa Unit are true and correct in all material respects;
(d)    as to which Administrative Agent has received and approved all Eligible Villa Unit Qualification Documents, or will receive and approve them prior to inclusion of such Villa Units in the calculation of Borrowing Base Availability; provided, however, that the only consequence for failure to deliver a consent, subordination or estoppel from any party that is not EIK Manager, its Subsidiaries or an Affiliate of Parent (for the avoidance of doubt, Affiliates of Parent shall include OpCo and its Subsidiaries) with respect to any agreement, other than a lease, sublease constituting an IGT Document, other material sublease, Management Agreement, Lien or security agreement, shall be the reduction of Borrowing Base Availability pursuant to clause (c) of the definition thereof; and
(e)    with respect to any Villa Units acquired by a Borrower after the Initial Funding Date that are not listed on Schedule 1.1(d), as to which, notwithstanding anything to the contrary contained herein, Administrative Agent and Required Lenders have approved for inclusion in the Borrowing Base Availability.
“Eligible Villa Unit Qualification Documents” means the items set forth on Schedule 10.11.
“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by Parent or any ERISA Affiliate, other than a Multiemployer Plan.
“Environmental Engineer” means any firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to Administrative Agent in its reasonable discretion.
“Environmental Laws” means as defined in the Indemnity Agreement.
“Environmental Reports” has the meaning set forth in Section 6.19.
“EPA” has the meaning set forth in Section 6.19(b).
“Equity Interests” means, with respect to any Person, (a) any share of capital stock of (or other ownership or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of (i) any share of capital stock of (or other ownership or profit interests in) such Person, or (ii) any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests) and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination, and (c) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether, in each case of clauses (a), (b) and (c), voting or nonvoting.
“Equity Offering” means the issuance and sale after the Closing Date by Parent or its Subsidiaries of any equity securities of such Person (other than equity securities issued to Parent or any one or more of its Subsidiaries in their respective Subsidiaries).
“Equity Percentage” means the aggregate ownership percentage of any Person or its Subsidiaries in each Unconsolidated Affiliate, which shall be calculated as the greater of (a) such Person’s direct or indirect nominal capital ownership interest in the Unconsolidated Affiliate as set forth in the Unconsolidated Affiliate’s organizational documents, and (b) such Person’s direct or indirect economic ownership interest in the Unconsolidated Affiliate reflecting such Person’s current allocable share of income and expenses of the Unconsolidated Affiliate.
“ERISA” means the Employee Retirement Income Security Act of 1974 and all regulations and formal guidelines issued thereunder.
“ERISA Affiliate” means any Person which is treated as a single employer with Parent and its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA and any predecessor entity of any of them.
“ERISA Reportable Event” means a reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived or any other event with respect to which a Loan Party or an ERISA Affiliate could have liability under Section 4062(e) or Section 4063 of ERISA.
“Event of Default” has the meaning set forth in Section 12.1.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Excluded Hedge Obligation” means, with respect to any Borrower or any Guarantor, any Hedge Obligation, if, and to the extent that, all or a portion of the guarantee of such Borrower or such Guarantor of, or the grant by such Borrower or such Guarantor of a security interest to secure, such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Borrower or such Guarantor’s failure for any reason to constitute an Eligible Contract Participant at the time the guarantee of such Borrower or such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one (1) swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or its Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or its Commitment (other than pursuant to an assignment request by Borrowers under Section 4.14 as a result of costs sought to be reimbursed pursuant to Section 4.3) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Extension Request” has the meaning set forth in Section 2.9(a).

“Facility Occupancy Report” means a monthly report prepared by EIK Manager or Parent showing each Senior Care Property’s average daily census, number of days billed and average rate billed for residents under each payor type (Medicare, Medicaid, private pay, etc.), in substantially the form presented to Administrative Agent on or immediately prior to the Initial Funding Date or in such other form as may be reasonably acceptable to Administrative Agent.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements to implement such Sections of the Code entered into between any relevant Governmental Authorities on behalf of the United States and such jurisdiction.
“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate”, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three (3) Federal funds brokers of recognized standing selected by Administrative Agent.
“Fee Letter” means (a) prior to the Initial Funding Date, that certain fee letter dated September 11, 2015, among KeyBank, KeyBanc Capital Markets, Inc., GAHR and NHI, and (b) on and after the Initial Funding Date, that certain fee letter dated the Initial Funding Date among KeyBank, KeyBanc Capital Markets, Inc. and Borrowers, which letter shall be in form and substance substantively identical to the letter described in clause (a) of this definition.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Swing Loan Lender, such Defaulting Lender’s Commitment Percentage of the outstanding Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by Borrowers or for which cash collateral or other credit support acceptable to the Swing Loan Lender shall have been provided in accordance with the terms hereof.
“Funds from Operations” means, with respect to any Person for any period, on a Consolidated basis, an amount equal to (a) the Net Income of such Person computed in accordance with GAAP, calculated without regard to gains (or losses) from debt restructuring and sales of property during such period, plus (b) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, all after adjustment for unconsolidated partnerships and joint ventures, plus (c) expenses (not otherwise capitalized) associated with upfront costs of acquisitions (excluding any costs associated with the Acquisition). Adjustments for Unconsolidated Affiliates will be calculated to reflect funds from operations on the same basis. Without limiting the foregoing, Funds from Operations shall be calculated in accordance with NAREIT policies.
“GAAP” means principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (b) consistently applied.

“GAHR” means Griffin-American Healthcare REIT III Inc., a Maryland corporation.
“GAHR Operating Partnership” means Griffin-American Healthcare REIT III Holdings, LP, a Delaware limited partnership.
“Governmental Authority” means any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi‑governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility, including any agency, branch or other governmental body charged with the responsibility or vested with the authority to administer or enforce any Healthcare Laws.
“Ground Lease” means a ground lease of a Collateral Property pursuant to which a Borrower has a leasehold interest in a Collateral Property, each such Ground Lease, other than that certain Ground Lease dated December 27, 1999, by and between Schleters’, LLC, an Indiana limited liability company, as ground lessor, and Trilogy Real Estate of Seymour, LLC, a Delaware limited liability company, as tenant, demising the real property located at 1675 West Tipton Street, Seymore, Indiana 47274-8659, consisting of approximately 5.913 acres, to be in form and substance reasonably satisfactory to Agent.
“Ground Lessor” means the applicable owner of the fee interest in a Collateral Property that is subject to a Ground Lease.
“Guaranteed Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by Parent or any ERISA Affiliate, the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
“Guarantor” means any Person that may hereafter guarantee payment or performance of the whole or any part of the Obligations.
“Guaranty” means any guaranty of the Obligations executed by a Guarantor in favor of Administrative Agent for the benefit of the Secured Parties, in each case, in form and substance satisfactory to Administrative Agent.
“Hazardous Substances” has the meaning set forth in the Indemnity Agreement.
“Healthcare Companies” means the Persons listed on Schedule 1.1(e).
“Healthcare Investigations” means any written inquiries, investigations, probes, audits, reviews or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of any Loan Party, any Subsidiary thereof, EIK Manager or any other Operator (including written inquiries involving the Comprehensive Error Rate Testing and any written inquiries, investigations, probes, audits, reviews or proceedings initiated by any Fiscal Intermediary/Medicare Administrator Contractor, any Medicaid Integrity Contractor, any Recovery Audit Contractor, any Program Safeguard Contractor, any Zone Program Integrity Contractor, any Medicaid Fraud Control Unit, any Attorney General, any Department of Insurance, the Office of Inspector General, the Department of Justice, the CMS or any similar governmental agency or contractor for such agency).
“Healthcare Laws” means all applicable state and federal statutes, codes, ordinances, orders, rules and regulations relating to (a) patient healthcare or patient healthcare information, including HIPAA, the Health Information Technology for Economic Clinical Health Act provisions of the American Recovery and Investment Act of 2009 and the respective rules and regulations promulgated thereunder, and all other applicable state and federal laws regarding the privacy and security of protected health information and other confidential patient information, (b) the establishment, construction, ownership, operation, licensure, use or occupancy of any Real Estate or any part thereof as a healthcare facility, as the case may be, and all conditions of participation pursuant to Medicare or Medicaid certification, (c) Medicaid Regulations and Medicare Regulations and (d) all applicable state and federal statutes, codes, ordinances, orders, rules, and regulations relating to fraud and abuse, including Public Law No. 111-148 (2010) (Patient Protection and Affordable Care Act, as amended, commonly referred to as the “PPACA”), Section 1128B(b) of the Social Security Act, 42 U.S.C. Sections 1320a-7, 1320a-7(a) and 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and Section 1877 of the Social Security Act, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the “Stark Law,” Section 1128A of the Social Security Act, as amended, 42 U.S.C. Section 1320q-7(a) (Civil Monetary Penalties), commonly referred to as the “Civil Monetary Penalties Law,” and 31 U.S.C. Section 3729-33, commonly referred to as the “False Claims Act”.
“Hedge Obligations” means all obligations of any Loan Party or any Subsidiary thereof to any Lender Hedge Provider under any agreement with respect to a Derivatives Contract, any agreement with respect to an interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure relating to the Obligations, and any confirming letter executed pursuant to such hedging agreement and which shall include any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, all as amended, restated or otherwise modified. Under no circumstances shall any of the Hedge Obligations secured or guaranteed by any Loan Document as to a Borrower or a Guarantor include any obligation that constitutes an Excluded Hedge Obligation of such Borrower or such Guarantor.
“HHS” has the meaning set forth in the definition of Medicare Regulations.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and any and all rules or regulations promulgated from time to time thereunder.
"Holdings" means Trilogy Property Holdings, LLC, a Delaware limited liability company
“HUD Financing” means (a) a loan made by a financial institution with respect to Real Estate, which loan is insured by, or assigned to, the U.S. Department of Housing and Urban Development/Federal Housing Authority, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, or any successor of any of the foregoing, and (b) all other Non-Recourse Indebtedness.
“HUD Financing Conditions” means, with respect to a HUD Financing, (a) if no HUD Owner exists for such HUD Financing, the formation of a HUD Owner, and (b) the transfer by the current holder of such Real Estate to the applicable HUD Owner, to the extent such Real Estate is not held by such HUD Owner at such time.
“HUD Owner” means a Wholly-Owned Domestic Subsidiary of Parent, the sole purpose of which is to own the Real Estate that is the subject of the applicable HUD Financing and personal property assets used in connection therewith or with respect thereto.
“IGT Documents” means, collectively, those certain Health Care Facility Sublease Agreements, Management Agreements, Intangible Property License Agreements, Loan Agreements, Operations Transfer Agreements and Assignment and Assumption of Admission Agreements to which Borrowers or HUD Owners, as the case may be, and the IGT Hospitals are parties, and the agreements, instruments and other documents executed in connection therewith by such parties, each of which is in form and substance reasonably satisfactory to Administrative Agent.
“IGT Hospital” means a hospital described in the definition of IGT Revenue.
“IGT Revenue” means any “upper payment limit” (as defined by CMS or by Medicaid Regulations) payment received or accrued by a government-owned hospital as a participant in the State of Indiana’s intergovernmental transfer (or IGT) payment program for non-state governmental owned or operated properties with a Borrower or HUD Owner, pursuant to which such hospital subleases a Senior Care Property from an OpCo Affiliate (which leases such Senior Care Property from a Borrower or from a HUD Owner or its master lessee, as the case may be) and engages such OpCo Affiliate to manage such Senior Care Property, which OpCo Affiliate in turn engages EIK Manager to sub-manage.
“IGT Transaction” means a transaction described in the definition of IGT Revenue.
“Implied Debt Service” means, on any date of determination, an amount equal to the annual principal and interest payment sufficient to amortize in full during a thirty (30) year period, a loan in an amount equal to the sum of the aggregate principal balance of the Revolving Loans and Swing Loans obtained pursuant to clause (a), clause (b) or clause (c) of the definition of Borrowing Base Availability, as applicable, as of such date, calculated using an interest rate equal to the greater of (a) the then current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination as determined by Administrative Agent plus three percent (3.00%) and (b) six and one-half percent (6.50%) per annum.
“Increase Effective Date” has the meaning set forth in Section 2.8(a).
“Increase Joinder” has the meaning set forth in Section 2.8(c)(i).
“Increase Notice” has the meaning set forth in Section 2.8(a).
“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than one hundred twenty (120) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligations of such Person as a lessee or obligor under a Capitalized Lease and guaranties thereof; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all obligations of such Person in respect of Synthetic Leases; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied solely by the issuance of Equity Interests); (g) net obligations under any Derivatives Contract, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violations of “special purpose entity” covenants, voluntary or involuntary bankruptcies and other similar exceptions to recourse liability until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (j) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage) of any Unconsolidated Affiliate of such Person. “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001 and shall not include intercompany liabilities arising in the ordinary course of business, including for cash management purposes. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venture only to the extent of such Person’s pro rata share of the ownership of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s pro rata portion of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
“Indemnity Agreement” means that certain Indemnity Agreement Regarding Hazardous Materials dated as of the Initial Funding Date made by Borrowers in favor of Administrative Agent and the Lenders, pursuant to which each Borrower agrees to indemnify Administrative Agent and the Lenders with respect to Hazardous Substances and Environmental Laws, in substantially the form of Exhibit C.
“Initial Borrower” has the meaning set forth in the Preamble.
“Initial Funding Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 10.2 shall be satisfied or waived in a manner in accordance with this Agreement.
“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Insurer” means any non-individual Person, other than a Governmental Authority (including Medicare, Medicaid and TRICARE), located in the United States which, in the ordinary course of its business or activities, agrees to pay for healthcare goods and services received by individuals, including a commercial insurance company, a nonprofit insurance company (such as a Blue Cross/Blue Shield entity), an employer or union who self-insures for employee or member health insurance, an HMO and a PPO.
“Intercreditor Agreements” means any intercreditor agreement or subordination agreement to which Administrative Agent is a party in connection with the Real Estate or the Obligations.
“Interest Expense” means, with respect to any period, with respect to any Person and its Subsidiaries or any Real Estate, as applicable, without duplication, total interest expense accruing or paid on Indebtedness of such Person and its Subsidiaries or such Real Estate, as applicable, on a Consolidated basis, during such period (including interest expense attributable to Capitalized Leases and amounts attributable to interest incurred under Derivatives Contracts, but excluding, to the extent non-cash, amortization of defeasance financing costs and charges, and non-cash charges relating to Hedge Obligations), determined in accordance with GAAP, and including (without duplication) the Equity Percentage of Interest Expense for the Unconsolidated Affiliates of such Person and its Subsidiaries. Interest Expense shall not include capitalized interest funded under a construction loan by an interest reserve.
“Interest Payment Date” means, (a) as to each Base Rate Loan, the first day of each calendar month during the term of such Loan, the date of any prepayment of such Loan or portion thereof and on the Maturity Date, and (b) as to each LIBOR Rate Loan, the last day of each Interest Period therefor, the date of any prepayment of such Loan or portion thereof and on the Maturity Date; provided, however, in the case of clause (b) above, if any Interest Period for a LIBOR Rate Loan exceeds one (1) month, interest shall also be payable with respect to such LIBOR Rate Loans on the first day of each calendar month during the term of such Loan.
“Interest Period” means, with respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one (1), two (2), three (3) or six (6) months thereafter, and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one (1) of the periods set forth above, as selected by Parent on behalf of Borrowers in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(a)    if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day;
(b)    if Borrowers shall fail to give notice as provided in Section 4.1, Borrowers shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a Base Rate Loan on the last day of the then current Interest Period with respect thereto;
(c)    any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and
(d)    no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.
“Investment Grade Rating” means a credit rating assigned to a Permitted Transferee’s long-term senior unsecured, non-credit enhanced debt of BBB- or better from Standard & Poor’s Ratings Group or Baa3 or better from Moody’s Investors Service, Inc.
“Investments” means, with respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property; provided, however, that the term “Investment” shall not include (x) equipment, inventory and other tangible personal property acquired for use in the Borrowers’ business, or (y) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented as a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.
“IRS” means the United States Internal Revenue Service.
“Joinder” means a joinder and supplement with respect to this Agreement, the Notes, the Contribution Agreement and the Indemnity Agreement to be executed and delivered pursuant to Section 7.20 by a Subsidiary of any Borrower, such Joinder to be in the form of Exhibit D.
“Key Principals” means Randall J. Bufford, Greg Miller and Leigh Ann Barney and any other Person approved by Required Lenders as provided in Section 7.22.
“KeyBank” has the meaning set forth in the Preamble.
"KeyBanc" means KeyBanc Capital Markets, Inc., in its capacity as a Co-Lead Arranger, and any successor thereof.
“Land Assets” means land with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.
“Lease Default” has the meaning set forth in Section 6.34.
“Leases” means (a) leases, licenses, subleases, sublicenses and agreements (other than immaterial subleases and sublicenses for providers of resident services such as haircare and occupancy agreements with residents), whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate, including all leases between one or more Borrowers and one or more OpCo Affiliates, which leases shall be substantially the form of Exhibit E with such changes thereto (i) permitted hereunder, (ii) requested by Borrowers that are reasonably satisfactory to Administrative Agent or (iii) as Administrative Agent may require as a result of Applicable Law, and (b) the cross-default guaranty executed by the OpCo Affiliates that are lessees of the Collateral Properties in connection therewith, which additional guaranty shall be in substantially the form to which Administrative Agent agreed as of the Initial Funding Date.
“Lease Summaries” means summaries or abstracts of the material terms of the Leases. Such Lease Summaries shall be in form and substance reasonably satisfactory to Administrative Agent.
“Lender Hedge Provider” means, with respect to any Hedge Obligations, KeyBank, any Affiliate thereof and any other counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.
“Lenders” means KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to Section 18 (but not including any participant as described in Section 18).

“LIBOR” means, for any LIBOR Rate Loan for any Interest Period, the average rate as shown in Reuters Screen LIBOR 01 Page (or any successor service, or if such Person no longer reports such rate as determined by Administrative Agent, by another commercially available source providing such quotations approved by Administrative Agent) at which deposits in U.S. dollars are offered by first-class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If such service or such other Person approved by Administrative Agent described above no longer reports such rate or Administrative Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Administrative Agent in the London Interbank Market, Loans shall accrue interest at the Base Rate plus the Applicable Margin for such Loan. For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to one (1) minus the Reserve Percentage. Notwithstanding the foregoing, if the rate shown on Reuters Screen LIBOR01 Page (or any successor service designated pursuant to this definition) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“LIBOR Business Day” means any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.
“LIBOR Lending Office” means, initially, the office of each Lender designated as such on Schedule 1.1; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.
“LIBOR Rate Loans” means those Loans bearing interest calculated by reference to LIBOR.
“Lien” has the meaning set forth in Section 8.2.
“Loan” and “Loans” means an individual loan or the aggregate loans (including a Swing Loan and a Revolving Loan (or Loans)), as the case may be, in the maximum principal amount of the Total Commitment. All Loans shall be made in Dollars.
“Loan Documents” means this Agreement, the Notes, any Guaranty, the Security Documents, the Fee Letter, each Subordination of Management Agreement and all other documents, instruments or agreements now or hereafter executed by any Loan Party or delivered to Administrative Agent or any Lender by any Loan Party in connection with any of the foregoing or in respect of the transactions contemplated by this Agreement.
“Loan Parties” means, collectively, Borrowers and Guarantors.
“Loan Request” has the meaning set forth in Section 2.5.
“Lockbox Address” has the meaning set forth in Section 7.19(b).
“LOI Submission” has the meaning set forth in Section 7.28(a).
“Majority Lenders” means as of any date, the Lender or Lenders whose aggregate Commitment Percentage is greater than fifty percent (50%); provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment

Percentages of the Lenders shall be re-determined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders.
“Management Agreements” means agreements to which any Person, including EIK Manager, is a party, whether written or oral, providing for the management of Real Estate or any portion thereof with a Borrower or an OpCo Affiliate (including relating to the IGT Hospitals in connection with IGT Transactions).
“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (but prior to the date 180 days after the Maturity Date (after giving effect to all potential extensions thereof as provided in Section 2.9)) (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock at the option of the holder thereof, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests).
“Material Adverse Effect” means (a) a material adverse effect on (i) the business, properties, assets, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, (ii) the ability of any Loan Party to perform any of its material obligations under the Loan Documents, (iii) the validity or enforceability of any of the Loan Documents or the creation, perfection and priority of any Liens of Administrative Agent in the Collateral, or (iv) the rights or remedies of Administrative Agent or the Lenders thereunder; and (b) with respect to a Senior Care Property, a material adverse effect on the business, properties, assets, condition (financial or otherwise) or results of operations of such Senior Care Property.
“Maturity Date” means the earlier of (a) if the Initial Funding Date does not occur on or before the earlier of (i) the date on which the Acquisition closes and (ii) June 30, 2016, the earlier of (1) such closing date and (2) June 30, 2016, and (b) otherwise, December 1, 2019, as such date described in this clause (b) may be extended as provided in Section 2.9, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.
“MDHHS” has the meaning set forth in Section 6.38.
“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. § 1396 et seq.) and any statutes succeeding thereto.
“Medicaid Provider Agreement” means an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier, under which the health care provider or supplier agrees to provide services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.
“Medicaid Regulations” means, collectively, (a) all federal statutes set forth in Title XIX of the Social Security Act affecting Medicaid, (b) all applicable provisions of all federal rules, regulations, and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above, (c) all state statutes for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above, and (d) all applicable provisions of all rules, regulations, and orders of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (c) above.
“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § 1995 et seq.) and any statutes succeeding thereto.
“Medicare Provider Agreement” means an agreement entered into between CMS (or other such entity administering the Medicare program on behalf of the CMS) and a health care provider or supplier, under which such health care provider or supplier agrees to provide services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.
“Medicare Regulations” means, collectively, all federal statutes set forth in Title XVIII of the Social Security Act affecting Medicare, together with all applicable provisions of all rules, regulations, and orders having the force of law of all applicable Governmental Authorities (including Health and Human Services (“HHS”), CMS, the Office of the Inspector General for HHS, or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law.
“Merger” means the merger of Initial Borrower with and into Parent as described in Section 1.08 of the Acquisition Agreement.
“Michigan Lessee” means each OpCo Affiliate that is a lessee of a Collateral Property located in the State of Michigan.
“Moody’s” means Moody’s Investor Service, Inc.
“Mortgages” means the mortgages, deeds to secure debt or deeds of trust from a Borrower to Administrative Agent for the benefit of Administrative Agent and the other Secured Parties (or to trustees named therein acting on behalf of Administrative Agent for the benefit of Administrative Agent and the other Secured Parties) in substantially the form of Exhibit F with such changes thereto as Administrative Agent may reasonably require as a result of Applicable Law or practice, pursuant to which such Borrower has conveyed or granted a mortgage lien upon or a conveyance in fee simple (or of a leasehold, if applicable) of any Collateral Property, as security for the Obligations.
“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by Parent or any ERISA Affiliate.
“Net Income” means, with respect to any Person (or any asset of any Person) with respect to any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.
“Net Offering Proceeds” means the gross cash proceeds received by Parent or any of its Subsidiaries as a result of an Equity Offering less the customary and reasonable costs and expenses paid by Parent or such Subsidiary in connection therewith. Net Offering Proceeds shall not include cash proceeds received by a Loan Party as a result of an investment by a joint venture partner.
“NHI” means NorthStar Healthcare Income, Inc., a Maryland corporation.
“NHI Operating Partnership” means NorthStar Healthcare Income Operating Partnership, LP, a Delaware limited partnership.

“Non-Consenting Lender” has the meaning set forth in Section 18.8.
“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.
“Non-Recourse Exclusions” means, with respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non‑recourse limitations governing such Indebtedness, including exclusions for claims that (a) are based on fraud, intentional or material misrepresentation, misapplication of funds, gross negligence or willful misconduct, (b) result from intentional mismanagement of or waste at the Real Estate securing such Non-Recourse Indebtedness, (c) arise from the presence of Hazardous Substances on the Real Estate securing such Non-Recourse Indebtedness, (d) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document) or (e) result from such Person or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.
“Non-Recourse Indebtedness” means, with respect to a Person, (a) Indebtedness owed to a financial institution with respect to Real Estate (and assets used in connection with such Real Estate) and in respect of which recourse for payment (except for Non‑Recourse Exclusions until a claim is made with respect thereto, and then such Indebtedness shall not constitute Non‑Recourse Indebtedness only to the extent of the amount of such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness of such Person.
“Notes” means, collectively, the Revolving Loan Notes and the Swing Loan Note.
“Notice” has the meaning set forth in Section 19.
“Obligations” means (a) all indebtedness, obligations and liabilities of any Loan Party to any of the Secured Parties, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans or the Notes, or other instruments at any time evidencing any of the foregoing, whether existing on the Closing Date, the Initial Funding Date or arising or incurred thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, (b) Bank Product Obligations and (c) Hedge Obligations.
“OFAC” means Office of Foreign Asset Control of the Department of the Treasury of the United States of America.
“OpCo” means Trilogy OpCo, LLC, a Delaware limited liability company.
“OpCo Affiliate” means each wholly-owned Domestic Subsidiary of OpCo.
“Operating Partnership” means GAHR Operating Partnership or NHI Operating Partnership, as the case may be.
“Operator(s)” means EIK Manager, any other manager of a Collateral Property, any Loan Party (if applicable), each IGT Hospital with respect to the Senior Care Property leased by such IGT Hospital pursuant to an IGT Transaction, any OpCo Affiliate leasing Real Estate or any other tenant under a Lease, any property sublessee under a material sublease or the operator under any Management Agreement, Lease, IGT Document or other similar agreement regarding the management and operation of a Collateral Property between a Borrower or any Subsidiary thereof, on the one hand, and such other Person, on the other hand. Notwithstanding the foregoing, the inclusion of any Person in the definition of Operator shall not be deemed to be an approval of such Person being EIK Manager, a tenant under a Lease, a sublessee or the like, any approval thereof being determined as expressly provided in this Agreement.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.14 as a result of costs sought to be reimbursed pursuant to Section 4.3).
“Owned Real Estate Borrowing Base Debt Service Coverage Ratio” means the ratio of the Total Adjusted EBITDAR (Real Estate) (excluding IGT Revenue and Villa Units that are included in the calculation of clause (c) of the definition of Borrowing Base Availability) of the Eligible Owned Real Estate for the four (4) fiscal quarters most recently ended as of such date, to, in each case, the Implied Debt Service.
“Owned Real Estate Borrowing Base Value” means, for the Eligible Owned Real Estate owned by Borrowers included in the Collateral Properties, shall be the amount which is seventy percent (70%) of the sum of the Collateral Pool Value of such Eligible Owned Real Estate as most recently determined under this Agreement.
“Parent REIT” means GAHR, NHI or an entity that is a Permitted Transferee of a Parent REIT.
“Participant Register” has the meaning set forth in Section 18.4.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and corresponding provisions of future laws.
“Payment Direction Letter” has the meaning set forth in Section 7.19(b).
“PBGC” means the Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.
“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Permitted Distribution” means any Distribution by Parent, so long as (a) both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing or would be caused thereby, (b) the amount of such Distribution does not exceed, together with all other Permitted Distributions made during the period from the Initial Funding Date to the date of such Distribution, the sum of (i) ninety-five percent (95%) of cumulative Funds from Operations for the fiscal quarters ended after the Initial Funding Date plus (ii) one hundred percent (100%) of Borrowing Base Availability derived from clause (a) of the definition thereof, and (c) any such Distribution shall be made no later than the end of the fiscal quarter immediately succeeding the fiscal quarter for which the applicable Funds from Operations was calculated; provided, however, that no Borrowing Base Availability derived from clause (c) of the definition thereof may be used to support any Distribution unless Administrative Agent has received evidence, reasonably satisfactory to Administrative Agent, of substantial completion of the Eligible Villa Units used to calculate Borrowing Base Availability and a copy of the certificate of occupancy permitting the use and occupancy of such Eligible Villa Units, in each case, prior to such Distribution.
“Permitted Liens” means Liens, security interests and other encumbrances expressly permitted by Section 8.2.
“Permitted Transfer Requirements” means that each of the following conditions are satisfied to Administrative Agent’s satisfaction in all respects:
(a)    Borrowers shall have paid to Administrative Agent, for the benefit of the Lenders, a fee equal to one percent (1.0%) of the Total Commitment;
(b)    the applicable Permitted Transferee shall have not had any negative findings pursuant to any Patriot Act/OFAC Credit investigations and other customary credit, regulatory and know your customer investigations;
(c)    no Default or Event of Default shall have occurred and remain outstanding as a result of such transfer;
(d)    Parent shall give Administrative Agent notice of such transfer, together with copies of all instruments effecting such transfer and copies of any organizational documents of, or relating to the chain of ownership of, such Permitted Transferee that Administrative Agent shall reasonably require, not less than thirty (30) days prior to the proposed date of such transfer;
(e)    there shall be no material litigation or regulatory action pending or threatened against such Permitted Transferee or any other Person owned or controlled, directly or indirectly, by such Permitted Transferee which is not reasonably acceptable to Agent;
(f)    such Permitted Transferee, as of the date of the transfer, shall have an aggregate net worth not less than ninety percent (90.0%) of its net worth listed on Schedule 1.1(e) unless such Permitted Transferee has an Investment Grade Rating;
(g)    the long-term credit rating of such Permitted Transferee shall not have been downgraded from the credit rating issued to such entity as of the Closing Date; provided, that such downgrade shall be permitted so long as such Permitted Transferee has, as of the date of such transfer, an Investment Grade Rating;
(h)    such Permitted Transferee remains listed and traded on the stock exchange on which it was listed on the Closing Date or another national stock exchange in the United States of America;

(i)    if the EIK Manager will be terminated or removed as the result of the transfer, then the Required Lenders will have approved any replacement EIK Manager, which approval shall not be unreasonably withheld, delayed or conditioned;
(j)    Borrowers shall deliver, at Borrowers’ sole cost and expense, customary searches (credit, judgment, lien bankruptcy, etc.) reasonably acceptable to Administrative Agent with respect to such Permitted Transferee and its Affiliates as Administrative Agent may reasonably require;
(k)    Borrowers shall deliver to Administrative Agent a reasonably satisfactory non-consolidation opinion as to such pairings as Administrative Agent may reasonably request (including as to Parent, OpCo, Holdings, THS, Trilogy Investors, Private REIT, GAHR Operating Partnership, NHI Operating Partnership, GAHR and its parent entities and any Permitted Transferee and its parent or Affiliates), and, if reasonably required by Administrative Agent, non-dissolution opinions;
(l)    such Permitted Transferee must be to a Person with whom the Lenders may do business without violating any legal requirements; and
(m)    such Permitted Transferee shall have paid to Administrative Agent all reasonable and documented out-of-pocket costs and expenses incurred in connection with such transfer.
“Permitted Transferee” means one of the Healthcare Companies, provided that all of the Permitted Transfer Requirements are satisfied to Administrative Agent’s satisfaction in all respects at the time of the transfer of equity interests, and provided, further, in no event shall there be more than one (1) Permitted Transferee at any time during the term of this Agreement, including any extension period.
“Person” means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, limited partnership, institution, public benefit corporation, joint venture, entity or Governmental Authority (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).
“Plan Assets” means assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.
“Plans and Specifications” means detailed plans and specifications for a Villa Unit complex, as delivered or made available to Administrative Agent, as modified thereafter with Administrative Agent’s approval, which shall not be unreasonably withheld, conditioned, or delayed, or as otherwise expressly permitted by this Agreement.
“Pledge Agreement” means that certain Pledge Agreement dated as of the Initial Funding Date between Administrative Agent and Parent, in substantially the form of Exhibit G.
“Potential Collateral” means any property of a Borrower which is not at the time included in the Collateral and which consists of (a) Eligible Owned Real Estate, (b) Eligible Villa Units or (c) Real Estate which is capable of becoming Eligible Owned Real Estate or Eligible Villa Units, as applicable, through the inclusion of such property on Schedule 1.1(c) or 1.1(d) or the approval of the Required Lenders and Administrative Agent and the completion and delivery of Eligible Owned Real Estate Qualification Documents (subject to the proviso of clause (d) of the definition of Eligible Owned Real Estate) or Eligible Villa Unit Qualification Documents, as applicable.

“Preferred Distributions” means, with respect to any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by Parent or any of its Subsidiaries. Preferred Distributions shall not, however, include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) of identical class payable to holders of such class of Equity Interests, (b) paid or payable to any Borrower or any Subsidiary of a Borrower or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
“Preferred Securities” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.
“Primary Licenses” means (a) with respect to any Senior Care Property or Person operating all or a portion of such Senior Care Property, as the case may be, the CON, permit or license to operate as a Senior Care Property, as the case may be, and each Medicaid Provider Agreement, Medicare Provider Agreement, TRICARE provider agreement or any other Third Party Payor Program provider agreement or similar agreement, each as applicable, (b) with respect to any Person performing an Ancillary Service, the permit or license to provide such Ancillary Service and each Medicaid Provider Agreement, Medicare Provider Agreement, TRICARE provider agreement or any other Third Party Payor Program provider agreement or similar agreement, each as applicable, and (c) all other licenses and permits necessary for the proper and lawful operation of a Senior Care Property and the business of any Loan Party, any Subsidiary thereof or any Operator, including provider identification numbers.
“Private REIT” means Trilogy Real Estate Investment Trust, a Maryland statutory trust.
“Real Estate” means all real property at the time of determination then owned or leased (as lessee or sublessee) in whole or in part, or operated, by Parent, any of its Subsidiaries or an Unconsolidated Affiliate of any Loan Party and which is located in the United States of America or the District of Columbia.
“Receivables Financing” means a line of credit or similar loan for the purpose of financing the ongoing business operations of an OpCo Affiliate or a HUD Owner.
“Receivables Financing Collateral” means all of the right, title and interest of an OpCo Affiliate or a HUD Owner in and to the following, whether now owned or hereafter created, acquired or arising: (a) all accounts (as defined in the UCC) and all money, contract rights, chattel paper, documents, deposit accounts, securities accounts, investment property and instruments of such Person with respect thereto; (b) all products and proceeds (including insurance proceeds) of the foregoing; and (c) all records and data relating to the foregoing.
“Recipient” means Administrative Agent and any Lender.
“Record” means the grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by Administrative Agent with respect to any Loan referred to in such Note.
“Recourse Indebtedness” means, with respect to any Person, as of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to such Person, including Capitalized Leases, guaranties of Capitalized Leases and equipment financings. Recourse Indebtedness shall not include Non‑Recourse Indebtedness, but shall include any Non-Recourse Exclusions at such time a written claim is made with respect thereto, unless such claim is paid in full in cash or otherwise finally resolved with no further obligation on the part of such Person.
“Register” has the meaning set forth in Section 18.2.
“Related Fund” means, with respect to any Lender which is a fund that invests in loans, any Affiliate of such Lender or any other fund that invests in loans that is managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of property in the ordinary course of business, and in any event in compliance with all Environmental Laws) of Hazardous Substances.
“Required Lenders” means as of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than sixty-six and 7/10 percent (66.7%); provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be re-determined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders.
“Reserve Percentage” means, for any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other Governmental Authority with jurisdiction over Administrative Agent or any Lender for determining the maximum reserve requirement (including any marginal reserve requirement) for Administrative Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.
“Revolving Loan” or “Revolving Loans” means an individual Loan or the aggregate Loans, as the case may be, made by Lenders hereunder to Borrowers as more particularly described in Section 2.1.
“Revolving Loan Note” means a promissory note made by Borrowers in favor of a Lender in the principal face amount equal to such Lender’s Commitment, or if less, the outstanding amount of all Revolving Loans made by such Lender, in substantially the form of Exhibit H.
“Sanctions Laws and Regulations” means any applicable sanctions, prohibitions or requirements imposed by any applicable executive order or by any applicable sanctions program administered by OFAC, the United Nations Security Council, the European Union or Her Majesty’s Treasury.
“S&P” means Standard & Poor’s Financial Services, LLC, a division of McGraw-Hill Financial, Inc.
“SEC” means the federal Securities and Exchange Commission.
“Secured Parties” means Administrative Agent, the Lenders, the Bank Product Providers and the Lender Hedge Providers.
“Security Agreement” means that certain Pledge and Security Agreement dated as of the date hereof among Administrative Agent and Borrowers.

“Security Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Acknowledgments, any Mortgages, any Assignments of Leases and Rents, the Indemnity Agreement, any UCC-1 financing statements contemplated by any other Security Document, any Joinder, any other joinder agreements relating to any of the foregoing, any other security agreement or instrument and any further collateral assignments to Administrative Agent for the benefit of the Secured Parties.
“Senior Care Property” means single owned facilities consisting of independent living facilities and residences, assisted living facilities, skilled nursing facilities, memory care facilities and rehabilitation facilities, or any combination of the foregoing, and the medical office building located at 9702 Stonestreet Road, Louisville, Kentucky.
“Single Asset Entity” means a bankruptcy remote, single purpose entity that (a) is a Subsidiary of a Borrower, (b) is not a Borrower or Guarantor or an owner of a direct or indirect interest in a Borrower or a Guarantor and (c) owns Real Estate and related assets which are security for Indebtedness of such Person, and which Indebtedness does not constitute Indebtedness of any other Person except as provided in the definition of Non-Recourse Indebtedness (except for Non-Recourse Exclusions).
“State” means a state of the United States of America and the District of Columbia.
“Structure Chart” means that certain chart attached as Schedule 1.1(f).
“Subordination of Management Agreement” means an agreement pursuant to which a manager of a Collateral Property subordinates its rights under a Management Agreement to the Loan Documents and agrees to cooperate with Administrative Agent and the Lenders in connection with any transition of management of the Collateral Properties, in form and substance reasonably satisfactory to Administrative Agent.
“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.
“Subsidiary Borrower” has the meaning set forth in the Preamble.
“Survey” means an instrument survey of each parcel of Real Estate prepared by a registered land surveyor which shall show the location of all buildings, structures, easements and utility lines on such property, shall be sufficient to remove the standard survey exception from the relevant Title Policy, shall show that all buildings and structures are within the lot lines of such Real Estate and shall not show any encroachments by others (or to the extent any encroachments are shown, such encroachments shall be acceptable to Administrative Agent in its reasonable discretion), shall show rights of way, adjoining sites, establish building lines and street lines, the distance to and names of the nearest intersecting streets and such other details as Administrative Agent may reasonably require; and shall show whether or not such Real Estate is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law and shall otherwise be in form and substance reasonably satisfactory to Administrative Agent.

“Surveyor Certification” means, with respect to each parcel of Real Estate, a certificate executed by the surveyor who prepared the Survey with respect thereto, dated as of a recent date prior to inclusion of such Real Estate as Collateral and containing such information relating to such parcel as Administrative Agent or, as applicable, the Title Insurance Company may reasonably require, such certificate to be in form and substance reasonably satisfactory to Administrative Agent.
“Swing Loan” has the meaning set forth in Section 2.3(a).
“Swing Loan Commitment” means an amount equal to $10,000,000.00, as the same may be changed from time to time in accordance with the terms of this Agreement.
“Swing Loan Lender” means KeyBank, in its capacity as the Lender making Swing Loans, and any successor thereof.
“Swing Loan Note” has the meaning set forth in Section 2.3(b).
“Syndication Agent” means Regions Bank, or any successor thereof.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.
“Taking” means the taking or appropriation (including by deed in lieu of condemnation) of any Collateral Property, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Third Party Payor” means any governmental entity, insurance company, health maintenance organization, professional provider organization or similar entity that is obligated to make payments on any account receivable.
“Third Party Payor Programs” means any participation or provider agreements with any Third Party Payor, including Medicare, Medicaid, TRICARE, any non-individual Person, other than a Governmental Authority, located in the United States which, in the ordinary course of its business or activities, agrees to pay for healthcare goods and services received by individuals, including a commercial insurance company, a nonprofit insurance company (such as a Blue Cross/Blue Shield entity), an employer or union who self-insures for employee or member health insurance, an HMO, a PPO, and any other insurance company issuing health, personal injury, workmen’s compensation or other types of insurance, and any other private commercial insurance managed care and employee assistance program, to which any Loan Party, any Subsidiary thereof or any Operator may be subject.
“THS” means Trilogy Health Services, LLC, a Delaware limited liability company.

“THS Credit Agreement” means that certain Amended and Restated Senior Secured Credit Agreement dated as of October 11, 2013, among THS, each of its Subsidiaries party thereto, EIK, the lenders party thereto, KeyBank, as administrative agent, and the other Persons party thereto.
“Titled Agents” means, collectively, the Co-Lead Arrangers and the Syndication Agent.
“Title Insurance Company” means First American Title Company and any other title insurance company or companies approved by Administrative Agent and Parent, such approval not to be unreasonably withheld, conditioned or delayed.
“Title Policy” means, with respect to each parcel of Collateral Property, an ALTA standard form title insurance policy (or, if such form is not available, an equivalent, legally promulgated form of mortgagee title insurance policy reasonably acceptable to Administrative Agent) issued by a Title Insurance Company (with such reinsurance as Administrative Agent may reasonably require, any such reinsurance to be with direct access endorsements to the extent available under applicable law) in an amount as Administrative Agent may reasonably require based upon the fair market value of such Collateral Property insuring the priority of the Mortgage thereon and that the Loan Party executing such Mortgage holds marketable or indefeasible fee simple title or a valid and subsisting leasehold interest to such parcel, subject only to the encumbrances acceptable to Administrative Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Leases) or matters which would be shown by a Survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to Administrative Agent in its reasonable discretion, and shall contain (a) a revolving credit endorsement and (b) such other endorsements and affirmative insurance as Administrative Agent may reasonably require and is available in the State in which such Collateral Property is located, including (i) a comprehensive endorsement, (ii) a variable rate of interest endorsement, (iii) a usury endorsement, (iv) a doing business endorsement, (v) an ALTA form 3.1 zoning endorsement, (vi) a “tie-in” endorsement relating to all Title Policies issued by such Title Insurance Company in respect of other Collateral Properties, (vii) “first loss” and “last dollar” endorsements, and (viii) a utility location endorsement.
“Total Adjusted EBITDA” means, with respect to any period, an amount equal to (a) the EBITDA of Parent and its Subsidiaries plus (b) each such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates as provided below. With respect to Unconsolidated Affiliates, EBITDA attributable to such entities shall be excluded but EBITDA shall include a Person’s Equity Percentage of Net Income from such Unconsolidated Affiliates plus its Equity Percentage of, only to the extent deducted in determination of such Net Income: (a) depreciation and amortization expense; (b) interest expense; (c) income tax expense; and (d) extraordinary or non-recurring losses and costs (including losses on the sale of assets or payment of Indebtedness and costs related to the Acquisition and the related incurrence of Indebtedness under this Agreement); and minus (e) only to the extent included in determination of such Net Income, extraordinary or non-recurring gains (including gains on the sale of assets); provided, however, that straight line leveling adjustments required under GAAP and amortization of intangibles pursuant to FAS 141R shall be excluded from such calculation.
“Total Adjusted EBITDA (Real Estate)” means, with respect to the Collateral Properties (other than Villa Units that are included in the calculation of clause (c) of the definition of Borrowing Base Availability), with respect to any period (without duplication), (a) Net Income of the OpCo Affiliates leasing such Collateral Properties on a Consolidated basis, in accordance with GAAP plus (b) only to the extent deducted in determination of such Net Income: (i) depreciation and amortization expense; (ii) total Interest Expense of such OpCo Affiliates; (iii) income tax expense; and (iv) management fee expense minus: (b)(i)

the amount equal to Capital Reserves for such period; (ii) the aggregate amount of IGT Revenue received and (iii) an amount equal to five percent (5%) of the gross revenues generated by the Collateral Properties during such period and net of (c) intercompany profits and losses; provided, however, that straight line leveling adjustments required under GAAP and amortization of intangibles pursuant to FAS 141R shall be excluded from such calculation.
“Total Adjusted EBITDAR (Real Estate)” means Total Adjusted EBITDA (Real Estate) plus Total Rental Expense during the applicable period calculated on a Consolidated basis.
“Total Commitment” means the sum of the Commitments of the Lenders, as in effect from time to time. As of the date of this Agreement, the Total Commitment is $300,000,000.00. The Total Commitment may increase in accordance with Section 2.8 or decrease in accordance with Section 2.12.
“Total Rental Expense” means, for any period, all base rent and additional rent due and payable to Borrowers with respect to the Collateral Properties (other than Villa Units that are included in the calculation of clause (c) of the definition of Borrowing Base Availability) during such period.
“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as the Civilian Health and Medical Program of the Uniformed Services (CHAMPUS), and all laws, rules, regulations, and orders of all applicable governmental authorities promulgated in connection with such program and having the force of law.
“Trilogy Investors” means Trilogy Investors, LLC, a Delaware limited liability company.
“Trilogy REIT JV” means Trilogy REIT Holdings, LLC, a Delaware limited liability company.
“Type” means as to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York.
“Unconsolidated Affiliate” means in respect of any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person if such financial statements were prepared in accordance with the full consolidation method of GAAP as of such date.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Villa Unit” means independent senior living residences within a Borrower campus setting.
“Villa Unit Borrowing Base Debt Service Coverage Ratio” means the ratio of the aggregate adjusted “EBITDAR” for the Eligible Villa Units (based on a pro forma, as-stabilized basis as shown on the Appraisals for such Villa Units), divided by, in each case, the Implied Debt Service.

“Villa Unit Borrowing Base Value” means, for the Eligible Villa Units owned by Borrowers included in the Villa Units, the amount which is the lesser of (a) seventy percent (70%) of the sum of the Collateral Pool Value of the Villa Units and (b) seventy percent (70%) of the sum of the Construction Costs of the Villa Units, in each case, as most recently determined under this Agreement.
“Wholly-Owned Domestic Subsidiary” means as to any Borrower, any Domestic Subsidiary of any Borrower that is directly or indirectly owned one hundred percent (100%) by such Borrower.
“Withholding Agent” means Parent, any Guarantor and Administrative Agent, as applicable.
Section 1.2    Rules of Interpretation.
(a)    A reference to any formation document, governing document, agreement or other contractual instrument, including the Loan Documents, shall include such document, agreement or instrument as amended, restated, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.
(b)    The singular includes the plural and the plural includes the singular.
(c)    Unless otherwise expressly provided herein, references to any constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such constitution, law, statute, ordinance, rules, treaty, regulation, permit, license, approval, interpretation and order.
(d)    A reference to any Person includes its permitted successors and permitted assigns.
(e)    Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.
(f)    The words “include”, “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.
(g)    The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.
(h)    All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.
(i)    “Section”, “Annex”, “clause”, “Schedule” and “Exhibit” references are to this Agreement unless otherwise specified.
(j)    The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.
(k)    In the event of any change in GAAP after the date hereof or any other change in accounting procedures pursuant to Section 7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Parent or Administrative

Agent, Borrowers, Administrative Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Loan Parties as in effect prior to such accounting change, as determined by the Required Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by Borrowers, Administrative Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred and no Event of Default shall be deemed to have occurred solely as a result of such change.
(l)    Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Parent or any of its Subsidiaries at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(m)    To the extent that any of the representations and warranties contained in this Agreement or any other Loan Document is qualified by “Material Adverse Effect” or any other materiality qualifier, then the qualifier “in all material respects” contained in Sections 2.8(d)(iv), 2.10(c)(iii), 10.1(h), 10.2(j) and 11.1 shall not apply with respect to any such representations and warranties.
(n)    All actions, events or circumstances occurring immediately after the Acquisition pursuant to Section 1.08 of the Acquisition Agreement shall be deemed to have occurred or existed, as applicable, simultaneously with the execution of this Agreement for all purposes hereunder.
(o)    Any Person referred to herein in respect of, or in connection with, any document, agreement or instrument shall include such Person’s successors and assigns in such capacity thereunder, to the extent such succession or assignment is permitted hereunder.
SECTION 2.    THE CREDIT FACILITY.
Section 2.1    Revolving Loans.
(a)    Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to Borrowers, and Borrowers may borrow (and repay and reborrow) from time to time between the Initial Funding Date and the Maturity Date upon notice by Borrowers to Administrative Agent given in accordance with Section 2.5, such sums as are requested by Borrowers for the purposes set forth in Section 2.7 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) the sum of such Lender’s Commitment and (ii) such Lender’s Commitment Percentage of the Borrowing Base Availability (after giving pro forma effect to the addition of any assets increasing the Borrowing Base Availability as set forth in the applicable updated Borrowing Base Certificate); provided, that in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the Aggregate Revolving Credit Obligations shall not at any time (i) exceed the lesser of (A) the Borrowing Base Availability (after giving pro forma effect to the addition of any assets increasing the Borrowing Base Availability as set forth in the applicable updated Borrowing Base Certificate) and (B) the Total Commitment or (ii) cause a violation of the covenant set forth in Section 9.1. The Revolving Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage. Each request for a Revolving Loan hereunder shall constitute a representation and warranty by Borrowers that all of the conditions required of Borrowers set forth in Sections 10 and 11 have been satisfied on the date of such request. Administrative Agent may assume that the conditions in Sections 10 and 11 have been satisfied unless it receives prior written notice from a Lender that such conditions have not been satisfied. No Lender shall have any obligation to make Revolving Loans to Borrowers in an aggregate principal outstanding amount of more than its Commitment Percentage of the Total Commitment.
(b)    The Revolving Loans shall be evidenced by separate Revolving Loan Notes and completed with appropriate insertions. One Revolving Loan Note shall be payable to the order of each Lender in the principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of all Revolving Loans made by such Lender, plus interest accrued thereon, as set forth below. Each Borrower irrevocably authorizes Administrative Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Administrative Agent’s Record reflecting the making of such Revolving Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Loans set forth on Administrative Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Lender, but the failure to record, or any error in so recording, any such amount on Administrative Agent’s Record shall not limit or otherwise affect the obligations of Borrowers hereunder or under any Revolving Loan Note to make payments of principal of or interest on any Revolving Loan Note when due.
Section 2.2    Facility Unused Fees; Ticking Fee.
(a)    Each Borrower agrees to pay to Administrative Agent, until the earlier of (i) the Maturity Date and (ii) the Initial Funding Date, for the account and ratable benefit of the Lenders (other than a Defaulting Lender for such period of time as such Lender is a Defaulting Lender) in accordance with their respective Commitment Percentages a ticking fee calculated at the rate per annum of six and one-half tenths of one percent (0.65%) on the amount of the Total Commitment, commencing on the date hereof. The ticking fee shall be payable monthly in arrears on the first day of each calendar month for the immediately preceding calendar month or portion thereof, with a final payment on the earlier of (i) the Maturity Date and (ii) the Initial Funding Date.
(b)    Each Borrower agrees to pay to Administrative Agent, for the account and ratable benefit of the Lenders (other than a Defaulting Lender for such period of time as such Lender is a Defaulting Lender) in accordance with their respective Commitment Percentages a facility unused fee calculated at the rate per annum as set forth below on the average daily amount by which the Total Commitment exceeds the Aggregate Revolving Credit Obligations, during each calendar quarter or portion thereof, commencing on the Initial Funding Date and ending on the Maturity Date. The facility unused fee shall be calculated for each day based on the ratio (expressed as a percentage) of (i) the average daily amount of the Aggregate Revolving Credit Obligations during such quarter to (ii) the Total Commitment. The facility unused fee shall be payable at the rate of (y) if the average daily amount by which the Total Commitment exceeds the Aggregate Revolving Credit Obligations is equal to or greater than fifty percent (50%) of the Total Commitment, thirty-five one-hundredths of one percent (0.35%) and (z) if the average daily amount by which the Total Commitment exceeds the Aggregate Revolving Credit Obligations is less than fifty percent (50%) of the Total Commitment, one-fourth of one percent (0.25%). The facility unused fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, with a final payment on the Maturity Date.
Section 2.3    Swing Loan Commitment.
(a)    Subject to the terms and conditions set forth in this Agreement, the Swing Loan Lender agrees to lend to Borrowers (the “Swing Loans”), and Borrowers may borrow (and repay and reborrow) from time to time between the Initial Funding Date and the date which is five (5) Business Days prior to the Maturity Date upon notice by Borrowers to the Swing Loan Lender given in accordance with this Section 2.3, such sums as are requested by Borrowers for the purposes set forth in Section 2.7 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing; and (ii) the Aggregate Revolving Credit Obligations (after giving effect to all amounts requested) shall not at any time exceed the lesser of (A) the Total Commitment and (B) the Borrowing Base Availability (after giving pro forma effect to the addition of any assets increasing the Borrowing Base Availability as set forth in the applicable updated Borrowing Base Certificate), or cause a violation of the covenant set forth in Section 9.1. Notwithstanding anything to the contrary contained in this Section 2.3, the Swing Loan Lender shall not be obligated to make any Swing Loan at a time when any other Lender is a Defaulting Lender, unless the Swing Loan Lender is satisfied that the participation therein will otherwise be fully allocated to the Lenders that are Non-Defaulting Lenders consistent with Section 2.10(c) and the Defaulting Lender shall not participate therein, except to the extent the Swing Loan Lender has entered into arrangements with Borrowers or such Defaulting Lender that are satisfactory to the Swing Loan Lender in its good faith determination to eliminate the Swing Loan Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. Swing Loans shall constitute “Revolving Loans” for all purposes hereunder. The funding of a Swing Loan hereunder shall constitute a representation and warranty by Borrowers that all of the conditions set forth in Sections 10 and 11 have been satisfied on the date of such funding. The Swing Loan Lender may assume that the conditions in Sections 10 and 11 have been satisfied unless the Swing Loan Lender has received written notice from a Lender that such conditions have not been satisfied. Each Swing Loan shall be due and payable within five (5) Business Days of the date such Swing Loan was provided and each Borrower hereby agrees (to the extent not repaid as contemplated by Section 2.3(d)) to repay each Swing Loan on or before the date that is five (5) Business Days from the date such Swing Loan was provided. A Swing Loan may not be refinanced with another Swing Loan.
(b)    The Swing Loans shall be evidenced by a separate promissory note of Borrowers in substantially the form of Exhibit I (the “Swing Loan Note”), dated the date of this Agreement and completed with appropriate insertions. The Swing Loan Note shall be payable to the order of the Swing Loan Lender in the principal face amount equal to the Swing Loan Commitment and shall be payable as set forth below. Each Borrower irrevocably authorizes the Swing Loan Lender to make or cause to be made, at or about the time of the Drawdown Date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Lender’s Record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Swing Loans set forth on the Swing Loan Lender’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Loan Lender, but the failure to record, or any error in so recording, any such amount on the Swing Loan Lender’s Record shall not limit or otherwise affect the obligations of Borrowers hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due.
(c)    Parent shall request a Swing Loan on behalf of Borrowers by delivering to the Swing Loan Lender a Loan Request executed by an Authorized Officer of Parent no later than 11:00 a.m. (Cleveland time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof) and providing the wire instructions for the delivery of the Swing Loan proceeds. The Loan Request shall also contain the statements and certifications required by Sections 2.5(a) and 2.5(b). Each such Loan Request shall be irrevocable and binding on Borrowers and shall obligate Borrowers to accept such Swing Loan on the Drawdown Date. Notwithstanding anything herein to the contrary, a Swing Loan shall be a Base Rate Loan and shall bear interest at the Base Rate plus the Applicable Margin. The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lender to Borrowers no later than 1:00 p.m. (Cleveland time).
(d)    The Swing Loan Lender shall, within five (5) Business Days after the Drawdown Date with respect to such Swing Loan, other than a Swing Loan made pursuant to Section 2.3(h), request each Lender to make a Revolving Loan pursuant to Section 2.1 in an amount equal to such Lender’s Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given. In the event that Borrowers do not notify Administrative Agent in writing otherwise on or before noon (Cleveland Time) on the Business Day of the Drawdown Date with respect to such Swing Loan, Administrative Agent shall notify the Lenders that such Revolving Loan shall be a LIBOR Rate Loan with an Interest Period of one (1) month, provided that the making of such LIBOR Rate Loan will not be in contravention of any other provision of this Agreement, or if the making of a LIBOR Rate Loan would be in contravention of this Agreement, then such notice shall indicate that such Revolving Loan shall be a Base Rate Loan. Each Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to Administrative Agent for the benefit of the Swing Loan Lender pursuant to this Section 2.3(d) shall be considered a Revolving Loan pursuant to Section 2.1. Unless any of the events described in Section 12.1(h), 12.1(i) or 12.1(j) shall have occurred (in which event the procedures of Section 2.3(e) shall apply), each Lender shall make the proceeds of its Revolving Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at Administrative Agent’s Head Office prior to 12:00 noon (Cleveland time) in funds immediately available no later than one (1) Business Day after the date such request was made by the Swing Line Lender just as if the Lenders were funding directly to Borrowers, so that thereafter such Obligations shall be evidenced by the Revolving Loan Notes. The proceeds of such Revolving Loan shall be immediately applied to repay the Swing Loans.
(e)    If for any reason a Swing Loan cannot be refinanced by a Revolving Loan pursuant to Section  2.3(d) or if such Swing Loan was made pursuant to Section 2.3(h), each Lender will, on the date such Revolving Loan pursuant to Section 2.3(d) was to have been made (or automatically and without any action on the part of the Swing Loan Lender, if such Swing Loan was made pursuant to Section 2.3(h) or any of the events described in any of the events described in Section 12.1(h), 12.1(i) or 12.1(j) shall have occurred), purchase an undivided participation interest in the Swing Loan in an amount equal to its Commitment Percentage of such Swing Loan. Each Lender will immediately transfer to the Swing Loan Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.
(f)    Whenever at any time after the Swing Loan Lender has received from any Lender such Lender’s participation interest in a Swing Loan, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.

(g)    Each Lender’s obligation to fund a Revolving Loan as provided in Section 2.3(d) or to purchase participation interests pursuant to Section 2.3(e) shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any setoff, counterclaim, recoupment, defense or other right which such Lender or any Borrower may have against the Swing Loan Lender, any Borrower or anyone else for any reason whatsoever; (b) the occurrence or continuance of a Default or an Event of Default; (c) any adverse change in the condition (financial or otherwise) of Parent or any of its Subsidiaries; (d) any breach of this Agreement or any of the other Loan Documents by any Loan Party or any Lender; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Any portions of a Swing Loan not so purchased or converted may be treated by Administrative Agent and the Swing Loan Lender as against such Lender as a Revolving Loan which was not funded by the non‑purchasing Lender, thereby making such Lender a Defaulting Lender. Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Loan made by each Lender under its Commitment.
(h)    Notwithstanding the foregoing or any other contrary provision of this Agreement, the Lenders hereby authorize the Swing Loan Lender, at the direction of Administrative Agent in Administrative Agent’s reasonable discretion, and Swing Loan Lender shall, at the direction of Administrative Agent, knowingly and intentionally, continue to make Swing Loans to Borrowers, notwithstanding that the Aggregate Revolving Credit Obligations (after giving effect to all amounts requested) exceed, or would exceed after the making of such Swing Loan, the lesser of (A) the Total Commitment and (B) the Borrowing Base Availability, in an aggregate amount outstanding at any time not to exceed $10,000,000.00, so long as (i) after giving effect to each such Swing Loan, the outstanding Aggregate Revolving Credit Obligations do not exceed the Total Commitment, and (ii) Administrative Agent, in its reasonable business judgment, deems such Swing Loan necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof or (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations. The foregoing sentence is for the exclusive benefit of Administrative Agent, the Swing Loan Lender, and the Lenders and is not intended to benefit Borrowers in any way. The Required Lenders may at any time revoke Administrative Agent’s authority to direct the Swing Loan Lender to make Swing Loans pursuant to the preceding sentence of this Section 2.3(h). Any such revocation must be in writing and shall become effective prospectively upon Administrative Agent’s receipt thereof.
(i)    The obligations of Borrowers to the Lenders under this Agreement with respect to Swing Loans (and of the Lenders to make payments to the Swing Loan Lender with respect to Swing Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following circumstances: (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (ii) the existence of any claim, set-off, defense or any right which any Borrower or any of its Subsidiaries or Affiliates may have at any time against any Lender (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with this Agreement, any other Loan Document, or any unrelated transaction; (iii) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (iv) the occurrence of any Default or Event of Default; and (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
Section 2.4    Interest on Loans.
(a)    Subject to Section 4.11, each Base Rate Loan shall bear interest for the period commencing with (and including) the Drawdown Date thereof and ending on (and excluding, with respect to repayment, if such repayment is received by Administrative Agent no later than 2:00 pm as required by

Section 4.3(a)) the date on which such Base Rate Loan is repaid or converted to a LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin.
(b)    Subject to Section 4.11, each LIBOR Rate Loan shall bear interest for the period commencing with (and including) the Drawdown Date thereof and ending on (and excluding, with respect to repayment, if such repayment is received by Administrative Agent no later than 2:00 pm as required by Section 4.3(a)) the last day of each Interest Period with respect thereto or, if earlier, the date on which such LIBOR Rate Loan is repaid, at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin.
(c)    Borrowers promise to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.
(d)    Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in Section 4.1.
Requests for Loans. Parent, on behalf of Borrowers, shall give to Administrative Agent written notice executed by an Authorized Officer of Parent in the form of Exhibit J (or telephonic notice confirmed in writing in the form of Exhibit J) of each Loan requested hereunder (a “Loan Request”) by 11:00 a.m. (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans and three (3) Business Days prior to the proposed Drawdown Date with respect to LIBOR Rate Loans. Each such notice shall specify with respect to the requested Loan the proposed principal amount of such Loan, the Type of Loan, the initial Interest Period (if applicable) for such Loan and the Drawdown Date. Each such notice shall also contain (a) a statement that the proceeds of such Loan shall be used in accordance with the terms of Section 2.7 and (b) a certification by the chief executive officer, president, chief financial officer or treasurer of Parent that the Loan Parties and their respective Subsidiaries are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Loan. Promptly upon receipt of any such notice, Administrative Agent shall notify each of the applicable Lenders thereof. Each such Loan Request shall be irrevocable and binding on Borrowers and shall obligate Borrowers to accept the Loan requested from the applicable Lenders on the proposed Drawdown Date. Nothing herein shall prevent Borrowers from seeking recourse against any Lender that fails to advance its proportionate share of a requested Loan as required by this Agreement. Each Loan Request shall be in a minimum aggregate amount of $500,000.00 or an integral multiple of $100,000.00 in excess thereof; provided, however, that there shall be no more than six (6) LIBOR Rate Loans outstanding at any one time.
Section 2.6    Funds for Loans.
(a)    Not later than 1:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Loans, each of the applicable Lenders will make available to Administrative Agent, at Administrative Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to Section 2.1 or 2.7. Upon receipt from each such Lender of such amount, and upon receipt of the documents required by Sections 10 and 11 and the satisfaction of the other conditions set forth therein, to the extent applicable, Administrative Agent will make available to Borrowers the aggregate amount of such Loans made available to Administrative Agent by the applicable Lenders by crediting such amount to the account of Borrowers maintained at Administrative Agent’s Head Office. The failure or refusal of any Lender to make available to Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to Administrative Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional Revolving Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing.
(b)    Unless Administrative Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to Administrative Agent such Lender’s Commitment Percentage of a proposed Loan, Administrative Agent may in its discretion assume that such Lender has made such Loan available to Administrative Agent in accordance with the provisions of this Agreement and Administrative Agent may, if it chooses, in reliance upon such assumption make such Loan available to Borrowers, and such Lender shall be liable to Administrative Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon Administrative Agent’s demand therefor, Administrative Agent will promptly notify Parent, and Borrowers shall promptly pay such corresponding amount to Administrative Agent. Administrative Agent shall also be entitled to recover from the Lender or Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to Borrowers to the date such corresponding amount is recovered by Administrative Agent at a per annum rate equal to (i) from Borrowers at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate.
Section 2.7    Use of Proceeds. Borrowers will use (a) the proceeds of the initial advance of Revolving Loans to (i) finance, in part, the Acquisition, (ii) repay in full all Indebtedness not expressly permitted under Section 8.1, (iii) pay the closing costs in connection with this Agreement, the other Loan Documents and, in part, the Acquisition pursuant to the Acquisition Agreement and (iv) acquire the fee Collateral Properties referred to by Borrowers as Aspen Place Health Campus, Village Green Healthcare Center (a/k/a Greenville Health Campus), Villas at St. Charles, Shelby Crossing Health Campus, The Willows at Citation, Greenfield Villas and the other Real Estate described on Schedule 1.1(c), (b) the proceeds of Revolving Loans available pursuant to a Commitment Increase as required by Section 2.8(b)(i), (c) the proceeds of Revolving Loans available pursuant to clause (c) of the definition of Borrowing Base Availability only as expressly permitted by such clause (c), and (d) the proceeds of all other Loans after the Initial Funding Date for general corporate and working capital purposes, including Construction Costs for Eligible Villa Units, Investments permitted under Section 8.3 and Permitted Distributions, in each case to the extent otherwise consistent with the terms of this Agreement; provided, however, that all acquisitions of Real Estate shall be approved by Administrative Agent and Required Lenders to the extent required by this Agreement.
Section 2.8    Increase in Commitments.
(a)    Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this Section 2.8, Borrowers shall have the option, at any time and from time to time, before the Maturity Date to request the increase of the Total Commitment (each, a “Commitment Increase”), in an aggregate amount not to exceed $100,000,000.00, by giving written notice to Administrative Agent (each, an “Increase Notice”), each of which shall specify the date (each, an “Increase Effective Date”) on which Borrowers propose that the applicable Commitment Increase shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent; provided that any such individual increase of the Total Commitment must be in a minimum amount of $5,000,000.00 and increments of $5,000,000.00 in excess thereof unless otherwise approved by Administrative Agent in its sole discretion. Upon receipt of any Increase Notice, Administrative Agent shall consult with the Co-Lead Arrangers and shall notify Parent of the amount of the facility fees to be paid to any Lenders who provide a portion of the Commitment Increase pursuant to such Increase Notice in connection with such increase in the Total Commitment (which shall be in addition to the fees to be paid to Administrative Agent and KeyBanc pursuant to the Fee Letter). If Borrowers agree to pay the facility fees so determined, Administrative Agent shall send a notice to all Lenders (each, a “Commitment Increase

Request Notice”), informing them of Borrowers’ request to increase the Total Commitment and of the facility fees to be paid with respect thereto. Each Lender who desires to provide a portion of the Commitment Increase upon such terms shall provide Administrative Agent with a written commitment letter specifying the portion of the Commitment Increase which it is willing to provide prior to such deadline as may be specified in the Commitment Increase Request Notice. If the requested increase is oversubscribed, Administrative Agent and the Co-Lead Arrangers shall allocate the Commitment Increase among the Lenders who provide such commitment letters on such basis as Administrative Agent and the Co-Lead Arrangers shall determine in their sole discretion. If the increases to the Total Commitment so provided are not sufficient to provide the full amount of the Commitment Increase requested by Borrowers, then Administrative Agent, or Borrowers may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be acceptable to Administrative Agent, the Lead Arranger and Parent) to become a Lender and provide a portion of the Commitment Increase. Administrative Agent shall provide all Lenders with a notice setting forth the amount, if any, of the Commitment Increase to be provided by each Lender and the revised Commitment Percentages which shall be applicable after the Increase Effective Date. In no event shall any Lender be obligated to increase its Commitment.
(b)    The terms and provisions of the Revolving Loans made pursuant to the Commitment Increases shall be as follows:
(i)    the proceeds of such Revolving Loans shall be used solely to acquire one hundred percent (100%) of the fee interest of one or more of the Senior Care Properties described on Schedule 1.1(c) or other properties approved by Administrative Agent and Required Lenders;
(ii)    terms and provisions of Loans made pursuant to the Commitment Increases shall be identical to the existing Revolving Loans (except as otherwise set forth in Section 2.8(a) with respect to the facility fees paid in connection therewith), it being understood that the Loans made pursuant to the Commitment Increases will be, for all intents and purposes, Revolving Loans, and all references in the Loan Documents shall be deemed, unless the context otherwise requires, to include references to Loans made pursuant to the Commitment Increases that are Revolving Loans made pursuant to this Agreement; and
(iii)    the maturity date of Revolving Loans shall be the Maturity Date.
(c)    Upon each Increase Effective Date of each increase in the Total Commitment pursuant to this Section 2.8, (i) the applicable Commitment Increase shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrowers, Administrative Agent and each Lender making a portion of such Commitment Increase, in form and substance reasonably satisfactory to each of them, and the Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provisions of this Section 2.8, (ii) Administrative Agent may unilaterally revise Schedule 1.1(a) to reflect the name and address, Commitment and Commitment Percentage of each Lender following such increase and (iii) Borrowers shall execute and deliver to Administrative Agent a new Revolving Loan Note for each Lender whose Commitment has changed so that the principal amount of such Lender’s Revolving Loan Note shall equal its Commitment. Administrative Agent shall deliver such replacement Revolving Loan Note to the respective Lenders in exchange for the Revolving Loan Note replaced thereby which shall be surrendered by such Lenders. Each such new Revolving Loan Note shall provide that it is a replacement for the applicable surrendered Revolving Loan Note and that it does not constitute a novation, shall be dated as of the applicable Increase Effective Date and shall otherwise be in substantially the form of the replaced Revolving Loan Note. Concurrently with the issuance of any new Revolving Loan Note pursuant to this Section 2.8(c), Borrowers shall deliver an opinion of counsel, addressed to the Lenders and Administrative Agent, relating to the due authorization, execution and delivery of such new Revolving Loan Note and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement. The surrendered Revolving Loan Note shall be canceled and returned to Borrowers.
(d)    Notwithstanding anything to the contrary contained herein, Borrowers may not request any Commitment Increase unless the following conditions precedent are satisfied prior to the effectiveness thereof, which conditions cannot be waived without the consent of all of the Lenders:
(i)    Payment of Activation Fee. Borrowers shall pay (A) to Administrative Agent and those fees described in and contemplated by the Fee Letter with respect to the applicable Commitment Increase, and (B) to KeyBanc such facility fees as the Lenders who are providing a portion of such Commitment Increase may require to fund such increase, which fees shall, when paid, be fully earned and non-refundable under any circumstances. KeyBanc shall pay to the Lenders providing a portion of such Commitment Increase such facility fees pursuant to their separate agreement;
(ii)    Additional Collateral. Borrowers shall take all steps requested by Administrative Agent necessary to subject the Real Estate acquired pursuant to the Revolving Loans advanced in respect of the Commitment Increase to a first priority Lien of Administrative Agent, including all Eligible Owned Real Estate Qualification Documents (subject to the proviso of clause (d) of the definition of Eligible Owned Real Estate), such that, after giving effect to any Commitment Increase, the Aggregate Revolving Credit Obligations shall not at any time (i) exceed the lesser of (A) the Borrowing Base Availability (after giving pro forma effect to the addition of any assets increasing the Borrowing Base Availability as set forth in the applicable updated Borrowing Base Certificate) and (B) the Total Commitment, which Lien shall include delivery of a Mortgage, an Assignment of Leases and Rents, a Title Policy, UCC financing statements, Surveys, Appraisals (which shall be ordered by Administrative Agent), environmental studies, evidence of zoning, licensing and permits, evidence of insurance coverage required by Section 7.7, opinions, the other Eligible Owned Real Estate Qualification Documents (subject to the proviso of clause (d) of the definition of Eligible Owned Real Estate) and such other diligence, agreements, documents and instruments Administrative Agent may reasonably require in connection therewith;
(iii)    Sections 10 and 11. On the date any Increase Notice is given and on the Increase Effective Date, both immediately before and after the Total Commitment is increased, the conditions set forth in Sections 10 and 11 are satisfied at the time of such reallocation;
(iv)    Representations True. The representations and warranties made by the Loan Parties in the Loan Documents or otherwise made by or on behalf of the Loan Parties and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects (except on account of changes in the facts and circumstances after the date such representation and warranty was made that resulted from actions or inactions not prohibited by this Agreement) on the date of such Increase Notice and on the date the Total Commitment is increased, both immediately before and after the Total Commitment is increased; and
(v)    Additional Documents and Expenses. The Loan Parties shall execute and deliver to Administrative Agent and the Lenders such additional documents (including amendments to the Security Documents), instruments, certifications and opinions as Administrative Agent may reasonably require (including, in the case of Borrowers, a Compliance Certificate demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase)

and Borrowers shall pay the cost of any mortgagee’s title insurance policy or any endorsement or update thereto or any updated UCC searches, all recording, field examination and audit and Appraisal costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are incurred by Administrative Agent, the Co-Lead Arrangers or the Lenders in connection with such increase.
(e)    On any Increase Effective Date on which a Commitment Increase is effective, subject to the satisfaction of the foregoing terms and conditions, the outstanding principal balance of the Revolving Loans shall be reallocated among the Lenders such that after such Increase Effective Date the outstanding principal amount of Revolving Loans owed to each Lender shall be equal to such Lender’s Commitment Percentage (as in effect after such Increase Effective Date) of the outstanding principal amount of all Revolving Loans. The participation interests of the Lenders in the Swing Loans shall be similarly adjusted. On any Increase Effective Date, each of those Lenders whose Commitment Percentage is increasing shall advance the funds to Administrative Agent and the funds so advanced shall be distributed among the Lenders whose Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Loans.
(f)    The Loans made pursuant to this Section 2.8 shall constitute Revolving Loans and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from security interests created by the Security Documents and the guarantees of Guarantors. The Loan Parties shall take any actions reasonably required by Administrative Agent to ensure or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the Uniform Commercial Code or otherwise after giving effect to the making of any such Revolving Loans.
Section 2.9    Extension of Maturity Date.
Borrowers shall have the one-time right and option to extend the Maturity Date described in clause (b) thereof to December 1, 2020, upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Maturity Date:
(a)    Extension Request. Parent shall deliver written notice of such request (the “Extension Request”) to Administrative Agent not earlier than the date which is one hundred fifty (150) days and not later than the date which is ninety (90) days prior to the Maturity Date (as determined without regard to such extension). The Extension Request shall be irrevocable and binding on Borrowers.
(b)    Payment of Extension Fee. Borrowers shall pay to Administrative Agent for the pro rata accounts of the Lenders in accordance with their respective Commitments an extension fee in an amount equal to twenty-five (25) basis points on the Total Commitment in effect on the Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.
(c)    No Default. On the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default and all conditions set forth in Sections 10 and 11 are satisfied.
(d)    Representations and Warranties. The representations and warranties made by the Loan Parties in the Loan Documents or otherwise made by or on behalf of the Loan Parties and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects (except on account of changes in the facts and circumstances after the date such representation and warranty was made that resulted from actions or inactions not prohibited by this Agreement) on the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension).
(e)    Additional Documents and Expenses. The Loan Parties shall execute and deliver to Administrative Agent and the Lenders such additional opinions, consents and affirmations and other documents (including amendments to the Security Documents) as Administrative Agent may reasonably require, and Borrowers shall pay the cost of any title endorsement or update thereto or any update of UCC searches, recordings costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any other fees, taxes, charges or expenses which are required to be paid in connection with such extension.
Section 2.10    Defaulting Lenders.
(a)    If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to Administrative Agent or Borrowers under this Agreement or applicable law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including any right to vote in respect of, to consent to or to direct any action or inaction of Administrative Agent or to be taken into account in the calculation of the Majority Lenders, the Required Lenders or all of the Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to Administrative Agent of any amount required to be paid to Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which Administrative Agent or Borrowers may have under the immediately preceding provisions or otherwise, Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Effective Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by Administrative Agent in respect of a Defaulting Lender’s Loans shall be applied as set forth in Section 2.10(d).
(b)    Any Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitment. Any Lender desiring to exercise such right shall give written notice thereof to Administrative Agent and Borrowers no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitment in proportion to the Commitments of the other Lenders exercising such right. If after such fifth Business Day, the Lenders have not elected to purchase the Commitment of such Defaulting Lender, then Borrowers (so long as no Event of Default exists) or the Required Lenders may, by giving written notice thereof to Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment to an eligible assignee subject to and in accordance with the provisions of Section 18.1 for the purchase price provided for below. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an eligible assignee. Upon any such purchase or assignment, and any such demand with respect to which the conditions specified in Section 18.1 have been satisfied, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement. The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by Borrowers to the Defaulting Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees. Prior to payment of such purchase price to a Defaulting Lender, Administrative Agent shall apply against such purchase price any amounts retained by Administrative Agent pursuant to Section 2.10(d).
(c)    During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in Swing Loans pursuant to Section 2.3(e) shall be reallocated among the Lenders that are Non-Defaulting Lenders in accordance with their respective Commitment Percentages (computed without giving effect to the Commitment of such Defaulting Lender; provided that the aggregate obligation of each Lender that is a Non-Defaulting Lender to acquire, refinance or fund participations in Swing Loans shall not exceed the positive difference, if any, of (A) the Commitment of that Non-Defaulting Lender minus (B) the sum of (1) the aggregate outstanding principal amount of the applicable Loans of that Lender plus (2) such Lender’s pro rata portion in accordance with its Commitment Percentage of outstanding Swing Loans. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(d)    Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to Administrative Agent for the account of such Defaulting Lender pursuant to Section 13), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Swing Loan Lender hereunder; third, if so determined by Administrative Agent or requested by the Swing Loan Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swing Loan; fourth, as Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrowers, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swing Loan; sixth, to the payment of any amounts owing to Administrative Agent or the Lenders (including the Swing Loan Lender) as a result of any judgment of a court of competent jurisdiction obtained by Administrative Agent or any Lender (including the Swing Loan Lender) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Loans or funded participations in Swing Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Loans or funded participations in Swing Loans were made at a time when the conditions set forth in Sections 10 and 11, to the extent required by this Agreement, were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Swing Loans owed to, all Non-Defaulting Lenders on a pro rata basis until such time as all Loans and funded and unfunded participations in Swing Loans are held by the Lenders pro rata in accordance with their Commitment Percentages without regard to Section 2.10

(c), prior to being applied to the payment of any Loans of, or funded participations in Swing Loans owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.10(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto, and to the extent allocated to the repayment of principal of the Loans, shall not be considered outstanding principal under this Agreement.
(e)    Within five (5) Business Days of demand by the Swing Loan Lender from time to time, Borrowers shall deliver to Administrative Agent for the benefit of the Swing Loan Lender cash collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Sections 2.3(a) and 2.10(c)) on terms satisfactory to the Swing Loan Lender in its good faith determination (and such cash collateral shall be in Dollars). Any such cash collateral shall be deposited in the Collateral Account as collateral (solely for the benefit of the Swing Loan Lender) for the payment and performance of each Defaulting Lender’s pro rata portion in accordance with their respective Commitment Percentages of outstanding Swing Loans. Moneys in the Collateral Account deposited pursuant to this Section 2.10(e) shall be applied by Administrative Agent to reimburse the Swing Loan Lender immediately for each Defaulting Lender’s pro rata portion in accordance with their respective Commitment Percentages of any funding obligation with respect to a Swing Loan which has not otherwise been reimbursed by Borrowers or such Defaulting Lender.
(f)    (1)    Each Lender that is a Defaulting Lender shall not be entitled to receive any ticking fee or facility unused fee pursuant to Section 2.2 for any period during which such Lender is a Defaulting Lender.
(ii)    With respect to any facility unused fee or ticking fee not required to be paid to any Defaulting Lender pursuant to clause (i) above, Borrowers shall (A) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.10(c), (B) pay to the Swing Loan Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Swing Loan Lender’s Fronting Exposure to such Defaulting Lender and (C) not be required to pay any remaining amount of any such fee.
(g)    If Parent (so long as no Default or Event of Default exists) and Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Commitments (without giving effect to Section 2.10(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

Section 2.11    Borrowing Agency Provisions; Joint and Several Liability; Waivers; Subrogation; Subordination.
(a)    Each Borrower hereby irrevocably appoints Parent, and Parent hereby irrevocably agrees, to act under this Agreement and the other Loan Documents, as the agent and representative of itself and each other Borrower for all purposes under this Agreement and the other Loan Documents, including requesting Loans, selecting whether any Loan or portion thereof is to bear interest as a Base Rate Loan or a LIBOR Rate Loan, and receiving account statements and other notices and communications to Borrowers (or any of them) from Administrative Agent. Administrative Agent may rely, and shall be fully protected in relying, on any Loan Request, Increase Notice, Conversion/Continuation Request, Borrowing Base Certificate, disbursement instructions, reports, information, or any other notice or communication made or given by Parent, whether in its own name, on behalf of any Borrower or on behalf of “Borrowers”, and Administrative Agent shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on such Borrower of any such Loan Request, Increase Notice, Conversion/Continuation Request, Borrowing Base Certificate, instruction, report, information or other notice or communication, nor shall the joint and several character of Borrowers’ liability for the Obligations be affected. Each Borrower hereby irrevocably authorizes Administrative Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Parent.
(b)    The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Administrative Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Administrative Agent and the Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Administrative Agent and each Lender and holds Administrative Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Administrative Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Administrative Agent or any Lender on any request or instruction from Parent or any other action taken by Administrative Agent or any Lender with respect to this Section 2.11 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).
(c)    All Obligations shall constitute joint and several obligations of Borrowers and shall be secured by Administrative Agent’s security interest (on behalf of the Secured Parties) and Lien upon all of the Collateral, and by all other security interests and Liens heretofore, now or at any time hereafter granted by each Loan Party to the Secured Parties, or any of them, to the extent provided in the Security Documents under which such Lien arises. Each Borrower expressly represents and acknowledges that it is part of a common enterprise with the other Borrowers and that any financial accommodations by the Secured Parties, or any of them, to any other Borrower hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to all Borrowers. Each Borrower acknowledges that any Loan Request, Conversion/Continuation Request or other notice given by any Borrower to Administrative Agent or any Lender shall bind all Borrowers, and that any notice given by Administrative Agent or any Lender to any Borrower shall be effective with respect to all Borrowers. Each Borrower acknowledges and agrees that each Borrower shall be liable, on a joint and several basis, for all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any of the Loans or other extensions of credit or the amount of such Loans or other extensions of credit received or the manner in which Administrative Agent or any Lender accounts among Borrowers for such Loans or the other Obligations on its books and records, and further acknowledges and agrees that Loans and other extensions of credit to any Borrower inure to the mutual benefit of all of Borrowers and that the Secured Parties are relying on the joint and several liability of Borrowers in extending the Loans and other financial accommodations under the Loan Documents, the Bank Products Documents and the documents evidencing Hedge Obligations.
(d)    Each of Borrowers represents, warrants and covenants to the Lenders and Administrative Agent that in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against any of the other Borrowers at any time following the execution and delivery of this Agreement, none of Borrowers shall seek a supplemental stay or any other relief in any bankruptcy case of any of such other Borrowers, whether injunctive or otherwise, pursuant to Section 105 of the Bankruptcy Code or any other provision of the Bankruptcy Code, to stay, interdict, condition, reduce or inhibit the ability of the Lenders or Administrative Agent to enforce any rights it has by virtue of this Agreement, the other Loan Documents, or at law or in equity, or any other rights the Lenders or Administrative Agent has, whether now or hereafter acquired, against the other Borrowers or against any property owned by such other Borrowers.
(e)    Each of Borrowers hereby waives and agrees not to assert or take advantage of any defense based upon:
(i)    Any right to require Administrative Agent or the Lenders to proceed against the other Borrowers or any other Person or to proceed against or exhaust any security held by Administrative Agent or the Lenders at any time or to pursue any other remedy in Administrative Agent’s or any Lender’s power or under any other agreement before proceeding against a Borrower hereunder or under any other Loan Document;
(ii)    The defense of the statute of limitations in any action hereunder or the payment or performance of any of the Hedge Obligations, the Bank Product Obligations or the other Obligations;
(iii)    Any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of Administrative Agent or any Lender to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons;
(iv)    Any failure on the part of Administrative Agent or any Lender to ascertain the extent or nature of any Collateral or any insurance or other rights with respect thereto, or the liability of any party liable under the Loan Documents or the obligations evidenced or secured thereby;
(v)    Demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notices of any kind (except for such notices as are specifically required to be provided to Borrowers pursuant to the Loan Documents), or the lack of any thereof, including, without limiting the generality of the foregoing, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of any Borrower, Administrative Agent, any Lender, any endorser or creditor of Borrowers or on the part of any other Person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Administrative Agent or any Lender;
(vi)    Any defense based upon an election of remedies by Administrative Agent or any Lender, including any election to proceed by judicial or nonjudicial foreclosure of any security, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies, including remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of a Borrower or the rights of a Borrower to proceed against the other Borrowers for reimbursement, or both;
(vii)    Any right or claim of right to cause a marshaling of the assets of Borrowers;
(viii)    Any principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms and provisions of this Agreement;
(ix)    Any duty on the part of Administrative Agent or any Lender to disclose to Borrowers any facts Administrative Agent or any Lender may now or hereafter know about Borrowers or the Collateral, regardless of whether Administrative Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which each Borrower intends to assume or has reason to believe that such facts are unknown to Borrowers or has a reasonable opportunity to communicate such facts to Borrowers, it being understood and agreed that each Borrower is fully responsible for being and keeping informed of the financial condition of the other Borrowers, of the condition of the Collateral Properties or the other Collateral and of any and all circumstances bearing on the risk that liability may be incurred by Borrowers hereunder and under the other Loan Documents;
(x)    Any lack of notice of disposition or of manner of disposition of any Collateral;
(xi)    Any inaccuracy of any representation or other provision contained in any Loan Document;
(xii)    Any sale or assignment of the Loan Documents, or any interest therein;
(xiii)    Any sale or assignment by a Borrower or any other Person of any Collateral, or any portion thereof or interest therein, whether or not consented to by Administrative Agent or any Lender;
(xiv)    Any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Loan Documents;
(xv)    Any lack of commercial reasonableness in dealing with the Collateral;
(xvi)    Any deficiencies in the Collateral or any deficiency in the ability of Administrative Agent or any Lender to collect or to obtain performance from any Persons now or hereafter liable for the payment and performance of any obligation hereby guaranteed;
(xvii)    An assertion or claim that the automatic stay provided by 11 U.S.C. Section 362 (arising upon the voluntary or involuntary bankruptcy proceeding of any of the other Borrowers) or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever (arising upon any proceeding of any of the other Borrowers), now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Administrative Agent or any Lender to enforce any of its rights, whether now or hereafter required, which Administrative Agent or any Lender may have against such Borrower or the Collateral owned by it;
(xviii)    Any modifications of the Loan Documents or any obligation of Borrowers relating to the Loan by operation of law or by action of any court, whether pursuant to the Bankruptcy Code,

any other debtor relief law (whether statutory, common law, case law or other law) or at equity of any jurisdiction whatsoever, now or hereafter in effect, or otherwise;
(xix)    Any release of a Borrower or of any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, Administrative Agent’s or the Lenders’ voluntary act or otherwise (except as to a particular Borrower released, the release of such Borrower pursuant to Section 5.3 or 5.6);
(xx)    Any action, occurrence, event or matter consented to by Borrowers under any provision hereof, or otherwise;
(xxi)    The dissolution or termination of existence of any Borrower;
(xxii)    Either with or without notice to Borrowers, any renewal, extension, modification, amendment or another changes in any of the Hedge Obligations, the Bank Product Obligations or the other Obligations, including any material alteration of the terms of payment or performance of any of the Hedge Obligations, the Bank Product Obligations or the other Obligations;
(xxiii)    Any defense of Borrowers, including the invalidity, illegality or unenforceability of any of the Hedge Obligations, the Bank Product Obligations or the other Obligations, other than payment in full of the Obligations; or
(xxiv)    To the fullest extent permitted by law, any other legal, equitable or surety defenses whatsoever to which Borrowers might otherwise be entitled (other than payment in full of the Obligations), it being the intention that the obligations of Borrowers hereunder are absolute, unconditional and irrevocable other than to the extent satisfied by Borrowers as required hereby.
(f)    Each of Borrowers waives, to the fullest extent that each may lawfully so do, the benefit of all appraisement, valuation, stay, extension, homestead, exemption and redemption laws which such Person may claim or seek to take advantage of in order to prevent or hinder the enforcement of any of the Loan Documents or the exercise by Lenders or Administrative Agent of any of their respective remedies under the Loan Documents and, to the fullest extent that Borrowers may lawfully so do, such Person waives any and all right to have the assets comprised in the security intended to be created by the Security Documents (including those assets owned by the other of Borrowers) marshaled upon any foreclosure of the lien created by such Security Documents. Each of Borrowers further agrees that the Lenders and Administrative Agent shall be entitled to exercise their respective rights and remedies under the Loan Documents or at law or in equity in such order as they may elect. Without limiting the foregoing, each of Borrowers further agrees that upon the occurrence and during the continuance of an Event of Default, the Lenders and Administrative Agent may exercise any of such rights and remedies without notice to either of Borrowers except as required by law or the Loan Documents and agrees that neither the Lenders nor Administrative Agent shall be required to proceed against the other Borrowers or any other Person or to proceed against or to exhaust any other security held by the Lenders or Administrative Agent at any time or to pursue any other remedy in Lender’s or Administrative Agent’s power or under any of the Loan Documents before proceeding against a Borrower or its assets under the Loan Documents.
(g)    Except as set forth in the Contribution Agreement, each of Borrowers hereby expressly waives any right of contribution from or indemnity against the other, whether at law or in equity, arising from any payments made by such Person pursuant to the terms of this Agreement or the Loan Documents, and each of Borrowers acknowledges that it has no right whatsoever to proceed against the other for reimbursement of any such payments. In connection with the foregoing, each of Borrowers expressly waives any and all rights of subrogation to the Lenders or Administrative Agent against the other Borrowers, and each of Borrowers hereby waives any rights to enforce any remedy which the Lenders or Administrative Agent may have against the other Borrowers and any rights to participate in any Collateral or any other assets of the other Borrowers. In addition to and without in any way limiting the foregoing, each Borrower hereby subordinates any and all indebtedness it may now or hereafter be owed by any other Borrower to the Obligations, and agrees with the Lenders and Administrative Agent that none of Borrowers shall claim any offset or other reduction of such Borrower’s obligations hereunder because of any such indebtedness and shall not take any action to obtain any of the Collateral or any other assets of the other Borrowers.
Section 2.12    Termination or Reduction of the Commitments. Borrowers shall have the right, at any time and from time to time upon five (5) Business Days’ prior written notice by Parent to Administrative Agent, to reduce by $5,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof (provided that in no event shall the Total Commitment be reduced in such manner to an amount less $150,000,000) or to terminate entirely the Commitments, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in Section 4.7; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of outstanding Revolving Loans and the outstanding Swing Loans would exceed the Commitments of the Lenders as so terminated or reduced. Promptly after receiving any notice from Parent delivered pursuant to this Section 2.12, Administrative Agent will notify the Lenders of the substance thereof. Any reduction of the Commitments shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000.00) in the maximum amount of Swing Loans. Upon the effective date of any such reduction or termination, Borrowers shall pay to Administrative Agent for the respective accounts of the Lenders the full amount of any ticking fee or facility fee under Section 2.2 then accrued. No reduction or termination of the Commitments may be reinstated.
SECTION 3.    REPAYMENT OF THE LOANS.
Section 3.1    Stated Maturity. Borrowers promise to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.
Section 3.2    Mandatory Prepayments.
(a)    If at any time the Aggregate Revolving Credit Obligations exceed the lesser of (i) the Total Commitment and (ii) the Borrowing Base Availability, then Borrowers shall, within one (1) Business Day of such occurrence, pay the amount of such excess to Administrative Agent for the respective accounts of the Lenders for application to the Aggregate Revolving Credit Obligations as provided in Section 3.4, together with any additional amounts payable pursuant to Section 4.7, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender.
(b)    In addition to the foregoing, Borrowers hereby promise, jointly and severally, to pay (i) all Obligations (other than Obligations in respect of Bank Products and Hedge Obligations), including the principal amount of the Loans and interest and fees on the foregoing, as the same become due and payable hereunder and, in any event, on the Maturity Date and (ii) all Obligations in respect of Bank Products and Hedge Obligations as the same become due and payable under the applicable Bank Products Documents or documents relating to such Hedge Obligations.

Section 3.3    Optional Prepayments.
(a)    Borrowers shall have the right, at their election, to prepay the outstanding amount of the Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this Section 3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to Section 4.7.
(b)    Borrowers shall give Administrative Agent, no later than 10:00 a.m. (Cleveland time) at least three (3) Business Days prior written notice of any prepayment pursuant to this Section 3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to Administrative Agent). Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.
Section 3.4    Partial Prepayments. Each prepayment under Section 3.2 shall be applied to the applicable Loan as provided therein and, in the absence of instruction by Borrowers, first to the principal of Base Rate Loans and then to the principal of LIBOR Rate Loans. Each partial prepayment of the Loans under Section 3.3 shall be in a minimum amount of $500,000.00 or an integral multiple of $100,000.00 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment and, after payment of such interest, shall be applied, in the absence of instruction by Borrowers, first to the principal of any outstanding Swing Loans, then to the principal of the Revolving Loans first to the principal of the Base Rate Loans and then to the principal of the LIBOR Rate Loans.
Section 3.5    Effect of Prepayments. Amounts of the Loans prepaid under Sections 3.2 and 3.3 prior to the Maturity Date may be reborrowed as provided in Section 2.
Section 3.6    Application of Payments.
(a)    Payments Prior to Event of Default. Prior to the occurrence and continuance of an Event of Default, all amounts received by Administrative Agent from the Loan Parties (other than payments specifically earmarked for application to certain principal, interest, fees or expenses hereunder or payments made pursuant to Section 3.2 (which shall be applied as earmarked or, with respect to payments under Section 3.2, as set forth in Section 3.2)), shall be distributed by Administrative Agent in the following order of priority:
FIRST, to payment of that portion of the Obligations constituting fees, indemnities, costs, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent) due and payable to Administrative Agent in its capacity as such;
SECOND, pro rata, to the payment of any fees due and payable to the Swing Loan Lender hereunder or under any other Loan Documents;
THIRD, pro rata, to the payment of accrued fees and interest then due and payable to the Lenders hereunder;
FOURTH, to the payment of principal then due and payable on the Swing Loans;
FIFTH, pro rata, to the payment of principal on the Revolving Loans then outstanding; and

SIXTH, to the payment of all other Obligations under any other Loan Document not otherwise referred to in this Section 3.6(a) then due and payable.
(b)    Payments Subsequent to Event of Default. During the continuance of an Event of Default, Administrative Agent may, and upon the direction of Required Lenders shall, apply any and all payments received by Administrative Agent in respect of any Obligation in accordance with clauses first through eighth below. Notwithstanding any provision herein to the contrary, all payments made after the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:
FIRST, to payment of that portion of the Obligations constituting fees, indemnities, costs, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent) payable to Administrative Agent in its capacity as such;
SECOND, pro rata, to the payment of any fees payable to the Swing Loan Lender hereunder or under any other Loan Documents;
THIRD, to the payment of out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Lenders incurred in connection with the enforcement of their respective rights under the Loan Documents;
FOURTH, to the payment of all obligations consisting of accrued fees and interest payable to the Lenders hereunder;
FIFTH, to the payment of the principal of the Swing Loans then outstanding;
SIXTH, pro rata, to (i) the payment of principal on the Revolving Loans then outstanding and (ii) the payment of the Bank Product Obligations and Hedge Obligations then due and payable;
SEVENTH, to any other Obligations not otherwise referred to in this Section 3.6(b); and
EIGHTH, upon satisfaction in full of all Obligations, to Borrowers or as otherwise required by law.
SECTION 4,    CERTAIN GENERAL PROVISIONS.
Section 4.1    Conversion/Continuation Options.
(a)    Borrowers may elect from time to time to convert any of their outstanding Loans to a Loan of another Type and such Loan shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, an Authorized Officer of Parent, on behalf of Borrowers, shall give Administrative Agent at least two (2) Business Days prior written notice of such election in the form of Exhibit J, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, an Authorized Officer of Parent, on behalf of Borrowers, shall give Administrative Agent at least three (3) LIBOR Business Days prior written notice of such election in the form of Exhibit J and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $500,000.00 or an integral multiple of $100,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than six (6) LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Loans of any Type may be converted as provided herein, provided that each partial conversion shall result in a Base Rate Loan in a principal amount of not less than $500,000.00 or an integral multiple of $100,000.00 in excess thereof or a LIBOR Rate Loan in a principal amount of not less than $500,000.00 or an integral multiple of $100,000.00 in excess thereof. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentages of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by Borrowers.
(b)    Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by Borrowers with the terms of Section 4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.
(c)    In the event that Parent, on behalf of Borrowers, does not notify Administrative Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically converted at the end of the applicable Interest Period to a Base Rate Loan.
Section 4.2    Fees. Each Borrower agrees to pay to Administrative Agent and the KeyBanc such fees to be paid pursuant to the Fee Letter. All such fees shall be fully earned when paid and nonrefundable under any circumstances.
Section 4.3    Funds for Payments.
(a)    All payments of principal, interest, facility fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to Administrative Agent, for the respective accounts of the Lenders and Administrative Agent, as the case may be, at Administrative Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds. Administrative Agent is hereby authorized to charge any accounts of any Borrower with KeyBank set forth on Schedule 4.3, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to Administrative Agent or the Lenders (including the Swing Loan Lender) under the Loan Documents. Subject to the foregoing, all payments made to Administrative Agent on behalf of the Lenders, and actually received by Administrative Agent, shall be deemed received by the Lenders on the date actually received by Administrative Agent.
(b)    All payments by Borrowers or the Guarantors hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim, and free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrowers or any applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Borrowers and the Guarantors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Administrative Agent, timely reimburse it for the payment of, any Other Taxes.
(d)    Borrowers and the Guarantors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.3) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Parent by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.
(e)    Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower or any Guarantor has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrowers and the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 18.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 4.3(e).
(f)    As soon as practicable after any payment of Taxes by any Borrower or any Guarantor to a Governmental Authority pursuant to this Section 4.3, such Borrower or such Guarantor shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Parent and Administrative Agent, at the time or times reasonably requested by Parent or Administrative Agent, such properly completed and executed documentation reasonably requested by Parent or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Parent or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Parent or Administrative Agent as will enable Parent or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the applicable Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to Parent and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Parent or Administrative Agent), an electronic copy (or an original if requested by Parent or Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Parent and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Parent or Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by Parent or Administrative Agent) of an executed an appropriate IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, an appropriate IRS Form W 8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    an electronic copy (or an original if requested by Parent or Administrative Agent) of an executed IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Parent within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of an appropriate IRS Form W-8BEN; or
(4)    to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by Parent or Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, an appropriate IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Parent and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Parent or Administrative Agent), an electronic copy (or an original if requested by Parent or Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Parent or Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Parent and Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by Parent or Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Parent or Administrative Agent as may be necessary for Parent and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Parent and Administrative Agent in writing of its legal inability to do so.
(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.3 (including by the payment of additional amounts pursuant to this Section 4.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.3(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.3(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.3(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund has not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.3(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.
(h)    Each party’s obligations under this Section 4.3 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 4.4    Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension; provided, however, that if such due date is the Maturity Date, such payment shall be due on the immediately preceding Business Day. The outstanding Loans as reflected on the records of Administrative Agent from time to time shall be considered prima facie evidence of such amount.
Section 4.5    Suspension of LIBOR Rate Loans. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, Administrative Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or Administrative Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Rate Loans for such Interest Period, Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on Borrowers and the Lenders) to Parent and the Lenders. In such event (a) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until Administrative Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon Administrative Agent shall so notify Parent and the Lenders.
Section 4.6    Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other Governmental Authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to Administrative Agent and Parent and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans or convert Loans of another Type to LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by Borrowers hereunder.
Section 4.7    Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, including as a result of an acceleration of the Loans pursuant to Section 12.1, or if Borrowers fail to draw down on the first day of the applicable Interest Period any amount as to which Borrowers have elected a LIBOR Rate Loan, Borrowers will pay to Administrative Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages (or to the Swing Loan Lender with respect to a Swing Loan), in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. Each Borrower understands, agrees and acknowledges the following: (a) no Lender has any obligation to purchase, sell or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (b) LIBOR is used merely as a reference in determining such rate; and (c) such Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. Each Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell or match funds.
Section 4.8    Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any present or future Applicable Law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time (or from time to time) hereafter made upon or otherwise issued to any

Lender or Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:
(a)    subject any Lender or Administrative Agent to any Tax of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment or the Loans (other than any Indemnified Tax, any Tax described in clauses (b) through (d) of the definition of Excluded Taxes, and any Connection Income Tax), or
(b)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender, or
(c)    impose or increase or render applicable any special deposit, compulsory loan, insurance charge, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by Borrowers hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or
(d)    impose on any Lender or Administrative Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:
(i)    to increase the cost to any Lender of making, continuing, converting to, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment, or
(ii)    to reduce the amount of principal, interest or other amount payable to any Lender or Administrative Agent hereunder on account of such Lender’s Commitment or any of the Loans, or
(iii)    to require any Lender or Administrative Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or Administrative Agent from Borrowers hereunder, then, and in each such case, Borrowers will, within fifteen (15) days of demand made by such Lender or (as the case may be) Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or Administrative Agent such additional amounts as such Lender or Administrative Agent shall determine in good faith to be sufficient to compensate such Lender or Administrative Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Lender and Administrative Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or Administrative Agent.
Section 4.9    Capital Adequacy. If after the date hereof any Lender determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital or liquidity requirements for banks or bank holding companies or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy or liquidity (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital or liquidity as a consequence of such Lender’s commitment to make Loans or participate in Swing Loans hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy or liquidity and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Parent thereof. Borrowers agree to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, within thirty (30) days of presentation by such Lender of a statement of the amount setting forth such Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender. For purposes of Section 4.8 and this Section 4.9, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines and directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the date hereof regardless of when adopted, enacted or issued.
Section 4.10    Breakage Costs. Borrowers shall pay all Breakage Costs required to be paid by it pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from Administrative Agent, or such earlier date as may be required by this Agreement.
Section 4.11    Default Interest; Late Charge. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not Administrative Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin plus four percent (4%) (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law. In addition, Borrowers shall pay a late charge equal to four percent (4%) of any amount of interest or principal payable on the Loans or any other amounts payable hereunder or under the other Loan Documents, which is not paid by Borrowers within ten (10) days of the date when due; provided, however, that such late charge shall not be payable in connection with a payment of the Loans after the Maturity Date or in connection with an acceleration of the Loans.
Section 4.12    Certificate. A certificate setting forth any amounts payable pursuant to Section 4.7, 4.8, 4.9, 4.10 or 4.11 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or Administrative Agent to Parent, shall be conclusive in the absence of manifest error, and shall be promptly provided to Administrative Agent and Parent upon their written request.
Section 4.13    Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Loan Parties, the Lenders and Administrative Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to Borrowers. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This Section 4.13 shall control all agreements between or among the Loan Parties, the Lenders and Administrative Agent.
Section 4.14    Certain Provisions Relating to Increased Costs. If a Lender gives notice of the existence of the circumstances set forth in Section 4.8 or any Lender requests compensation for any losses, costs or Taxes to be reimbursed or paid pursuant to any one or more of the provisions of Section 4.3, 4.8 or 4.9, then, upon request of Parent, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by Borrowers under the foregoing provisions, including by designating another of such Lender’s offices, branches or affiliates; provided that such action would not be otherwise prejudicial to such Lender, and Borrowers hereby agree to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, if any Lender has given notice of the existence of the circumstances set forth in Section 4.8 or has requested payment or compensation for any losses, costs or Taxes to be reimbursed or paid pursuant to any one or more of the provisions of Section 4.3, 4.8 or 4.9 and following the request of Parent has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”), then, within thirty (30) days after such notice or request for payment or compensation, Borrowers shall have the one-time right as to such Affected Lender, to be exercised by delivery of written notice delivered to Administrative Agent and the Affected Lender within thirty (30) days of receipt of such notice, to elect to cause the Affected Lender to transfer its Commitment to an assignee reasonably acceptable to Administrative Agent. Upon any such purchase of the Commitment of the Affected Lender, the Affected Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrowers to the Affected Lender including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.
SECTION 5.    COLLATERAL SECURITY.
Section 5.1    Collateral. The Obligations shall be secured by a perfected first priority lien and security interest to be held by Administrative Agent for the benefit of the Lenders on the Collateral, pursuant to the terms of the Security Documents.
Section 5.2    Appraisals.
(a)    At Borrowers’ option (but as to any Collateral Property, not more than one time during the term of this Agreement and one time with respect to a Villa Unit complex becoming Eligible Owned Real Estate), Administrative Agent shall, on behalf of the Lenders, obtain current Appraisals of each of the Collateral Properties. Such Appraisals will be ordered by Administrative Agent, in order to determine the current Appraised Value of the Collateral Properties, and Borrowers shall pay to Administrative Agent within ten (10) days of demand all reasonable costs of such Appraisals. For the avoidance of doubt, the Appraisals must be acceptable to Administrative Agent.

(b)    Administrative Agent may obtain new Appraisals or an update to existing Appraisals with respect to the Real Estate, or any of them, as Administrative Agent shall determine (i) at any time that the regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall require that such Lender obtain a new or updated Appraisal in order to comply with such regulatory requirements, (ii) in connection with an expansion of a Collateral Property (but only with respect to such Collateral Property), (iii) at any time that a Default or Event of Default has occurred and is continuing, (iv) if Administrative Agent reasonably believes that there has been a casualty (which is not being restored in accordance with the terms of the Loan Documents), Taking or material adverse change or deterioration with respect to a Collateral Property itself (as opposed to a material adverse change in the market in which such Collateral Property is located or other changes in facts or circumstances that do not relate just to such Collateral Property) and (v) at the request of Required Lenders, one (1) other time during the term of this Agreement. The expense of such Appraisals or updates performed pursuant to this Section 5.2(b) shall be borne by Borrowers and payable to Administrative Agent within fifteen (15) days of demand. Notwithstanding the foregoing, no Collateral Property shall be appraised more than once in any twelve (12)-month period for purposes of determining Borrowing Base Availability.
(c)    Each Borrower acknowledges that Administrative Agent has the right to approve any Appraisal performed pursuant to this Agreement. Each Borrower further agrees that the Lenders and Administrative Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or such Borrower’s idea of the value of such property.
Section 5.3    Release of Collateral Properties. Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this Section 5.3), Administrative Agent shall release, upon the request of Parent, (x) from the lien or security title of the Security Documents a Collateral Property and the personal property solely used on or with respect to such Collateral Property and (y) if such Borrower is not an owner of any other Collateral Property, such Borrower from its obligations as a Borrower under the Credit Agreement and the other Loan Documents, in each case, subject to and upon the following terms and conditions:
(a)    Parent shall deliver to Administrative Agent, no later than five (5) Business Days prior to the date on which such release is to be effected, (i) written notice of Borrowers’ desire to obtain such release and indicating whether such release is in connection with a sale of such Real Estate or the refinancing thereof and (ii) if such release is in connection with a HUD Financing, reasonably satisfactory evidence that satisfaction of the HUD Financing Conditions will occur on or prior to the requested release date;
(b)    Parent, on behalf of Borrowers shall submit to Administrative Agent with such request a Compliance Certificate prepared using the financial statements of Parent most recently provided or required to be provided to Administrative Agent under Section 6.4 or 7.4 adjusted in the best good faith estimate of Borrowers to give effect to the proposed release and demonstrating that no Default or Event of Default with respect to the covenants set forth in Section 9 referred to therein shall exist after giving effect to such release;
(e)    such sale or refinancing shall be with a Person that is not a Borrower or a Subsidiary thereof;

(d)    all release documents to be executed by Administrative Agent shall be in form and substance reasonably satisfactory to Administrative Agent;
(e)    Borrowers shall pay all reasonable costs and expenses of Administrative Agent in connection with such release, including reasonable attorney’s fees;
(f)    Borrowers shall pay to Administrative Agent, for the account of the Lenders, a release price, which payment shall be applied, notwithstanding the provisions of Section 3.6, to reduce the outstanding principal balance of the Revolving Loans in an amount equal to the amount, if any, necessary for the Aggregate Revolving Credit Obligations to equal or be less than the Borrowing Base Availability;
(g)    Before and after giving effect to such release, (i) the Appraised Value of the Eligible Owned Real Estate included in the calculation of Borrowing Base Availability shall be $150,000,000.00 or greater and (ii) at least ten (10) Collateral Properties shall be Eligible Owned Real Estate included in the calculation of Borrowing Base Availability;
(h)    Parent, on behalf of Borrowers, shall submit to Administrative Agent with such request a Borrowing Base Certificate reflecting the release of such Loan Party’s assets from the Lien of Administrative Agent; and
(i)    In connection with any release of a Collateral Property, Borrowers shall, as a condition to such release, pay any mortgage, recording, intangible, documentary stamp or other similar taxes that Administrative Agent reasonably determines to be payable with respect to the remaining Collateral Properties as a consequence of said release.
Notwithstanding the foregoing, in the event that any Collateral Property is to be released, Administrative Agent may condition such release upon the increase of the coverages under the Title Policies for the remaining Collateral Properties to an amount Administrative Agent may reasonably require based upon the fair market value of such remaining Collateral Properties.
Section 5.4    Addition of Collateral Properties and Villa Units.
(a)    After the Initial Funding Date, Borrowers may, upon satisfaction by Borrowers of the conditions set forth in this Section 5.4 and Section 5.5, add Potential Collateral to the Collateral. In the event Borrowers desire to or are required to add additional Potential Collateral as aforesaid, Borrowers shall provide written notice to Administrative Agent of such request (which Administrative Agent shall promptly furnish to the Lenders), together with all documentation and other information required to permit Administrative Agent to determine whether such Real Estate is Eligible Owned Real Estate or Eligible Villa Units, as the case may be. Thereafter, Administrative Agent shall have fifteen (15) Business Days from the date of the receipt of such documentation and other information to advise Borrowers whether Administrative Agent and the Required Lenders consent to the acceptance of such Potential Collateral. If a Lender shall fail to respond to Administrative Agent within fifteen (15) Business Days from receipt of such documentation and information from Administrative Agent, such Lender shall be deemed to have approved such proposed Potential Collateral. Notwithstanding the foregoing, no Potential Collateral shall be included as Collateral unless and until the following conditions precedent shall have been satisfied:
(i)    such Potential Collateral shall be Eligible Owned Real Estate or Eligible Villa Units, as the case may be;

(ii)    if the owner of any Potential Collateral shall be a Subsidiary of a Borrower, such Subsidiary shall have satisfied the conditions of Section 5.5;
(iii)    such Borrower or such Subsidiary, as applicable, shall have executed and delivered to Administrative Agent all Eligible Owned Real Estate Qualification Documents (subject to the proviso of clause (d) of the definition of Eligible Owned Real Estate) or Eligible Villa Unit Qualification Documents (subject to the proviso of clause (d) of the definition of Eligible Villa Unit), as applicable, all of which instruments, documents or agreements shall be in form and substance reasonably satisfactory to Administrative Agent;
(iv)    after giving effect to the inclusion of such Potential Collateral, each of the representations and warranties made by or on behalf of Borrowers and Guarantors contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects (except on account of changes in the facts and circumstances after the date such representation and warranty was made that resulted from actions or inactions not prohibited by this Agreement) both as of the date as of which it was made and shall also be true as of the time of the addition of Collateral Properties or Villa Units, with the same effect as if made at and as of that time (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing, and Administrative Agent shall have received a certificate of Borrowers and the Guarantors to such effect; and
(v)    other than with respect to any Real Estate listed on Schedule 1.1(c), Administrative Agent shall have consented, and Administrative Agent shall have received the prior written consent of the Required Lenders to, the inclusion of such Real Estate as a Collateral Property or as Villa Units (or deemed consent as set forth above).
(b)    Borrowers may, at their option, obtain preliminary approval of the Required Lenders of Potential Collateral by delivering to Administrative Agent (and Administrative Agent shall deliver the following to the Lenders within three (3) Business Days of receipt) the following with respect to such Potential Collateral:
(i)    a physical description of the Real Estate (including maps, photographs, market studies and information regarding the market and submarket in which such Real Estate is located);
(ii)    (A) two (2) years of annual operating statements for such Real Estate, a year-to-date operating statement for such Real Estate and monthly operating statements for such Real Estate for the twelve (12) months most recently completed and (B) a pro forma calculation of Collateral Pool Value and covenant compliance certificate showing the impact of such Real Estate, in each case, reasonably satisfactory to the Required Lenders; and
(iii)    a certification to the knowledge of Borrowers that such Real Estate will satisfy (or is anticipated to satisfy upon the acceptance of such Real Estate as Collateral) each of the other conditions to the acceptance of such Real Estate as Collateral.
The Required Lenders shall have fifteen (15) Business Days following receipt of all of the foregoing items to grant or deny preliminary approval for such proposed Potential Collateral. If a Lender shall fail to respond within such fifteen (15) Business Day period, such Lender shall be deemed to have approved such proposed Potential Collateral. Administrative Agent shall notify Parent if and when the Required Lenders have granted such preliminary approval. In the event that the Required Lenders grant such preliminary approval, Borrowers and the Guarantors shall satisfy the remaining requirements to the acceptance of such Collateral as provided in Section 5.4(a). Such Real Estate shall not be included in the calculation of the Borrowing Base Availability until the requirements of Section 5.4(a) are satisfied.
Section 5.5    Additional Borrowers. In the event that certain Real Estate of a Subsidiary of Parent is to be included as a Collateral Property as contemplated by Section 5.4 and such Real Estate is approved for inclusion as a Collateral Property in accordance with the terms hereof, Borrowers shall cause each such Subsidiary to execute and deliver to Administrative Agent the documents and other items required under Section 7.20, and such Subsidiary shall become a Borrower hereunder. Each such Subsidiary shall be specifically authorized, in accordance with its respective organizational documents, to be a Borrower hereunder and to comply with the requirements of Section 7.20. Borrowers shall further cause all representations, covenants and agreements in the Loan Documents with respect to Borrowers to be true and correct with respect to such Subsidiary.
Section 5.6    Release of Collateral. Upon the refinancing or repayment of the Obligations (excluding any contingent indemnification and reimbursement claims not then due) in full and termination of the obligation to provide additional Loans to Borrowers, Administrative Agent shall release the Collateral from the lien and security interest of the Security Documents and shall release Borrowers other than with respect to any indemnification or reimbursement obligations that expressly survive payment of the Obligations and termination of this Agreement or any of the other Loan Documents, provided that Administrative Agent either (a) has not received a notice from any Bank Product Provider or any Lender Hedge Provider as described in Section 34, or (b) has received notice from the holder of the Hedge Obligations that collateral or other credit support has been provided to such holder in form and substance satisfactory to such holder.
SECTION 6.    REPRESENTATIONS AND WARRANTIES.
Each of Borrowers represents and warrants to Administrative Agent and the Lenders as follows.
Section 6.1    Corporate Authority, Etc.
(a)    Formation; Good Standing. Each Borrower and each of the Subsidiaries of each Borrower (i) is duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where it is organized and where Real Estate owned or leased by it is located (to the extent required by applicable law) and in each other jurisdiction where a failure to be so qualified could have a Material Adverse Effect.
(b)    Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of such Person, (v) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of any material agreement or other instrument binding upon, such Person or any of its properties, (vi) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person other than the liens and encumbrances in favor of Administrative Agent contemplated by this Agreement and the other Loan Documents, and (vii) do not require the approval or consent of any Person other than those already obtained and delivered to Administrative Agent.
(c)    Enforceability. This Agreement and the other Loan Documents to which any Loan Party is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.
Section 6.2    Governmental Approvals. Other than ministerial notices to be filed with Medicare and Medicaid by the OpCo Affiliates in connection with the liens granted to Borrowers pursuant to the Leases, the execution, delivery and performance of this Agreement and the other Loan Documents to which any Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority, including with respect to the Primary Licenses, other than those already obtained, the filing of the Security Documents in the appropriate office with respect thereto, and filings of disclosures with the SEC, or as may be required hereafter with respect to tenant improvements, repairs or other work with respect to any Real Estate.
Section 6.3    Title to Properties. Except as indicated on Schedule 6.3, Parent and its Subsidiaries own or, with respect to personal property obtained with the proceeds of Indebtedness permitted by Section 8.1(j) and Collateral Properties covered by Ground Leases only, lease all of the assets necessary for the operation of the business of Borrowers, subject to no rights of others, including any mortgages, leases pursuant to which Parent or any of its Subsidiaries or any of their respective Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.
Section 6.4    Financial Statements. Borrowers have furnished to Administrative Agent: (a) the consolidated balance sheet of Parent and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow for the calendar year then ended certified by the chief financial officer of Parent and (b) certain other financial information relating to the Loan Parties, their respective Subsidiaries and the Collateral, including the Real Estate, as required by Sections 10.1 and 10.2. The balance sheet and statements referred to in clause (a) above have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial condition of Parent and its Subsidiaries, as of such dates and the consolidated results of the operations of Parent and its Subsidiaries, for such periods. There are no liabilities, contingent or otherwise, of Parent, any of its Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.
Section 6.5    No Material Changes. Since the Balance Sheet Date, no Material Adverse Effect has occurred.
Section 6.6    Franchises, Patents, Copyrights, Etc. Borrowers, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. Except as set forth on Schedule 6.6 or in any Mortgage accepted after the Initial Funding Date, none of the Collateral Properties is owned or operated by Borrowers, the Guarantors and their respective Subsidiaries under or by reference to any trademark, trade name, service mark or logo, and none of such trademarks, trade names, service marks or logos set forth on Schedule 6.6 are registered or subject to any license or provision of law limiting their assignability or use except as specifically set forth on Schedule 6.6 or in any Mortgage accepted after the Initial Funding Date.
Section 6.7    Litigation. Except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of any Borrower, threatened in writing against any Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto, the Collateral or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or which if adversely determined could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.7, there are no judgments, final orders or awards outstanding against or affecting any Borrower, any Guarantor, any of their respective Subsidiaries or any Collateral. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date and the Initial Funding Date, none of any Borrower, any Guarantor or any of their respective Subsidiaries is the subject of an audit by a Governmental Authority or, to any Borrower’s or any Guarantor’s knowledge, any investigation or review by a Governmental Authority concerning the violation or possible violation of any Requirement of Law, including any Healthcare Law.
Section 6.8    No Material Adverse Contracts, Etc. None of any Borrower, any Guarantor or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of any Borrower, any Guarantor or any of their respective Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.
Section 6.9    Compliance with Other Instruments, Laws, Etc. None of any Borrower, any Guarantor or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, law, rule or regulation (excluding Healthcare Laws, which laws are covered by Section 6.32), in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.
Section 6.10    Tax Status. Each of Borrowers, the Guarantors and their respective Subsidiaries (a) has made or filed all federal and state income tax, property tax and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all real estate taxes and all other material taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, (c) has paid prior to delinquency all real estate and other material taxes due or purported to be due with respect to the Real Estate and (d) has set aside on its books provisions reasonably adequate for the payment of all material amounts of taxes for periods subsequent to the periods to which such returns, reports or declarations apply or such taxes are due. Except as set forth on Schedule 6.10, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction. Except as set forth on Schedule 6.10, there are no audits pending or, to the knowledge of any Borrower, threatened with respect to any federal and state income tax, property tax or other material tax returns filed by any Borrower, any Guarantor or their respective Subsidiaries. The taxpayer identification number for each Loan Party and each Subsidiary thereof is set forth on Schedule 6.10.

Section 6.11    No Event of Default. No Default or Event of Default has occurred and is continuing.
Section 6.12    Investment Company Act. Neither any Loan Party nor any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.
Section 6.13    Setoff, Etc. The Collateral and the rights of Administrative Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims (except Permitted Liens, to the extent such claims are considered Liens), withholdings or other defenses by any Borrower or any of their respective Subsidiaries or Affiliates or, to the best knowledge of Borrowers, any other Person.
Section 6.14    Certain Transactions. Except as disclosed on Schedule 6.14, none of the partners, officers, trustees, managers, members, directors, or employees of any Borrower, any Guarantor or any of their respective Subsidiaries is, nor shall any such Person become, a party to any transaction with any Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of Borrowers, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to any Borrower, any Guarantor or any of their respective Subsidiaries than those that would be obtained in a comparable arms-length transaction.
Section 6.15    Employee Benefit Plans. Each Borrower, each Guarantor and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Neither any Borrower, any Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any material contribution or payment to any Employee Benefit Plan or any contribution or payment to any Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. None of the assets of Parent or any of its Subsidiaries, including any Collateral Property, constitutes a Plan Asset of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.
Section 6.16    Disclosure. All of the representations and warranties made by or on behalf of any Borrower, any Guarantor or any of their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered to Administrative Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and neither any Borrower nor any Guarantor has failed to disclose such information as is necessary to make such representations and warranties not misleading. All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to Administrative Agent or the Lenders by or on behalf of any Borrower, any Guarantor or any Subsidiary of any Borrower or any Guarantor, as supplemented to date, is and, when delivered, will be true and correct in all material respects and, as supplemented to date, does not, and when delivered will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. The written information, reports and other papers and data with respect to any Borrower, any Guarantor, any Subsidiary of any Borrower or any Guarantor or the Collateral, including the Collateral Properties (other than projections and estimates) furnished to Administrative Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder is correct in all material respects and does not (to Borrowers’ knowledge with respect to such written information, reports and other papers and data provided prior to the consummation of the Acquisition), taken together with all written information furnished, contain any untrue statement of a material fact or omit a material fact necessary to make the statements not materially misleading in light of the circumstances under which such statements were made, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by Borrowers’ or the Guarantors’ counsel (although Borrowers and the Guarantors have no reason to believe that Administrative Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by Borrowers. All financial projections concerning Borrowers or their Subsidiaries that have been furnished to Administrative Agent or Lenders have been prepared in good faith based upon reasonable assumptions believed to be reasonable at the time made.
Section 6.17    Trade Name; Place of Business. Neither any Borrower nor any Guarantor uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents. The principal place of business of the Loan Parties is Forum Office Park II, 303 N. Hurstbourne Parkway, Suite 200, Louisville, Kentucky 40222.
Section 6.18    Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. Neither any Borrower nor any Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.
Sectiopn 6.19    Environmental Compliance. Each Borrower has obtained and provided to Administrative Agent, or in the case of Collateral Properties acquired after the Initial Funding Date will obtain and provide to Administrative Agent, written environmental site assessment reports of the Environmental Engineer, which reports shall be in form and substance satisfactory to Administrative Agent (collectively, the “Environmental Reports”). Except as set forth in the Environmental Reports with respect to Collateral Properties, each Borrower makes the following representations and warranties:
(a)    None of Borrowers, the Guarantors or their respective Subsidiaries nor any operator of the Real Estate, nor any tenant or operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including those arising under any Environmental Law, which violation involves Real Estate.
(b)    None of any Borrower, any Guarantor nor any of their respective Subsidiaries has received notice from any third party including any Governmental Authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that any Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which in any case involves Real Estate.
(c)    (i) No portion of Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of such Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by Borrowers, the Guarantors, their respective Subsidiaries or the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of Borrowers’, the Guarantors’ and their respective Subsidiaries’, or the tenants’ or operators’ of the Real Estate, respective businesses and in accordance with applicable Environmental Laws; (iii) there has been no past or present Release or threatened Release of Hazardous Substances on, upon, into or from such Real Estate which Release would have a material adverse effect on the value of such Real Estate or adjacent properties; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on and which could be reasonably anticipated to have a material adverse effect on the value of, the Real Estate; and (v) any Hazardous Substances that have been generated on any of such Real Estate have been transported off‑site in accordance with all applicable Environmental Laws.
(d)    None of Borrowers, the Guarantors, their respective Subsidiaries nor the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Mortgages or to the effectiveness of any other transactions contemplated hereby, except for such matters with which Borrowers, the Guarantors and their respective Subsidiaries shall have complied of the Closing Date and the Initial Funding Date.
(e)    There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities on or affecting the Real Estate.
(f)    There has been no claim by any party that any use, operation, or condition of the Real Estate has caused any nuisance or any other liability or adverse condition on any other property, nor is there any basis for such a claim.
Section 6.20    Subsidiaries; Organizational Structure. Schedule 6.20(a) sets forth, as of the Initial Funding Date, all of the Subsidiaries of Parent, the form and jurisdiction of organization of each of the Subsidiaries, and Parent’s direct and indirect ownership interests therein. Schedule 6.20(b) sets forth, as of the Initial Funding Date, all of the Unconsolidated Affiliates of Parent and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, Parent’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate. No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 6.20(a) and 6.20(b) except as set forth on such Schedules. Each lessee of Real Estate is an OpCo Affiliate and all such Real Estate is operated and managed by EIK Manager.

Section 6.21    Leases; Management Agreements; Key Principals.
(a)    An accurate and complete Lease and Facility Occupancy Report as of the most recent month ending prior to the acceptance of any Collateral Property or Villa Unit in the calculation of Borrowing Base Availability with respect to each Collateral Property and the Villa Units on each Collateral Property has been provided to Administrative Agent. The Leases and the occupancy agreements reflected on such Facility Occupancy Report constitute as of the date thereof the sole agreements relating to leasing or licensing of such Senior Care Property relating thereto. Except as reflected on such Facility Occupancy Report or on Schedule 6.21(a), no tenant under any Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including lease support payments, lease buy-outs or abatements or credits. The Leases and the occupancy agreements reflected in the Facility Occupancy Report are in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any defenses, counterclaims, offsets, concessions, rebates, tenant improvement allowances, contributions or landlord construction obligations available to any tenant thereunder, and, except as reflected in Schedule 6.21(a), neither any Loan Party nor any Subsidiary thereof has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the best of the knowledge and belief of each Borrower, there is no basis for any such claim or notice of default by any tenant. Except as reflected in Schedule 6.21(a), no property, other than the Collateral Property which is the subject of the applicable Lease under which a Borrower is a lessor, is necessary to comply with the requirements (including parking requirements) contained in such Lease. An OpCo Affiliate is the lessee under each Lease of a Collateral Property by a Borrower. There is no sublease or sublicense at any Collateral Property except for subleases in connection with an IGT Transaction and immaterial subleases for providers of resident services such as haircare.
(b)    Borrowers have delivered a true and correct copy of each Lease under which any Loan Party or any Subsidiary thereof is a party as lessee or lessor, as amended, to Administrative Agent as of the date the applicable property becomes a Collateral Property and no such Lease has been modified, amended or assigned after the Initial Funding Date except as otherwise expressly provided herein. There are no rights of a lessor under a Lease to terminate such Lease under which any Loan Party or any Subsidiary thereof is the lessee other than such lessor’s right to terminate by reason of default, casualty, condemnation or other reasons, in each case as expressly set forth in the applicable Lease. Each such Lease is in full force and effect, except as otherwise expressly permitted under Section 8.16, and no breach or default or event that with the giving of notice or passage of time would constitute a breach or default under the applicable Lease exists or has occurred on the part of any Loan Party or any Subsidiary thereof or on the part of the lessor under any such Lease. Neither any Loan Party nor any Subsidiary thereof has received any written notice that a default under any such Lease has occurred or exists, or that any lessor or lessee or any third party alleges the same to have occurred or exist. Except as reflected on Schedule 6.21(b), a Borrower is the exclusive owner of the lessee’s interest under and pursuant to each Lease under which any Borrower is the lessee and has not assigned, sublet, transferred or encumbered its interest in, to, or under such Lease.
(c)    True and correct copies of all Management Agreements in place as of the Initial Funding Date have been delivered to Administrative Agent, and a list of all such Management Agreements is set forth on Schedule 6.21(c). All such Management Agreements are in full force and effect and no default or event of default exists thereunder.
(d)    EIK Manager is managed by the Key Principals, and Randall J. Bufford is a Key Principal as of the Initial Funding Date.

Section 6.22    Real Estate.
(a)    All Real Estate of the Loan Parties and their respective Subsidiaries as of the Initial Funding Date is listed on Schedule 6.22(a), including, for each parcel of Real Estate, its address, its Operator(s) and any lessor, lessee, sub-lessor and sub-lessee thereof.
(b)    Except as set forth on Schedule 6.22(b) and the property condition reports for the initial Collateral Properties delivered to Administrative Agent on or before the Initial Funding Date, (i) all of the Real Estate, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, (ii) the Real Estate, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands and tidelands (but excluding for purposes of this Section 6.22(b), Environmental Laws), (iv) all water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of Eligible Owned Real Estate are installed to the property lines of the Real Estate through dedicated public rights of way or through perpetual private easements approved by Administrative Agent with respect to which, as applicable, the applicable Mortgage creates a valid and enforceable first lien and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in compliance with applicable law, (v) the streets abutting the Eligible Owned Real Estate are dedicated and accepted public roads, to which the Eligible Owned Real Estate has direct access, or are perpetual private ways to which the Eligible Owned Real Estate has direct access approved by Administrative Agent and with respect to which, as applicable, the applicable Mortgage creates a valid and enforceable first lien, (vi) sufficient private ways providing access to the Eligible Owned Real Estate are zoned in a manner which will permit access to the Building on such Eligible Owned Real Estate over such ways, (vii) there are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Real Estate which are payable by any Borrower, any Guarantor or any of their respective Subsidiaries (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as expressly permitted by this Agreement), (viii) each Real Estate asset is separately assessed for purposes of real estate tax assessment and payment, (ix) there are no unpaid or outstanding real estate or other taxes or assessments on or against any other property of Borrowers, the Guarantors or any of their respective Subsidiaries which are payable by any of such Persons in any material amount (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as expressly permitted by this Agreement), (x) there are no pending, or to the knowledge of Borrowers, threatened in writing, eminent domain proceedings against any Real Estate, (xi) none of the Real Estate is now damaged as a result of any fire, explosion, accident, flood or other casualty, (xii) none of Borrowers, the Guarantors or any of their respective Subsidiaries has received any outstanding notice from any insurer or its agent requiring performance of any work with respect to any of the Real Estate or canceling or threatening to cancel any policy of insurance, and each of the Real Estate assets complies with the material requirements of all of Borrowers’, Guarantors’ and their respective Subsidiaries’ insurance carriers, (xiii) no person or entity has any right or option to acquire any Real Estate or any Building thereon or any portion thereof or interest therein, (xiv) no Collateral Property is subject to a Management Agreement that has not been delivered to Administrative Agent, (xv) no Collateral Property is subject to a Management Agreement that does not comply with the terms of this Agreement, (xvi) there are no material claims or any bases for material claims in respect of any Real Estate or its operation by any party to any service agreement or Management Agreement, and (xvii) there are no material agreements (excluding Leases or subleases permitted under this Agreement) not otherwise terminable upon thirty (30) days notice pertaining to any Real Estate, any Building thereon or the operation or maintenance of either thereof other than as described in this Agreement (including the

Schedules hereto) or, as applicable, the Title Policies. No default or event of default exists under any Management Agreement.
Section 6.23    Brokers. None of GAHR, NHI, Parent or any of its Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.
Section 6.24    Other Debt. As of the Closing Date and the Initial Funding Date, (a) none of any Borrower, any Guarantor nor any of their respective Subsidiaries is in default of (i) the payment of any Indebtedness, the performance of any related agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or lease to which any of them is a party, (b) no Indebtedness of any Borrower, any Guarantor or any of their respective Subsidiaries has been accelerated and (c) no Borrower, Guarantor or any Subsidiary thereof has, directly or indirectly, any Investments in, or obligations owed to, any of its Affiliates (other than (i) with respect to Affiliates, the Subsidiaries of such Borrower or such Guarantor, and (ii) Leases, as landlord, with any of its OpCo Affiliates that are in full force and effect as of the Initial Funding Date. Neither any Borrower nor any Guarantor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of any Borrower or any Guarantor; provided, however, that this covenant does not prohibit the incurrence of any indebtedness or obligation with a maturity date prior to the Maturity Date that otherwise complies with the other provisions of the Agreement. Schedule 6.24 sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon each Loan Party and each Subsidiary thereof or their respective properties and entered into by such Loan Party or such Subsidiary as of the Closing Date and the Initial Funding Date with respect to any Indebtedness of any Loan Party or any Subsidiary thereof in an amount greater than $5,000,000.00, and Borrowers have notified Administrative Agent of such documents and provided Administrative Agent with such true, correct and complete copies thereof as requested by Administrative Agent.
Section 6.25    Solvency. As of the Closing Date and the Initial Funding Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither THS nor any Loan Party is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, each of THS and the Loan Parties is able to pay its debts as they become due, and each THS and the Loan Parties has sufficient capital to carry on its business.
Section 6.26    No Bankruptcy Filing. Neither any Loan Party nor any Subsidiary thereof is contemplating either the filing of a petition by it under any state or federal bankruptcy or Insolvency Laws or for the liquidation of its assets or property, and no Borrower has any knowledge of three or more Persons contemplating the filing of any such petition against it, any other Loan Party or any Subsidiary thereof.
Section 6.27    No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by any Borrower, any Guarantor or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.
Section 6.28    Transaction in Best Interests of Borrowers and Guarantors; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of each Borrower, each Guarantor and their respective Subsidiaries. Borrowers, the Guarantors and their respective Subsidiaries are engaged in common business enterprises and will derive substantial direct and indirect benefit from the effectiveness and existence of this Agreement. The direct and indirect benefits to inure to each Borrower, each Guarantor and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by Borrowers, the Guarantors and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to guaranty the Loans, Borrowers would be unable to obtain the financing contemplated hereunder which financing will enable each Borrower, each Guarantor and their respective Subsidiaries to have available financing to conduct and expand their business.
Section 6.29    Contribution Agreement. Borrowers and the Guarantors have executed and delivered the Contribution Agreement, and the Contribution Agreement constitutes the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
Section 6.30    Representations and Warranties of Borrowers. No Borrower has any knowledge that any of the representations or warranties of any other Loan Party contained in any Loan Document to which such other Loan Party is a party are untrue or inaccurate in any material respect.
Section 6.31    OFAC. None of Borrowers or the Guarantors (a) is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action or (b) is engaged (or will engage) in any dealings or transactions or otherwise be associated with such persons (any such Person, a “Designated Person”). In addition, Borrowers hereby agree to provide to the Lenders any additional information that a Lender reasonably deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities. Neither any Borrower, any Guarantor nor any Subsidiary, director or officer of any Borrower or any Guarantor or, to the knowledge of Borrower, any Affiliate, agent or employee of any Borrower or any Guarantor, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including any Sanctions Laws and Regulations.
Section 6.32    Healthcare Representations.
(a)    Each Loan Party, each Subsidiary thereof, each Senior Care Property owned, leased or operated by or on behalf of such Loan Party or such Subsidiary, each Operator and each Ancillary Service provided by any Person, as applicable:
(i)    has and maintains in full force and effect all Primary Licenses and Permits required, in each case, to operate each Senior Care Property and provide each Ancillary Service in compliance with applicable law, and no Primary License or Permit has been restricted, limited, placed in provisionary or probationary status, suspended, revoked or terminated;

(ii)    is in compliance with all applicable Healthcare Laws and all other laws and requirements of Governmental Authorities having jurisdiction over the Ancillary Services or Senior Care Properties, as applicable, including: (A) licensure requirements; (B) staffing requirements; (C) health and fire safety codes, including quality and safety standards; (D) accepted professional standards and principles that apply to professionals providing Ancillary Services or services at each Senior Care Property; (E) those relating to the prevention of fraud and abuse; (F) government payment program requirements, conditions of participation and disclosure of ownership and related information reporting requirements; (G) requirements relating to the Senior Care Properties’ physical structure, environment, quality and adequacy of medical care and licensing, equipment, personnel, rate setting and fee splitting; and (H) those related to payment or reimbursement for any Ancillary Service or for care or service provided by Operators with respect to the Senior Care Properties, except in each case where the failure to comply is in process of remediation pursuant to a written plan of correction remitted to or accepted by the appropriate Governmental Authority and such failure to comply could not reasonably be expected, directly or indirectly, or with the passage of time (1) to have a Material Adverse Effect on any Senior Care Property or a material adverse effect on any Loan Party’s, any Subsidiary of a Loan Party’s or any Operator’s ability to accept or retain patients or residents, provide Ancillary Services, receive payment or reimbursement for care or services provided at, or operate, any Senior Care Property for its current use, (2) to adversely modify, limit or result in the transfer, suspension, revocation, non-renewal or imposition of probationary use or other limitation of any of the Primary Licenses or Permits, (3) to adversely affect any Loan Party’s, any Subsidiary of a Loan Party’s or any Operator’s continued participation in the Medicaid or Medicare programs or any other Third Party Payor Programs in which such Person participates, or any successor programs thereto, at then current rates, (4) to result in any material civil or criminal penalty or remedy, or (5) to result in the appointment of a receiver or manager; and
(iii)    has and maintains all records required to be maintained under the Healthcare Laws.
(b)    No waivers of any laws, rules, regulations or requirements (including minimum square foot requirements per bed) are required for the Real Estate, the Loan Parties, their Subsidiaries or the Operators to operate in compliance with applicable law.
(c)    All Primary Licenses and Permits are in full force and effect and in the name of a Borrower or Operator, as appropriate, including approved provider status in any Third Party Payor Program in which any Loan Party, any Subsidiary of any Loan Party or any Operator participates. If and to the extent that any Borrower or any Operator have been or are required to make any filing, submission or notice with, or to take any other action to obtain approval from, any Governmental Authority or Third Party Payor Program in connection with the acquisition of any Primary License or Permit, all such filings, submissions, notices or actions have been fully made or taken.
(d)    There are no, and there have been no written notices with respect to, violations, statements of charges or deficiencies, penalties or fines, in each case by or against any Loan Party, Subsidiary of a Loan Party, Senior Care Property, Ancillary Service, Operator or any officer, director, employee or agent of any of them, or any Healthcare Investigations or any other inquiries, reviews, investigations, probes, reviews, audits or proceedings by any Governmental Authority, Third Party Payor Program in which any such Person participates or any other third party or any patient, employee or resident (including whistleblower suits, or suits brought pursuant to federal or state “false claims acts” and Medicaid, Medicare or state fraud or abuse laws), that in any of the above cases is reasonably likely directly or indirectly, or with the passage of time (i) to have a Material Adverse Effect on any Senior Care Property or a material adverse effect on any Loan Party’s, any Subsidiary of a Loan Party’s or any Operator’s ability to accept or retain patients or residents, provide Ancillary Services, receive payment or reimbursement for care or services provided at, or operate, any Senior Care Property for its current use or result in a lower rate certification or a lower reimbursement rate for services rendered to eligible patients or residents, (ii) to adversely modify, limit or result in the transfer, suspension, revocation, non-renewal or imposition of probationary use or other limitation of any of the Primary Licenses, (iii) to adversely affect any Loan Party’s, any Subsidiary of a Loan Party’s or any Operator’s continued participation in the Medicaid or Medicare programs or any other Third Party Payor Programs, or any successor programs thereto, in which such Person participates, at then current rates, (iv) to result in any material civil or criminal penalty or remedy, or (v) to result in the appointment of a receiver or manager.
(e)    None of the Collateral Properties are excluded or suspended from participation, or are otherwise ineligible to participate, in the Medicare or Medicaid programs or, has committed any violation of Laws that is reasonably expected to serve as the basis for such exclusion or suspension.
Section 6.33    Accounts. The accounts receivable of each Borrower are bona fide existing payment obligations of each applicable Operator created by the lease of a Collateral Property in the ordinary course of such Borrower’s business and all documents relating to such accounts receivable are legally sufficient under applicable law and are legally enforceable in accordance with their terms.
Section 6.34    Ground Lease. Each Ground Lease contains the entire agreement of the applicable Borrower and the applicable Ground Lessor pertaining to the applicable Collateral Property covered thereby. The applicable Borrower has no estate, right, title or interest in or to any Collateral Property subject to a Ground Lease except under and pursuant to the applicable Ground Lease. Borrowers have delivered to Administrative Agent a true and correct copy of each Ground Lease pertaining to a Collateral Property, and each such Ground Lease has not been modified, amended or assigned, with the exception of written instruments that have been delivered to Administrative Agent. Each Ground Lease is in full force and effect and no default or event of default (after the expiration of any applicable notice and cure period) under any Ground Lease has occurred and is continuing on the part of any Borrower (a “Lease Default”) or, to Borrowers’ knowledge, on the part of the applicable Ground Lessor. All base rent and additional rent, if any, due and payable under each Ground Lease has been paid and no Borrower is required to pay any deferred or accrued rent under any Ground Lease for any period prior to the Initial Funding Date. No Borrower has received any written notice or otherwise has any knowledge that a Lease Default exists or that Ground Lessor or any third party alleges the same to have occurred or exist. The applicable Borrower is the exclusive owner of the ground lessee’s interest under and pursuant to the applicable Ground Lease, and has not assigned, transferred or encumbered its interest in, to, or under such Ground Lease, except as permitted in Section 8.2(iii).
Section 6.35    Labor Matters. (a) No Loan Party or any Subsidiary of a Loan Party has, within the two-year period preceding the date of this Agreement, taken any action which would have constituted or resulted in a “plant closing” or “mass layoff” within the meaning of the Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable federal, state or local law, and no Loan Party has any reasonable expectation that any such action is or will be required at any time prior to the Maturity Date; and (b) on the Closing Date and the Initial Funding Date (i) no Loan Party or any Subsidiary of a Loan Party is a party to any labor dispute (other than any immaterial disputes with such Loan Party’s or Subsidiary’s employees as individuals and not affecting such Loan Party’s or Subsidiary’s relations with any labor group or its workforce as a whole) and (ii) there are no pending or, to each Loan Party’s knowledge, threatened strikes or walkouts relating to any material labor contracts to which any Loan Party or any Subsidiary of a Loan Party is a party or is otherwise subject.

Section 6.36    Single Purpose Entity/Separateness. Each Borrower represents and warrants, until the Obligations have been paid and satisfied in full and the Total Commitment under this Agreement has been terminated, that each Borrower:
(a)    except as expressly permitted by Section 8.4, has not (except in connection with the transactions contemplated by the Acquisition Documents) and will not merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;
(b)    except as expressly permitted by Section 8.4, has not and will not (i) fail to observe all organizational formalities, (ii) fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable legal requirements of the jurisdiction of its organization or formation, or (iii) amend, modify, (except for amendments and modifications prior to the Closing Date and those amendments and modifications in connection with the transactions contemplated by this Agreement) terminate or fail to comply with the provisions of its organizational documents;
(c)    has not and will not commingle its funds or assets with the funds or assets of any other Person other than the other Borrowers;
(d)    will not fail to maintain all of its books, records, financial statements and bank accounts separate from those of any other Person (including OpCo, its Subsidiaries and any other Affiliates) other than the other Borrowers; will not fail to maintain its books, records, resolutions and agreements as official records; and will not list the assets of Borrowers and their Subsidiaries on the financial statement of any other Person (including OpCo, its Subsidiaries and any other Affiliates but excluding parents of Borrowers consolidated therewith in accordance with GAAP; provided, however, that any such consolidated financial statement contains a note indicating that no Borrower’s separate assets and credit are available to pay the debts of such Affiliate and that no Borrower’s liabilities constitute obligations of the consolidated entity);
(e)    has not entered into (unless as of the Initial Funding Date no longer in effect) and will not enter into any contract or agreement with any general partner, member, shareholder, principal or Affiliate, except (i) upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties, (ii) for Leases with OpCo Affiliates at Collateral Properties and other Real Estate, so long as each such Lease is in the form delivered to and approved by Administrative Agent as provided in Section 8.16, and (iii) as otherwise permitted by Section 8.12;
(f)    has not maintained and will not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person (other than other Borrowers);
(g)    (i) will not assume or guaranty the debts of Trilogy Investors or any of its Subsidiaries (other than other Borrowers) or hold itself out to be responsible for the debts of Trilogy Investors or any of its Subsidiaries (other than other Borrowers); and has not (unless as of the Initial Funding Date no longer in effect) and will not otherwise pledge its assets for the benefit of Trilogy Investors or any of its Subsidiaries (other than other Borrowers) and (ii) has not previously done any of the foregoing described in this subsection (g) (except to the extent as of the Initial Funding Date no longer in effect).
(h)    has not made (unless as of the Initial Funding Date no longer n effect) and will not make any loans or advances to Trilogy Investors or any of its Subsidiaries (other than other Borrowers), and has not, (unless as of the Initial Funding Date no longer in effect) and will not incur any Indebtedness or undertake any other obligations that are, or would be, owed to Trilogy Investors or any of its Subsidiaries (other than other Borrowers), other than Leases that are in full force and effect as of the Initial Funding Date;
(i)    has not failed and will not fail to file its own tax returns (unless prohibited by Applicable Law from doing so), as appropriate;
(j)    has not failed and will not fail to (i) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other Person (other than other Borrowers) and not as a division or part of any other Person (other than other Borrowers), (ii) conduct its business solely in its own name, (iii) hold its assets in its own name or (iv) correct any known misunderstanding regarding its separate identity;
(k)    has not failed and will not fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided that the foregoing shall only apply to the extent it has available cash to maintain such capital and shall not require the contribution of additional capital to Borrowers;
(l)    has not failed and will not fail to allocate shared expenses (including shared office space) or fail to use separate stationery, invoices and checks (provided, however, that Borrowers may use combined stationery, invoices and checks with other Borrowers);
(m)    will pay its own liabilities (including salaries of its own employees, if any) only from its own funds (and, with respect to the Obligations, funds of other Borrowers);
(n)    has not acquired (unless as of the Initial Funding Date no longer owned) and will not acquire obligations, securities or other Equity Interests of its partners, members, shareholders or other Affiliates, as applicable, other than other Borrowers and their Wholly-Owned Domestic Subsidiaries; and
(o)    has not and will not identify its partners, members, shareholders or other Affiliates (other than other Borrowers or with an entity one hundred percent (100%) owned by Parent), as applicable, as a division or part of it.
Section 6.37    Holding Companies.
(a)    Holdings, THS (unless THS does not own or control, directly or indirectly, any Equity Interests of Parent or any of Parent's Subsidiaries), and Private REIT are each a non-operating holding company except, in the case of THS, for the ownership of teh assets described in Sections 6.37(b)(iii).
(b)    if THS owns or controls or directly or indirectly, and Equity Interests of Parent or any of Parent's Subsidiaries, THS has no assets other thatn (i) the Equity Interest of Parent, (ii) a parcel or undeveloped land and (iii) a parking lot, in each case of (ii) and (iii), with immaterial value and not adjacent to Real Estate.
(c)    Parent is a holding company that aggregates capital and does not (i) hold any property other than the Equity Interests of its Subsidiaries, (ii) have any liabilities other than incidental corporate expenses in the ordinary course of business and the Obligations or (iii) engage in any business or activities other than governing its unit holders and raising and furnishing equity funds for its Subsidiaries and owning the Equity Interests of its Subsidiaries and activities incidental or related thereto, including its governance responsibilities as Managing Member of its Subsidiaries and granting a Lien on its property pursuant to the Security Agreement.

Section 6.38    Michigan Lessees. As of the Initial Funding Date, each Michigan Lessee is a holder of a certificate of need properly issued by the Michigan Department of Health and Human Services (“MDHHS”) and is the holder of nursing home license properly issued by the Michigan Department of Licensing and Regulatory Affairs to operate the applicable Collateral Property as a Senior Care Property and with the number of beds approved as of the Initial Funding Date under the Lease in effect as of the Initial Funding Date. Neither the transactions contemplated by the Loan Documents, the Acquisition Documents nor the Merger shall cause the suspension, loss, termination or review of any such certificate of need or license held by a Michigan Lessee (provided that the Michigan Lessees shall be required to obtain the approvals contemplated by Section 7.28(a)). Each Michigan Lessee meets the requirements to obtain a certificate of need for the Collateral Property leased by it upon submission of an application to the MDHHS and a Lease meeting the terms of Section 7.28(a), and upon payment of the applicable application fee and submission of all documentation required by the MDHHS.
SECTION 7.    AFFIRMATIVE COVENANTS.
Each Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans:
Section 7.1    Punctual Payment. Each Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.
Section 7.2    Maintenance of Office. Each Borrower and each Guarantor will maintain their respective chief executive office at 303 N. Hurstbourne Parkway, Suite 200, Louisville, Kentucky 40222, or at such other place in the United States of America as any Borrower or any Guarantor shall designate, upon thirty (30) days prior written notice to Administrative Agent and the Lenders, where notices, presentations and demands to or upon such Borrower or such Guarantor in respect of the Loan Documents may be given or made.
Section 7.3    Records and Accounts. Each Borrower and each Guarantor will (a) keep, and cause each of their respective Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of their respective Subsidiaries, contingencies and other reserves. Neither any Borrower, any Guarantor nor any of their respective Subsidiaries shall, without the prior written consent of Administrative Agent, (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in Section 6.4 or 7.4, or (y) change its fiscal year. Administrative Agent and the Lenders acknowledge that Parent’s fiscal year is a calendar year.
Section 7.4    Financial Statements; Borrowing Base Information; other Certificates and Information.
(a)    Borrowers will deliver or cause to be delivered to Administrative Agent, in form and substance satisfactory to Administrative Agent:
(i)    not later than one-hundred twenty (120) days after the end of each fiscal year of Trilogy Investors, (A) with respect to the fiscal year ended December 31, 2015, the financial information with respect to Private REIT included in the notes to the annual report on Form 10-K filed by GAHR with the SEC, together with the supporting schedules to such financial information (which, for the avoidance of doubt, shall not include any schedules not reviewed by the public auditors of GAHR in connection with the preparation of their audit report with respect to the financial statements of GAHR included in such annual report, but shall include a balance sheet for Trilogy Investors and its Subsidiaries separate from the other financial information of Private REIT) and (B) with respect to each subsequent fiscal year (1) the audited consolidated and consolidating balance sheet of Trilogy Investors and its Subsidiaries at the end of such year, and the related audited consolidated and consolidating statements of income, shareholders’ equity, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, including, with respect to the consolidating financial statements, eliminations, together with a certification by the chief financial officer or chief accounting officer of Parent and Trilogy Investors that the information contained in such financial statements fairly presents the financial position of Trilogy Investors and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification (other than a qualification permitted by the Securities and Exchange Commission regarding the internal controls of a company acquired during such period pursuant to a material acquisition by Parent or any of its Subsidiaries) as to the scope of the audit by a nationally recognized accounting firm reasonably approved by Administrative Agent and who shall have authorized Trilogy Investors and Parent to deliver such financial statements and report thereof to Administrative Agent and the Lenders (it being understood that the delivery of annual reports on Form 10-K (or any successor or comparable forms) of Borrowers shall satisfy the requirements of this Section 7.4(a)(i) to the extent such annual reports include the information specified herein), (2) attached to such audited financial statements, a consolidated and consolidating balance sheet of Parent and its Subsidiaries at the end of such year, and the related audited consolidated and consolidating statements of income, shareholders’ equity, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, including, with respect to the consolidating financial statements, eliminations, together with a certification by the chief financial officer or chief accounting officer of Parent and Trilogy Investors that the information contained in such financial statements fairly presents the financial position of Trilogy Investors and its Subsidiaries, and (3) within a reasonable period of time following request therefor, any other information the Lenders may reasonably request to complete a financial analysis of Trilogy Investors and its Subsidiaries;
(ii)    not later than forty-five (45) days after the end of each fiscal quarter of Trilogy Investors (other than the fourth quarter of each fiscal year), copies of the unaudited consolidated and consolidating balance sheet of Parent and its Subsidiaries, at the end of such quarter, and the related unaudited consolidated and consolidating statements of income, unaudited consolidated balance sheet and cash flows for the portion of Parent’s fiscal year then elapsed, each setting forth in comparative form the figures for the previous fiscal year and all in reasonable detail and prepared in accordance with GAAP, including, with respect to the consolidating financial statements, eliminations, together with a certification by the chief financial officer or chief accounting officer of Parent that the information contained in such financial statements fairly presents the financial position of Parent and its Subsidiaries on the date thereof (subject to year-end adjustments) (it being understood that the delivery of quarterly reports on Form 10-Q or reports on Form 6-K (or any successor or comparable forms) of Borrowers shall satisfy the requirements of this Section 7.4(a)(ii) to the extent such reports include the information specified herein);
(iii)    simultaneously with the delivery of the financial statements referred to in Sections 7.4(a)(i) and 7.4(a)(ii),
(A)    a Borrowing Base Certificate in the form of Exhibit L (a “Borrowing Base Certificate”) pursuant to which Borrowers shall calculate the amount of the Borrowing Base Availability as of the end of the immediately preceding calendar month and a statement (a “Compliance

Certificate”) certified by the chief financial officer or chief accounting officer of Parent, in the form of Exhibit M (or in such other form as Administrative Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in Section 9 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date and with all necessary back-up calculations, including the lessee’s and sublessee’s property level operating statements, rent rolls, occupancy reports and any other information Agent may reasonably request. All income, expense and value associated with Real Estate or other Investments or operations acquired or disposed of during any quarter will be adjusted, where applicable,
(B)    (1) the Total Adjusted EBITDA (Real Estate), Total Adjusted EBITDAR (Real Estate) and cash flow for the Senior Care Properties of Borrowers, on a property-by-property basis, and a summary thereof in form satisfactory to Administrative Agent as of the end of each calendar quarter (including the fourth calendar quarter in each year), (2) a copy of each Lease or amendment to any Lease entered into with respect to a Senior Care Property or any other Real Estate during such calendar quarter (including the fourth calendar quarter in each year), and (3) other evidence reasonably required by Administrative Agent to determine compliance with the covenants contained in Section 9,
(C)    a statement listing (1) for each Senior Care Property owned by a Borrower as of the Initial Funding Date, the net operating income and, if applicable, the IGT Revenue thereof, (2) for each parcel of Real Estate acquired after the Initial Funding Date, the aggregate acquisition cost thereof, the location thereof, the date such parcel was acquired, the net operating income thereof and the appraised value thereof, and (3) the Indebtedness of Parent and its Subsidiaries (excluding Indebtedness of the type described in Sections 8.1(a) through 8.1(d), 8.1(f) and 8.1(k) through 8.1(p)), which statement shall include, if changed since the prior disclosure pursuant to this Section 7.4(a)(iii)(C) or Section 6.24, the current principal amount of such Indebtedness outstanding, the holder, the maturity date, any extension options, and the interest rate thereof, the collateral provided for such Indebtedness and whether such Indebtedness is Recourse Indebtedness or Non-Recourse Indebtedness,
(D)    a management discussion and analysis prepared by Parent for the period covered by such financial statements,
(E)    financial statements for Borrowers’ Senior Care Properties (other than balance sheets), including statements of income and expenses, utilization reports, quarterly census information of each separate parcel of Real Estate as of the end of such quarterly period in sufficient detail to show patient-mix, occupancy, payor mix and per diems (private pay, Medicare, Medicaid and other), setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, to the extent applicable, and certified by an Authorized Officer as fairly presenting, in all material respects, the financial position of the operations at each separate Collateral Property being reported on and their results of operations and cash flows, and
(iv)    not later than one-hundred twenty (120) days after the end of each fiscal year of Parent, an internally-prepared schedule listing, on a property-by-property basis, all Real Estate of Parent and its Subsidiaries;
(v)    within twenty (20) days after the end of each fiscal quarter, a Facility Occupancy Report, on a property-by-property basis, and a summary thereof in form satisfactory to

Administrative Agent as of the end of each calendar quarter (including the fourth calendar quarter in each year);
(vi)    promptly following Administrative Agent’s request, after they are filed with the Internal Revenue Service, copies of any annual federal income tax returns and amendments thereto of each Loan Party and each Subsidiary thereof;
(vii)    notice of any audits pending or threatened in writing with respect to any tax returns filed by Parent or any of its Subsidiaries promptly following notice of such audit;
(viii)    upon the written request of Administrative Agent, evidence of the timely payment of all real estate taxes for the Senior Care Properties and all sales taxes and payroll taxes of the Loan Parties and their respective Subsidiaries;
(ix)    no later than sixty (60) days after the beginning of each fiscal year of Parent, a quarter-by-quarter projected operating budget and cash flow of Parent and its Subsidiaries for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such budget and cash flow to be accompanied by a certificate signed by the chief financial officer or chief accounting officer of Parent to the effect that to his/her knowledge such budget and cash flow have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such budget and cash flow were prepared;
(x)    within five (5) Business Days of receipt, copies of any written claim made with respect to any Non-Recourse Exclusion; and
(xi)    from time to time, such other financial data and information in the possession of Parent or any of its Subsidiaries (including auditors’ management letters, status of litigation or investigations against Parent or any of its Subsidiaries and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting Parent or any of its Subsidiaries) as Administrative Agent may reasonably request.
(b)    Each Borrower shall use commercially reasonable efforts to deliver to Administrative Agent, upon the request of Administrative Agent, materials or information provided by or on behalf of such Borrower in a format that allows Administrative Agent to distribute materials or information through an Electronic System (as defined below). Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of such Borrower to Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Section 7.4. Any material to be delivered pursuant to this Section 7.4 may be delivered electronically directly to Administrative Agent and the Lenders provided that such material is in a format reasonably acceptable to Administrative Agent, and such material shall be deemed to have been delivered to Administrative Agent and the Lenders upon Administrative Agent’s receipt thereof. Upon the request of Administrative Agent, Borrowers shall deliver paper copies thereof to Administrative Agent and the Lenders. Each Borrower authorizes Administrative Agent and the Co-Lead Arrangers to disseminate any such materials, including the Information Materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system (an “Electronic System”). Any such Electronic System is provided “as is” and “as available.” Administrative Agent and the Co-Lead Arrangers do not warrant the adequacy of any Electronic System and expressly disclaim liability for errors or omissions in any notice, demand, communication, information or other material provided by or on behalf of any Borrower that is distributed over or by any such Electronic System (“Communications”). No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Administrative Agent or the Co-Lead Arrangers in connection with the Communications or the Electronic System. In no event shall Administrative Agent, the Co-Lead Arrangers or any of their directors, officers, employees, agents or attorneys have any liability to any Borrower, any Guarantor, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the any Borrower’s, any Guarantor’s, Administrative Agent’s or the Co-Lead Arrangers' transmission of Communications through the Electronic System, and Borrowers and the Guarantors release Administrative Agent, the Co-Lead Arrangers and the Lenders from any liability in connection therewith.
Section 7.5    Notices.
(a)    Defaults. Borrowers will, within five (5) Business Days of becoming aware of same, notify Administrative Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any notice of the existence of a claimed default or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which any Borrower, any Guarantor or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, Borrowers shall forthwith give written notice thereof to Administrative Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.
(b)    Environmental Events. Borrowers will give notice to Administrative Agent within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that any Borrower, any Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves (A) a Collateral Property, (B) any other Real Estate and could reasonably be expected to have a Material Adverse Effect or (C) Administrative Agent’s liens on the Collateral pursuant to the Security Documents.
(c)    Notification of Claims Against Collateral. Borrowers will give notice to Administrative Agent in writing within five (5) Business Days of becoming aware of any material setoff, claims (including environmental claims), withholdings or other defenses to which any of the Collateral, or the rights of Administrative Agent or the Lenders with respect to the Collateral, are subject.
(d)    Notice of Litigation and Judgments. Borrowers will give notice to Administrative Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any Borrower, any Guarantor or any of their respective Subsidiaries or to which any Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against any Borrower, any Guarantor or any of their respective Subsidiaries that could either reasonably be expected to cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. Borrowers will give notice to Administrative Agent, in writing, in form and detail reasonably satisfactory to

Administrative Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against any Borrower or any of its Subsidiaries in an amount in excess of $2,500,000.00.
(e)    ERISA. Borrowers will give notice to Administrative Agent within ten (10) Business Days after Parent or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any such plan.
(f)    Notices of Default Under Leases. Borrowers will give notice to Administrative Agent in writing within five (5) Business Days after any Loan Party or any Subsidiary thereof (i) receives written notice from a tenant under a Lease of a Collateral Property of a default by the landlord under such Lease, or (ii) delivers a written notice to any tenant under a Lease of a Collateral Property of a default by such tenant under its Lease.
(g)    Governmental Authority Notices.
(i)    Borrowers will give prompt written notice to Administrative Agent (A) of the institution of any investigation, review or proceeding against any Loan Party, any of its Subsidiaries or any Operator to suspend, revoke or terminate (or that could reasonably be expected to result in the suspension, revocation or termination of) any Medicare Provider Agreement, Medicaid Provider Agreement or any other agreement or participation with another Third Party Payor Program in which any such Person participates (unless Borrowers have elected, with respect to a Third Party Payor Program with an Insurer, to no longer participate in such program), (B) of the institution of any other investigation, review or proceeding against any Loan Party or any of its Subsidiaries or any Operator under any Healthcare Law that could result in a Material Adverse Effect or a Material Adverse Effect on any Senior Care Property, (C) of any notice of loss or threatened (in writing) loss of (1) any material accreditation or certification or (2) any participation under any Third Party Payor Program (unless Borrowers have elected, with respect to a Third Party Payor Program with an Insurer, to no longer participate in such program), (D) if any Primary License becomes provisionary, probationary or is made subject to material restrictions or (E) of any other Healthcare Investigation that could reasonably be expected to result in a Material Adverse Effect or a Material Adverse Effect on any Senior Care Property, and, in each case, any information requested by Administrative Agent in connection with the foregoing.
(ii)    Borrowers will give written notice to Administrative Agent within five (5) Business Days of any Operator of receiving any documents, correspondence or written notice from any Governmental Authority where such document, correspondence or notice relates to threatened or actual change or development that could reasonably be expected to have a Material Adverse Effect or a Material Adverse Effect on any Senior Care Property.
(iii)    upon the written request of Administrative Agent, Borrowers will, and will cause each Operator to, give Administrative Agent copies of all Medicare and Medicaid cost reports with respect to the Senior Care Properties and the Ancillary Services that are subject to such request.
(iv)    upon the written request of Administrative Agent, Borrowers will, and will cause each Operator to, give Administrative Agent copies of the most recent Department of Health (or similar entity) surveys from the States in which the Senior Care Properties are operated with respect to the Senior Care Properties, including follow-up revisits, plans of corrective actions and letters indicating that the Senior Care Properties are in substantial compliance with the requirements of the Department of Health (or similar entity) of the applicable State.
(h)    Notification of Lenders. Within five (5) Business Days after receiving any notice under this Section 7.5, Administrative Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.
Section 7.6    Existence; Maintenance of Properties.
(a)    Except as expressly permitted under Sections 8.4 and 8.8, each Borrower and each Guarantor will preserve and keep in full force and effect their legal existence as a single purpose, bankruptcy remote entity in the jurisdiction of its incorporation or formation. Each Borrower and each Guarantor will preserve and keep in full force all of their rights and franchises and those of their respective Subsidiaries, the preservation of which is necessary to the conduct of their business.
(b)    Each Borrower and each Guarantor (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof.
Section 7.7    Insurance; Condemnation.
(a)    Each of the Loan Parties and each of their respective Subsidiaries will, and will cause each Operator to, at its expense, procure and maintain for the benefit of each such Loan Party, each such Subsidiary, such Operator and Administrative Agent, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are reasonably acceptable to Administrative Agent, providing the following types of insurance covering each Collateral Property:
(i)    “Cause of Loss-Special Form” property insurance (including broad form flood, broad form earthquake, coverage from loss or damage arising from acts of terrorism, and comprehensive boiler and machinery coverages) on each Building and on the contents of each Building of Parent and its Subsidiaries in an amount not less than one hundred percent (100%) of the full replacement cost of each Building and the contents therein of Parent and its Subsidiaries, or such other amount as Administrative Agent may approve, with deductibles not to exceed $25,000.00 for any one occurrence, with a replacement cost coverage endorsement, an agreed amount endorsement, and, if reasonably requested by Administrative Agent, a contingent liability from operation of building laws endorsement in such amounts as Administrative Agent may require. Full replacement cost as used herein means the cost of replacing the Building (exclusive of the cost of excavations, foundations and footings below the lowest basement floor) and the contents therein of Parent and its Subsidiaries without deduction for physical depreciation thereof;
(ii)    During the course of construction or repair of any Building, the insurance required by clause (i) above shall be written on a builders risk, completed value, non-reporting form, meeting all of the terms required by clause (i) above, covering the total value of work performed, materials, equipment, machinery and supplies furnished, existing structures, and temporary structures being erected on or near the Collateral Property, including coverage against collapse and damage during transit or while being stored off-

site, and containing a soft costs (including loss of rents) coverage endorsement and a permission to occupy endorsement;
(iii)    Flood insurance if at any time any Building is located in any federally designated “special hazard area” (including any area having special flood, mudslide or flood-related erosion hazards, and shown on a Flood Hazard Boundary Map or a Flood Insurance Rate Map published by the Federal Emergency Management Agency as Zone A, AO, Al-30, AE, A99, AH, VO, V1-30, VE, V, M or E) and the broad form flood coverage required by clause (i) above is not available, in an amount equal to the full replacement cost or the maximum amount then available under the National Flood Insurance Program;
(iv)    Rent loss insurance in an amount sufficient to recover at least the total estimated gross receipts from all sources of income, including rental income, for the Collateral Property for a twelve (12) month period;
(v)    Commercial general liability insurance against claims for personal injury (to include bodily injury and personal and advertising injury) and property damage liability, all on an occurrence basis, if commercially available, with such coverages as Administrative Agent may reasonably request (including contractual liability coverage, completed operations coverage for a period of two (2) years following completion of construction of any improvements on the Collateral Property, and coverages equivalent to an ISO broad form endorsement), with a general aggregate limit of not less than $3,000,000.00, a completed operations aggregate limit of not less than $3,000,000.00, and a combined single “per occurrence” limit of not less than $1,000,000.00 for bodily injury and property damage and medical payments;
(vi)    During the course of construction or repair of any improvements on the Collateral Property, the general contractor selected to oversee such improvements shall provide commercial general liability insurance (including completed operations coverage) naming the applicable Loan Party or Subsidiary as an additional insured, or in lieu thereof, may provide for such coverage by way of an owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance required by clause (v) above;
(vii)    Employer’s liability insurance with respect to the employees of Parent and its Subsidiaries;
(viii)    Umbrella liability insurance with limits of not less than $20,000,000.00 to be in excess of the limits of the insurance required by clauses (v), (vi) and (vii) above, with coverage at least as broad as the primary coverages of the insurance required by clauses (v), (vi) and (vii) above, with any excess liability insurance to be at least as broad as the coverages of the lead umbrella policy. All such policies shall be endorsed to provide defense coverage obligations;
(ix)    Workers’ compensation insurance for all employees of Parent, its Subsidiaries and EIK Manager engaged on or with respect to the Collateral Property with limits as required by applicable law (or if such Person has no employees, for all employees of the managers under the Management Agreements); and
(x)    Such other insurance in such form and in such amounts as may from time to time be reasonably required by Administrative Agent against other insurable hazards and casualties which at the time are commonly insured against in the case of properties of similar character and location to the Collateral Property.

(b)    In addition to the foregoing, the Loan Parties and their respective Subsidiaries will, at their expense, procure and maintain insurance covering the Loan Parties and their respective Subsidiaries (as applicable) and the Collateral and their other assets in such amounts and against such risks and casualties as are customary for properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy, and shall: (i) keep all its insurable properties and properties in which such Loan Party or such Subsidiary has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to the Loan Parties, including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to the Loan Parties insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of any Loan Party or any Subsidiary thereof either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which any Loan Party or any Subsidiary thereof is engaged in business; and (v) furnish Administrative Agent with appropriate endorsements in form and substance reasonably satisfactory to Administrative Agent, naming Administrative Agent as a co-insured and lender loss payee as its interests may appear with respect to all insurance coverage referred to in Sections 7.7(b)(i) and 7.7(b)(iii), and providing (1) that all proceeds thereunder shall be payable to Administrative Agent, (2) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (3) that such policy and lender loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days (or ten (10) days in the case of nonpayment of premiums) prior written notice is given to Administrative Agent. The carriers named therein hereby are directed by Administrative Agent and the Loan Parties to make payment for such loss to Administrative Agent and not to the Loan Parties and Administrative Agent jointly. If any such insurance losses are paid by check, draft or other instrument payable to the Loan Parties and Administrative Agent jointly, Administrative Agent may endorse the Loan Parties’ names thereon and do such other things as Administrative Agent may deem advisable to reduce the same to cash. Administrative Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in Sections 7.7(b)(i) and 7.7(b)(iii). All loss recoveries received by Administrative Agent upon any such insurance may be applied to the Obligations, in such order as Administrative Agent in its sole discretion shall determine. Any surplus shall be paid by Administrative Agent to Borrowers or applied as may be otherwise required by applicable law. Any deficiency thereon shall be paid by Borrowers to Administrative Agent, on demand. Each Loan Party shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral.
(c)    Borrowers shall pay all premiums on insurance policies. The insurance policies with respect to all Collateral Property provided for in Sections 7.7(a)(v), 7.7(a)(vi) and 7.7(a)(viii) shall name Administrative Agent and each Lender as an additional insured and shall contain a cross liability/severability endorsement. The insurance policies provided for in Sections 7.7(a)(i), 7.7(a)(ii), 7.7(a)(iii), 7.7(a)(iv) and 7.7(a)(vi) shall name Administrative Agent as mortgagee and loss payee, shall be first payable in case of loss to Administrative Agent, and shall contain mortgage clauses and lender’s loss payable endorsements in form and substance reasonably acceptable to Administrative Agent. Borrowers shall deliver certificates of insurance evidencing all such policies to Administrative Agent, and Borrowers shall promptly furnish to Administrative Agent all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid. Borrowers shall provide to Administrative Agent a duplicate original or certified copy of the insurance policies required hereunder promptly after the original policy is received by Borrowers. Not less than ten (10) days prior to the expiration date of the policies, as the same may be reduced by Administrative Agent, Borrowers shall deliver to Administrative Agent evidence of continued coverage, as may be reasonably satisfactory to Administrative Agent, and within five (5) Business Days after the renewal date of such policies, Borrowers shall deliver a certificate of insurance to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent.
(d)    All policies of insurance required by this Agreement shall contain clauses or endorsements to the effect that (i) no act or omission of Parent, any of its Subsidiaries or any Operator or anyone acting for Parent, any of its Subsidiaries or any Operator (including any representations made in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of the Real Estate or the Collateral for purposes more hazardous than permitted by the terms of the policy, and no foreclosure or any other change in title to the Real Estate or the Collateral or any part thereof, shall affect the validity or enforceability of such insurance insofar as Administrative Agent is concerned, (ii) the insurer waives any right of set off, counterclaim, subrogation, or any deduction in respect of any liability of Parent or any of its Subsidiaries and Administrative Agent, (iii) such insurance is primary and without right of contribution from any other insurance which may be available, (iv) such policies shall not be modified so as to reduce or in any way negatively affect insurance coverage on any Real Estate or any Collateral, canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least thirty (30) days prior written notice to Administrative Agent by certified or registered mail; provided, however, that only ten (10) days prior written notice to Administrative Agent shall be required if such cancellation or termination is due to non-payment of any insurance premium, and (v) that Administrative Agent or the Lenders shall not be liable for any premiums thereon or subject to any assessments thereunder, and shall in all events be in amounts sufficient to avoid any coinsurance liability.
(e)    The insurance required by this Agreement may be effected through a blanket policy or policies covering additional locations and property of the Loan Parties and other Persons not included in the Real Estate or the Collateral, provided that such blanket policy or policies comply with all of the terms and provisions of this Section 7.7, including Administrative Agent’s reasonable determination based on a review of the schedule of locations and values that the amount of such coverage is sufficient in light of the other risks and properties insured under the blanket policy.
(f)    All policies of insurance required by this Agreement shall be issued by companies licensed to do business in the State where the policy is issued and also in the States where the Real Estate is located and shall be issued by companies having a rating in Best’s Key Rating Guide of at least “A” and a financial size category of at least “X”.
(g)    None of Parent or any of its Subsidiaries shall carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement unless such insurance complies with the terms and provisions of this Section 7.7.
(h)    In the event of any loss or damage to any Collateral Property, the applicable Loan Party shall give prompt written notice to the insurance carrier and Administrative Agent. Each of the Loan Parties hereby irrevocably authorizes and empowers Administrative Agent, at Administrative Agent’s option and in Administrative Agent’s sole discretion or at the request of the Required Lenders in their sole discretion, as its attorney in fact, to make proof of such loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds and condemnation proceeds, and to deduct therefrom Administrative Agent’s reasonable expenses incurred in the collection of such insurance proceeds; provided, however, that so long as no Default or Event of Default has occurred and is continuing and so long as any Borrower or any Guarantor shall in good faith diligently pursue such claim, such Borrower or such Guarantor may make proof of loss and appear in any proceedings or negotiations with respect to the adjustment of such claim and, subject to Administrative

Agent’s consent rights set forth below, make all decisions with respect thereto, except that neither any Borrower, any Guarantor nor any other Person may settle, adjust or compromise any such claim without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld or delayed; provided, further, that such Borrower or such Guarantor may make proof of loss and adjust and compromise any claim under casualty insurance policies which is in an amount less than $750,000.00 so long as no Default or Event of Default has occurred and is continuing and so long as such Borrower or such Guarantor shall in good faith diligently pursue such claim. Each Borrower and each Guarantor further authorize Administrative Agent, at Administrative Agent’s option, to (i) apply the balance of such insurance proceeds and condemnation proceeds to the payment of the Obligations whether or not then due, or (ii) if Administrative Agent shall require the reconstruction or repair of the Collateral Property, to hold the balance of such proceeds as trustee to be used to pay taxes, charges, sewer use fees, water rates and assessments which may be imposed on the Collateral Property and the Obligations as they become due during the course of reconstruction or repair of the Collateral Property, and to reimburse such Borrower or such Guarantor, in accordance with such terms and conditions as Administrative Agent may prescribe, for, or to pay directly, the costs of reconstruction or repair of the Collateral Property and upon completion of such reconstruction or repair to pay any excess insurance proceeds to Borrowers, provided that (i) upon completion of such reconstruction or repair, the Collateral Property is in compliance with all applicable state, federal and local laws, ordinances and regulations, including all building and zoning laws, ordinances and regulations and (ii) no Defaults or Events of Default exist or are continuing under this Agreement on the date of such payment to Borrowers.
(i)    Notwithstanding the foregoing or anything to the contrary contained in the Mortgages, Administrative Agent shall make net insurance proceeds and condemnation proceeds available to such Borrower or such Guarantor to reconstruct and repair the Collateral Property, in accordance with such terms and conditions as Administrative Agent may prescribe in Administrative Agent’s discretion for the disbursement of the proceeds, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) such Borrower or such Guarantor shall have provided to Administrative Agent additional cash security in an amount equal to the amount reasonably estimated by Administrative Agent to be the amount in excess of such proceeds which will be required to complete such repair or restoration, (iii) Administrative Agent shall have approved the plans and specifications, construction budget, construction contracts, and construction schedule for such repair or restoration, which approval shall not be unreasonably withheld, delayed or conditioned (provided that Administrative Agent shall not disapprove such plans and specifications if the Building is to be restored to substantially its condition immediately prior to such damage), (iv) such Borrower or such Guarantor shall have delivered to Administrative Agent written agreements binding upon each Operator, agreeing upon a date for delivery of possession of the Collateral Property or their respective portions thereof, to permit time which is sufficient in the judgment of Administrative Agent for such repair or restoration and approving the plans and specifications for such repair or restoration, or other evidence reasonably satisfactory to Administrative Agent that none of such Operators may terminate their Leases or other agreements as a result of such casualty or as a result of having a right to approve the plans and specifications for such repair or restoration and prior to the exhaustion of expiration of any rental loss insurance coverage, (v) Administrative Agent shall reasonably determine that such repair or reconstruction can be completed prior to the Maturity Date and prior to the exhaustion of the benefits provided by the insurance described in Section 7.7(a)(iv), (vi) Administrative Agent shall receive evidence reasonably satisfactory to it that any such restoration, repair or rebuilding will comply in all respects with any and all applicable state, federal and local laws, ordinances and regulations, including zoning laws, ordinances and regulations, and that all required permits, licenses and approvals relative thereto have been or will be issued in a manner so as not to materially impede the progress of restoration, (vii) Administrative Agent shall receive evidence reasonably satisfactory to it that the insurer under such policies of fire or other casualty insurance does not assert any defense to any payment under such policies with respect to such damage against any Borrower, any Guarantor or Administrative Agent, unless such assertion is made prior to the commencement of restoration and Borrowers fund the payment amount at issue prior to such commencement, and (viii) with respect to any Taking, Administrative Agent shall determine that following such repair or restoration there shall be no non-de minimis reduction in occupancy or rental income from the Collateral Property so affected by such specific condemnation or taking and that, in the reasonable, good faith judgment of Administrative Agent, determined after consultation in good faith with the applicable Loan Party and giving special consideration to such Loan Party’s provision of care to residents, compliance with applicable law and prudent standards of care with respect to the operation of the affected Collateral Property, such Taking does not render the affected Collateral Property unsuitable for continued use as a skilled nursing facility or assisted living facility, as the case may be. Any excess insurance proceeds shall be paid to Borrowers, or if a Default or Event of Default has occurred and is continuing, such proceeds shall be applied to the payment of the Obligations, unless in either case by the terms of the applicable insurance policy the excess proceeds are required to be returned to such insurer. Any excess condemnation proceeds shall be applied to the payment of the Obligations. In no event shall the provisions of this Section 7.7(i) be construed to extend the Maturity Date or to limit in any way any right or remedy of Administrative Agent upon the occurrence of an Event of Default hereunder. If the Collateral Property is sold or the Collateral Property is acquired by Administrative Agent, all right, title and interest of any Borrower and any Guarantor in and to any insurance policies to the extent that they relate to Collateral Properties and unearned premiums thereon and in and to the proceeds thereof resulting from loss or damage to the Collateral Property prior to the sale or acquisition shall pass to Administrative Agent or any other successor in interest to the applicable Loan Party or purchaser of the Collateral Property.
Section 7.8    Taxes; Liens. Borrowers and the Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all property taxes and all other material taxes, assessments and other governmental charges imposed upon them or upon the Collateral Properties or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Collateral or other property of Borrowers, the Guarantors or their respective Subsidiaries and all non-governmental assessments, levies, maintenance and other charges, whether resulting from covenants, conditions and restrictions or otherwise, water and sewer rents and charges assessments on any water stock, utility charges and assessments and owner association dues, fees and levies, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property and the applicable Loan Party or applicable Subsidiary shall not be subject to any fine, suspension or loss of privileges or rights by reason of such proceeding, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture, loss or suspension of operation by reason of such proceeding and such Borrower, such Guarantor or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, such Borrower, such Guarantor or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to Administrative Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy.
Section 7.9    Inspection of Properties and Books. Borrowers and the Guarantors will, and will cause their respective Subsidiaries to, permit Administrative Agent and the Lenders, at Borrowers’ expense, upon reasonable prior notice and, if no Event of Default exists, during business hours, to visit and inspect any of the properties of each Borrower, each Guarantor or any of their respective Subsidiaries, to examine the books of account of any Borrower, any Guarantor and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of any Borrower, any

Guarantor and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as Administrative Agent or any Lender may reasonably request; provided, however, that such visits and inspections shall be limited to one (1) time per year unless an Event of Default exists. The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of such Persons.
Section 7.10    Compliance with Laws, Contracts, Licenses, and Permits. Borrowers and the Guarantors will, and will cause each of their respective Subsidiaries to, and will cause the Operators of the Real Estate to, comply with (a) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, in all material respects, (b) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (c) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (d) all applicable decrees, orders, and judgments, and (e) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where failure to so comply with either clause (a) or (e) would not result in the material non-compliance with the items described in such clauses. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that any Borrower, any Guarantor or their respective Subsidiaries may fulfill any of its obligations hereunder, such Borrower, such Guarantor or such Subsidiary will promptly take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish Administrative Agent and the Lenders with evidence thereof. Each Borrower shall, and shall cause each of its Subsidiaries to, develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise Administrative Agent in writing in the event that such Borrower shall determine that any investors in such Borrower are in violation of such act.
Section 7.11    Further Assurances. Each Borrower and each Guarantor will and will cause each of their respective Subsidiaries to, cooperate with Administrative Agent and the Lenders and execute such further instruments and documents as Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.
Section 7.12    Collateral Properties.
(a)    Borrowers shall cause the Eligible Owned Real Estate and Eligible Villa Units included in the calculation of the Borrowing Base Availability and inclusion as Collateral Properties or Villa Units, as the case may be, to at all times satisfy all of the following conditions:
(i)    the Eligible Owned Real Estate or Eligible Villa Units, as the case may be, shall be owned one hundred percent (100%) in fee simple (or, if applicable, leasehold) by a Borrower, free and clear of all Liens other than the Liens expressly permitted in Section 8.2(iii), and such Eligible Owned Real Estate or Eligible Villa Units, as the case may be, shall not have applicable to it any restriction on the sale, pledge, transfer, mortgage or assignment of such property (including any restrictions contained in the above-described Permitted Liens, Applicable Law and any applicable organizational documents);
(ii)    none of the Eligible Owned Real Estate or Eligible Villa Units, as the case may be, shall be subject to any condemnation proceeding, that in any event would give rise to a materially adverse effect as to the value, use of, operation of or ability to sell or finance such Real Estate;

(iii)    no strike, lockout, labor dispute, embargo, injunction or other proceeding (but only to the extent within Borrowers’ reasonable control to prevent) occurs which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities of any Borrower or any Operator at such property;
(iv)    such Eligible Owned Real Estate or Eligible Villa Units, as the case may be, are (A) leased by a Borrower to an OpCo Affiliate under a Lease approved by Administrative Agent and (B) operated and managed by EIK Manager under a Management Agreement reasonably satisfactory to Administrative Agent;
(v)    except with respect to Primary Licenses held by an IGT Hospital pursuant to an IGT Transaction, the applicable OpCo Affiliate is the holder of all Primary Licenses for such Eligible Owned Real Estate or Eligible Villa Units; and
(vi)    such Eligible Owned Real Estate or Eligible Villa Units, as the case may be, have not been removed from the calculation of the Borrowing Base Availability pursuant to Section 5.4, Section 7.12(b), 7.12(c) or 7.12(d).
(b)    In the event that all or any material portion of any Eligible Owned Real Estate or Eligible Villa Units, as the case may be, included in the calculation of Borrowing Base Availability shall be materially damaged or taken by condemnation, then such property shall no longer be included in the calculation of Borrowing Base Availability unless and until Administrative Agent shall receive evidence satisfactory to Administrative Agent that (i) with respect to any repair or restoration, of material damage, (A) the applicable Lease with an OpCo Affiliate will remain in effect, (B) adequate rent loss insurance will be in effect during the period of restoration and (C) Borrowers are otherwise in compliance with Section 7.7 in connection with such repair or restoration and (ii) with respect to any condemnation, (A) adequate condemnation proceeds have been received to replace the subject property and (B) Borrowers are otherwise in compliance with Section 7.7(i)(viii) with respect to such Taking.
(c)    Upon any asset ceasing to qualify to be included in the calculation of Borrowing Base Availability, such asset shall no longer be included in the calculation of Borrowing Base Availability. Within five (5) Business Days after any such disqualification, Borrowers shall deliver to Administrative Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and a calculation of Borrowing Base Availability attributable to such asset. Simultaneously with the delivery of the items required above, Borrowers shall deliver to Administrative Agent a pro forma Compliance Certificate and Borrowing Base Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in Section 9.
(d)    In addition, Borrowers may voluntarily remove any Real Estate from the calculation of the Borrowing Base Availability in their sole discretion pursuant to Section 5.3.
Section 7.13    Business Operations. Parent and its Subsidiaries shall operate their respective businesses (a) in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and such other lines of business that are reasonably related or incidental thereto and (b) in compliance with the terms and conditions of this Agreement and the Loan Documents. Neither Parent nor any other Borrower will, or permit any of their respective Subsidiaries to, directly or indirectly, engage in any line of business other than the ownership, operation and development of Senior

Care Properties and the provision of Ancillary Services. Each lessee of Real Estate shall be an OpCo Affiliate and such Real Estate shall be operated and managed by EIK Manager.
Section 7.14    Healthcare Laws and Covenants.
(a)    Each Loan Party shall cause, and shall cause each of its Subsidiaries and applicable Operators to cause, the operations of its Senior Care Properties and the provision of its Ancillary Services to be conducted at all times in compliance with the requirements of all applicable Healthcare Laws, Governmental Authorities and Third Party Payor Programs in which any such Person participates (unless Borrowers have elected, with respect to a Third Party Payor Program with an Insurer, to no longer participate in such program), in each case as are now in effect and which may be imposed upon any Loan Party, any Subsidiary thereof or any Operator or the maintenance, use or operation of the Real Estate, the provision of Ancillary Services or the care or services to the occupants of any Senior Care Property, except where any such failure to comply is in process of remediation pursuant to a written plan of correction accepted by the appropriate Governmental Authority and such failure to comply could not reasonably be expected, directly or indirectly, or with the passage of time (i) to have a Material Adverse Effect on any Senior Care Property or a material adverse effect on any Loan Party’s, any Subsidiary of a Loan Party’s or any Operator’s ability to accept or retain patients or residents, provide Ancillary Services, receive payment or reimbursement for care or services provided at, or operate, any Senior Care Property for its current use with not less than the current number of licensed beds, (ii) to adversely modify, limit or result in the transfer, suspension, revocation, non-renewal or imposition of probationary use or other limitation of any of the Primary Licenses, (iii) to adversely affect any Loan Party’s, any Subsidiary of a Loan Party’s or any Operator’s continued participation in the Medicaid or Medicare programs or any other Third Party Payor Programs in which any such Person participates (unless Borrowers have elected, with respect to a Third Party Payor Program with an Insurer, to no longer participate in such program), or any successor programs thereto, at then current rates, (iv) to result in any material civil or criminal penalty or remedy, or (v) to result in the appointment of a receiver or manager.
(b)    The Loan Parties and their Subsidiaries shall cause the Operators to maintain, and to take all necessary action to timely renew and otherwise maintain in full force and effect, all Primary Licenses and Permits necessary to operate the Senior Care Properties and to provide Ancillary Services therefrom or otherwise, and no Primary License or Permit shall be permitted to become irrevocably provisionary, probationary or otherwise restricted.
(c)    Each Loan Party, each Subsidiary thereof and each Operator (i) does and shall maintain all records required to be maintained under the Healthcare Laws, (ii) is, and shall at all times remain in compliance with the provisions of HIPAA, as amended and supplemented by HITECH and the regulations promulgated pursuant to each, including the Standards of Privacy of Individually Identifiable Health Information and the Security Standards for the Protection of Electronic Health Information at 45 C.F.R. part 160 and part 164, in each case as applicable, and (iii) has, and will maintain in full force and effect, all business associate agreements necessary for the conduct of their respective businesses in compliance with HIPAA.
(d)    Without Administrative Agent’s prior written consent not to be unreasonably withheld, no Loan Party or any Subsidiary thereof shall do (or suffer to be done), or shall permit any Operator to do (or suffer to be done), any of the following:
(i)    transfer, terminate, relinquish, surrender or abandon any Primary License or Permit;

(ii)    amend any Primary License in such a manner that results in a material adverse effect on the rates charged, or otherwise diminishes or impairs the nature, tenor or scope of any Primary License or Permit;
(iii)    transfer all or any part of any Senior Care Property’s beds to another site or location, take out of service any licensed or certified units or beds, or otherwise reduce the number of licensed or certified units or beds at any Senior Care Property; provided, however, that (A) Trilogy Healthcare of Wood County, LLC may transfer nine (9) beds from its Briar Hill Health Campus to a new Senior Care Facility operated by RHS Partners, LLC, a joint venture between OpCo and EB Partners, LLC, and (B) so long as Administrative Agent receives an updated Appraisal reflecting such immediately succeeding action at least five (5) Business Days prior thereto, and Borrowers comply with Sections 5.3(f) and 5.3(g) in connection therewith, Trilogy Real Estate Ohio, LLC, or the OpCo Affiliate leasing its Cypress Pointe Health Campus from such Borrower may transfer eleven (11) beds from such Senior Care Property to a new Senior Care Facility to be operated by an OpCo Affiliate, and (C) an OpCo Affiliate, in accordance with applicable law, shall be permitted to avail itself of permitted bed “banking” opportunities so long as such opportunities:  (1) do not result in more than (I) a ten percent (10%) reduction in the number of licensed or certified beds or units in operation at any Senior Care Property (determined on an individual Senior Care Property basis and not in the aggregate) as of the Initial Funding Date or (II) a five percent (5%) reduction in the aggregate number of licensed or certified beds or units in operation at the Senior Care Properties (determined on an aggregate basis) as of Initial Funding Date, and (2) do not result in the permanent de-licensing of any beds or units at any time;
(iv)    voluntarily transfer or encourage the transfer of any resident to any facility, except in accordance with applicable law and (A) at the request of the resident, (B) for reasons relating to the health, required level of medical care or safety of the resident to be transferred or the residents remaining at such parcel or (C) as a result of the disruptive behavior of the transferred resident.
Section 7.15    Registered Service Mark. Without prior written notice to Administrative Agent, except with respect to the trademarks, trade names, service marks or logos listed on Schedule 6.6 or in any Mortgage with respect to any Collateral Property other than the Initial Collateral Properties, none of the Collateral Properties shall be owned or operated by any Borrower or any Guarantor under any trademark, trade name, service mark or logo. In the event any of the Collateral Properties shall be owned or operated under any trade name, trademark, service mark or logo, not listed on Schedule 6.6 or in any Mortgage with respect to any Collateral Property other than the Initial Collateral Properties, the applicable Borrower or the applicable Guarantor shall enter into such agreements with Administrative Agent in form and substance reasonably satisfactory to Administrative Agent, as Administrative Agent may reasonably require to grant Administrative Agent a perfected first priority security interest therein and to grant to Administrative Agent or any successful bidder at a foreclosure sale of such Collateral Property the right or license to continue operating such Collateral Property under such trade name, trademark, service mark or logo as determined by Administrative Agent.
Section 7.16    Distributions of Income to Borrowers. Each Borrower shall cause all of its Subsidiaries (subject to the terms of any Non-Recourse Indebtedness permitted hereunder) to promptly distribute to such Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by Administrative Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices.
Section 7.17    Plan Assets. Borrowers, the Guarantors and each of their respective Subsidiaries will do, or cause to be done, all things necessary to ensure that none of its Real Estate will be deemed to be Plan Assets at any time.
Section 7.18    Assignments and Records of Accounts; Verification of Accounts. Each Borrower shall keep accurate and complete records of the accounts (as defined in the UCC) and all payments and collections thereon. Whether or not an Event of Default has occurred, any of Administrative Agent’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of Administrative Agent, or any designee of the Lenders or Borrowers, to verify the validity, amount or other matter relating to any such accounts by mail, telephone, telegraph or otherwise. Borrowers shall cooperate fully with Administrative Agent and the Lenders in an effort to facilitate and promptly conclude any such verification process.
Section 7.19    Bank Accounts.
(a)    Parent shall establish and maintain one or more deposit and lockbox accounts pursuant to arrangements acceptable to Administrative Agent with KeyBank or any other bank(s) as may be selected by such Loan Party and reasonably approved by Administrative Agent. Each such other bank shall agree to Administrative Agent’s standard blocked account agreement or such variation thereof as shall be mutually and reasonably satisfactory to Administrative Agent and such bank. As of the Initial Funding Date, all deposit accounts, securities accounts and other bank accounts of the Loan Parties and their respective Subsidiaries are listed on Schedule 7.19 and such Schedule designates which such accounts are deposit accounts. No Loan Party shall open any deposit account, securities account or other bank account unless the institution at which such account is to be maintained is KeyBank or shall have entered into an agreement with Administrative Agent substantially in the form of Administrative Agent’s standard blocked account control agreement or such other blocked account control agreement thereof as shall be mutually satisfactory to Administrative Agent and such institution.
(b)    Without limiting the foregoing, each Borrower shall promptly deposit or have deposited all rent and other amounts payable under each Lease for a Collateral Property into a Collections Account. Contemporaneously with the inclusion of any Eligible Owned Real Estate or Eligible Villa Unit as a Collateral Property, Borrowers shall, pursuant to a payment direction letter (a “Payment Direction Letter”) substantially in the form of the payment direction letter delivered to the OpCo Affiliates by Borrowers on the Initial Funding Date, notify and advise each OpCo Affiliate under a Lease of a Collateral Property to send directly to KeyBank, as depository at a lockbox address at KeyBank (the “Lockbox Address”), promptly when due all payments, whether in the form of checks, cash, drafts, money orders or any other type of payment whatsoever, of rent, fees or any other item payable to Borrowers under such Leases. Without limiting any of the foregoing provisions, Borrowers shall deposit or will cause to be deposited with KeyBank within one (1) Business Day of receipt any and all such amounts received by them. Until such time as deposited into a Collections Account, each Borrower agrees not to commingle or permit to be commingled any such amounts received by them in respect of the Collateral Property, and agrees to hold all such amounts in trust for Administrative Agent until deposited into a Collections Account.
(c)    Without the prior written consent of Administrative Agent, no Borrower shall (i) terminate, amend, revoke, modify or contradict any Payment Direction Letter in any manner or (ii) direct or cause any lessee of a Collateral Property to pay any amount in any manner other than as provided specifically in such Payment Direction Letter.
(d)    KeyBank shall have unrestricted access to a Collections Account and have complete and exclusive authority to receive, pickup and open all regular, registered, certified or insured mail addressed to Borrowers at the Lockbox Address and may receive, open and dispose of mail sent to the Lockbox Address that is addressed to any Borrower, and remove and inspect the contents and apply and credit to or for deposit to a Collections Account all funds from time to time tendered by or on behalf of any Borrower, for deposit therein. Administrative Agent agrees that it will use reasonable efforts to forward to Borrowers any correspondence other than payments received at the Lockbox Address, provided that under no circumstances shall Agent be liable to any Borrower for any failure to do so.
Section 7.20    Formation of Subsidiaries. On or before the earlier of (x) ten (10) Business Days after the date of the formation of any direct or indirect Subsidiary of a Borrower after the Initial Funding Date as expressly permitted by Section 8.3(i) and (y) the date on which such Subsidiary obtains any assets (other than the minimum amount of capitalization required by Applicable Law to form such Subsidiary), the Loan Parties, as appropriate, shall (a) unless such new Domestic Subsidiary is a HUD Owner, cause such new Domestic Subsidiary to provide to Administrative Agent, for the benefit of the Secured Parties, either, at the option of Administrative Agent and Required Lenders, (i) a Joinder, pursuant to which such new Domestic Subsidiary shall agree to join as a Borrower of the Obligations and a Loan Party under this Agreement and the Notes, or (ii) a Guaranty, (b) unless such new Domestic Subsidiary is a HUD Owner, cause such new Domestic Subsidiary to provide to Administrative Agent, for the benefit of the Secured Parties, a joinder and supplement to the Security Agreement, and such other Security Documents (including Mortgages with respect to any real estate owned or leased pursuant to a ground lease by such Subsidiary), the Contribution Agreement and the Indemnity Agreement, together with appropriate Uniform Commercial Code financing statements, all in form and substance reasonably satisfactory to Administrative Agent, (c) provide to Administrative Agent, for the benefit of the Secured Parties, a pledge agreement or supplement to the Security Agreement and appropriate certificates and powers or Uniform Commercial Code financing statements, pledging all direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Administrative Agent, and (d) provide to Administrative Agent, for the benefit of the Secured Parties, all other documentation, including one or more opinions of counsel satisfactory to Administrative Agent, which in its opinion is appropriate with respect to such formation and the execution and delivery of the applicable documentation referred to above. Nothing in this Section 7.20 shall authorize any Loan Party or any Subsidiary of a Loan Party to form or acquire any Subsidiary absent express authorization to so form or acquire such Subsidiary pursuant to Section 8.3(i). Any document, agreement or instrument executed or issued pursuant to this Section 7.20 shall be a Loan Document for purposes of this Agreement.
Section 7.21    Separateness. Each Borrower shall ensure the representations and warranties set forth in Section 6.36 are true and correct at all times and shall certify in each Compliance Certificate delivered to Administrative Agent as to each Borrower’s continued compliance with the terms of Section 6.36 as of the date of such certificate and that the representations and warranties of each Borrower set forth in Section 6.36 are true and correct as of the date of such Compliance Certificate. In addition, each Borrower shall provide Administrative Agent with such other evidence of such Borrower’s compliance with Section 6.36 as Administrative Agent may reasonably request from time to time.
Section 7.22    EIK Manager. The Key Principals shall be the senior management of the EIK Manager as of the Closing Date and the Initial Funding Date, or, if any of such persons shall not be the senior management of the EIK Manager as of the Closing Date and the Initial Funding Date, any replacement or additional senior management shall be approved by the Required Lenders, such approval not to be unreasonably withheld, delayed or conditioned, and such replacement persons shall then be Key Principals. No changes to the senior management of EIK Manager shall be made without the approval of the Required Lenders, which approval shall not be unreasonably withheld, delayed or conditioned, and such persons shall then be Key Principals. In the event the Required Lenders approve a replacement EIK Manager (which approval shall not be unreasonably withheld, delayed or conditioned), the Required Lenders shall also designate the Key Principals of such replacement manager that shall be subject to the terms of this Section 7.22. Any replacement EIK Manager and its Key Principals must be approved by the Required Lenders, which approval shall not be unreasonably withheld, delayed or conditioned. The Key Principals (or replacements thereof who are approved by Required Lenders in their reasonable discretion) shall remain actively involved in EIK Manager’s provision of services under the Management Agreements and shall devote sufficient time and attention (taking into account both magnitude and quality) thereto.
Section 7.23    Construction of Villa Units. Borrowers shall cause the Villa Units included in Borrowing Base Availability to be constructed and fully equipped in a good and workmanlike manner with materials of high quality, substantially in accordance with the Plans and Specifications (or in accordance with any changes therein that may be approved in writing by Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned, or as to which Administrative Agent’s approval is not required), and such construction and equipping will be prosecuted with due diligence and continuity; provided, however, that nothing herein shall limit the eighteen (18)-month duration set forth in clause (c) of the definition of Borrowing Base Availability.
Section 7.24    Inspection by Administrative Agent or any Lender of Construction at the Villa Units Complexes. Borrowers shall permit the Lenders, through Administrative Agent or any representative designated by Administrative Agent, and not more than one (1) consultant of Lender or Administrative Agent, at Borrowers’ expense, to visit and inspect the Villa Units and all materials to be used in the construction thereof and will cooperate with Administrative Agent and any construction inspector during such inspections (including making available working drawings of the Plans and Specifications); provided that this provision shall not be deemed to impose on the Lender, Administrative Agent or such consultant of Administrative Agent or any Lender any obligation to undertake such inspections. Borrowers shall, upon the request of the consultant of Administrative Agent or any Lender, correct any material defect in the Villa Units or any failure of the Villa Units or the construction thereof to comply with the Plans and Specifications in any material respect.
Section 7.25    Mechanics’ Liens and Contest Thereof. Notwithstanding any provision in the Loan Documents to the contrary, Borrowers will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against the Villa Units, and will promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof, provided, however, that Borrowers shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claim so long as Borrowers post a statutory lien bond which removes such lien from title to the Villa Units within thirty (30) days of the filing of the lien.
Section 7.26    Settlement of Mechanics’ Lien Claims. If Borrowers shall, within thirty (30) days of the filing of a mechanics’ lien on Villa Units included in the calculation of Borrowing Base Availability, fail (i) to discharge any such lien, or (ii) post a statutory lien bond with respect thereto, Administrative Agent may, at its election (but shall not be required to), procure the release and discharge of any such claim and any judgment or decree thereon and, further, may in its sole discretion effect any settlement or compromise of the same, or may furnish such security or indemnity to the Title Insurance Company, and any amounts so expended by Administrative Agent, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to constitute disbursement of the proceeds of the

Loans hereunder. In settling, compromising or discharging any claims for lien, Administrative Agent shall not be required to inquire into the validity or amount of any such claim.
Section 7.27    Villa Unit Advances.
(a)    Notwithstanding anything herein to the contrary, advances under the Commitments for Villa Units are further subject to the following: not more frequently than one time each calendar month, Borrowers may submit to Administrative Agent evidence reasonably satisfactory to Administrative Agent of (i) costs expended to complete the Villa Units, and (ii) the remaining cost to complete the Villa Units (including the amount of any retainage), which evidence shall include executed lien waivers relating to previous payments, a certification from Borrowers regarding changes to the Plans and Specifications and the remaining cost to complete, and date down endorsements to the Title Policy for the applicable Villa Unit complex indicating the absence of liens. Following Administrative Agent’s receipt and review of such items, Administrative Agent will request Revolving Loans from the Lenders. If the costs to complete the Villa Unit complex exceeds Borrowing Base Availability for such complex, Borrowers shall be required to fund such shortfall prior to further advances of the Loans.
(b)    Borrowers shall provide Administrative Agent of evidence reasonably satisfactory to Administrative Agent of (i) completion of the applicable Villa Unit complex, (ii) issuance of a certificate of occupancy permitting the use and occupancy of such Villa Unit complex, (iii) payment in full of all sums due in connection with the construction of such Villa Unit complex, and that no party claims or has a right to claim any statutory or common law lien arising out of the construction of such Villa Unit complex (which evidence shall include final lien waivers from any general contractor and such major subcontractors as Administrative Agent may reasonably require), and (iv) issuance of an endorsement to the Title Policy for such Villa Unit complex removing any exception for mechanic’s and materialmen’s liens.
Section 7.28    Post-Closing Conditions.
(a)    Michigan Healthcare Laws. Within sixty (60) days of the Initial Funding Date, Borrowers shall cause each Michigan Lessee to submit to MDHHS a letter of intent. After MDHHS processes such letter of intent, each Michigan Lessee shall file the application forms required by MDHHS along with all supporting information and pay the application fees required by MDHHS as part of such submission, to obtain a new certificate of need for the applicable Collateral Property (each submission, the “LOI Submission”) based on a new Lease to be executed by all Michigan Lessees and having terms, including lease term and extension options, identical to those for the Leases of all other Collateral Properties as of the Initial Funding Date, except that the rent for each such Collateral Property shall be as set forth on Schedule 7.28(a). Borrowers shall cause each Michigan Lessee to diligently pursue issuance of such certificates of need and to diligently provide such additional information and filings as may be required by MDHHS upon its review of the LOI Submission. Within ten (10) months after the Initial Funding Date, as such date may be extended by Administrative Agent in its reasonable discretion (the “CON Date”), Borrowers shall deliver to Administrative Agent each of the following: (i) a master Lease covering all of the Collateral Properties located in Michigan meeting the terms described above in this Section 7.28(a) executed by all of the Michigan Lessees and the applicable Borrowers owning the Collateral Properties located in Michigan; (ii) estoppel certificates and subordination and attornment agreements executed by the Michigan Lessees substantially in the forms delivered to Administrative Agent for the other Collateral Properties as of the Initial Funding Date; (iii) a guaranty by the OpCo Affiliates that lease Collateral Properties not located in the State of Michigan, guaranteeing the obligations of the Michigan Lessees under such master Lease, such guaranty to be in form and substance reasonably satisfactory to Administrative Agent; (iv) if reasonably required by Administrative Agent, an amendment to the Management Agreements and the Subordinations of

Management Agreement delivered by EIK Manager to Administrative Agent in connection with the Initial Funding Date to reflect such master Lease for the Collateral Properties located in Michigan; and (v) the certificates of need duly issued by the MDHHS for each of the Collateral Properties located in Michigan and based on the master Lease described in this Section 7.28(a), which shall be in full force and effect. In the event that Borrowers fail to satisfy the provisions of this Section 7.28(a) on or before the CON Date, then from and after the CON Date the Borrowing Base Availability attributable to the Collateral Properties located in Michigan as of the Initial Funding Date shall be zero dollars ($0).
(b)    On or before the date required by Applicable Law, OpCo Affiliates shall file all notices to be filed with Medicare and Medicaid after the Initial Funding Date by the OpCo Affiliates in connection with the liens granted to Borrowers pursuant to the Leases.
SECTION 8.    NEGATIVE COVENANTS.
Each Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any of the Lenders has any obligation to make any Loans:
Section 8.1    Restrictions on Indebtedness. Borrowers will not, and will not permit any Guarantor or their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:
(a)    Indebtedness to the Lenders arising under any of the Loan Documents;
(b)    Indebtedness to the Lender Hedge Providers in respect of any Hedge Obligations;
(c)    current liabilities of Borrowers, the Guarantors or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;
(d)    Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 7.8;
(e)    Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default under Section 12.1(l);
(f)    endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business; and
(g)    subject to the provisions of Section 9, Indebtedness of Borrowers in respect of Derivatives Contracts that are entered into in the ordinary course of business and not for speculative purposes;
(h)    contingent obligations of Parent in respect of Indebtedness or other obligations of another Borrower not prohibited under this Agreement or any other Loan Document;
(i)    subject to the provisions of Section 9, Non-Recourse Indebtedness provided or insured by U.S. Department of Housing and Urban Development/Federal Housing Authority, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, any successor of any of the foregoing or another lender approved by Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, that is secured by Real Estate (other than the Collateral Properties or any interest therein) and assets relating solely to such Real Estate; and
(j)    Indebtedness incurred to acquire furniture, fixtures or equipment to which a Borrower or a Subsidiary thereof is a party in the ordinary course of business in an aggregate outstanding amount not to exceed $10,000,000.00 at any time, provided, however, that (i) the term of any such Indebtedness cannot exceed three (3) years, (ii) such Indebtedness shall amortize in a manner consistent with Borrowers’ current financings of this type, (iii) such Indebtedness cannot be reborrowed or refinanced and (iv) such Indebtedness is subject to an Intercreditor Agreement, a subordination, non-disturbance and attornment agreement and such other documents or agreements reasonably requested by Administrative Agent;
(k)    Indebtedness (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Borrowers or any Subsidiary thereof, pursuant to reimbursement or indemnification obligations to such Person, in each case in the ordinary course of business or consistent with past practice or industry practices;
(l)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;
(m)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business;
(n)    Indebtedness representing deferred compensation to employees, consultants or independent contractors of Borrowers (or, to the extent such work is done for Borrowers or their respective Subsidiaries, any direct or indirect parent thereof) or any Subsidiary thereof incurred in the ordinary course of business;
(o)    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;
(p)    obligations in respect of cash management agreements; and
(q)    Receivables Financings of HUD Owners in an aggregate outstanding amount not to exceed $15,000,000.00 at any time, so long as (i) the only assets securing such Receivables Financings are Receivables Financing Collateral and (ii) each such Receivables Financing is subject to an Intercreditor Agreement, a subordination, non-disturbance and attornment agreement and such other documents or agreements reasonably requested by Administrative Agent.
Notwithstanding anything in this Agreement to the contrary, (i) none of the Indebtedness described in Sections 8.1(i) or 8.1(j) shall have any of the Collateral Properties, Villa Units or any interest therein or any direct or indirect ownership interest in any Borrower or any Subsidiary thereof as collateral, a borrowing base, asset pool or any similar form of credit support for such Indebtedness, (ii) only the Borrower owning such Real Estate or other applicable asset, if such Indebtedness is secured as expressly permitted by Section 8.2, shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to, any Indebtedness (including pursuant to any conditional or limited guaranty or indemnity agreement creating liability with respect to usual and customary exclusions from the non-recourse limitations governing the Non-Recourse Indebtedness of any Person, or otherwise) other than Indebtedness described in Sections 8.1(a), 8.1(c), 8.1(d), 8.1(e), 8.1(f) and 8.1(k) through 8.1(p), (iii) the only Indebtedness that may be incurred by a HUD Owner is a HUD Financing and the Indebtedness described in Sections 8.1(c), 8.1(d), 8.1(e), 8.1(f) and 8.1(j) through 8.1(q), and in the case of 8.1(j), without giving effect to the maximum amount set forth therein or clauses (i) and (ii) of the proviso thereof, and (iv) until the date set forth therein, in no event shall any Borrower guarantee, or otherwise be contingently liable for, any Indebtedness or other obligation of any Person that is not a Loan Party.
Section 8.2    Restrictions on Liens, Etc. Borrowers will not, and will not permit any Guarantor or their respective Subsidiaries to (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, deed of trust, security deed, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement (or any financing lease having substantially the same economic effect as any of the foregoing); (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper, instruments or investment property, with or without recourse; (f) in the case of securities, create or incur or suffer to be created or incurred any purchase option, call or similar right with respect to such securities; or (g) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (clauses (a) through (g) above, collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, any Borrower, any Guarantor or any such Subsidiary may create or incur or suffer to be created or incurred or to exist:
(i)    Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent for more than thirty (30) days or which are being contested as expressly permitted under this Agreement;
(ii)    (A) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (B) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Borrower or any Subsidiary thereof;
(iii)    Liens expressly permitted by the Mortgages;
(iv)    Liens and encumbrances on Real Estate not encumbered by a Mortgage consisting of easements, rights of way, zoning restrictions, leases and other occupancy agreements,

restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which a Borrower, a Guarantor or a Subsidiary of such Person is a party, and other minor non-monetary liens or encumbrances none of which interferes materially with the use of such other property affected in the ordinary conduct of the business of Borrowers, the Guarantors or their respective Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of any Borrower or any Guarantor individually or on such other property;
(v)    Liens on properties or interests therein (but excluding the Collateral and any direct or indirect interest of any Borrower, any Guarantor or any Subsidiary of any Borrower or any Guarantor) to secure Non-Recourse Indebtedness of any Subsidiary of a Borrower that is not a Loan Party expressly permitted by Section 8.1(i);
(vi)    (A) Liens on furniture, equipment or fixtures of any Borrower or any Subsidiary thereof, and the proceeds thereof, purchased with the proceeds of Recourse Indebtedness of such Borrower or such Subsidiary expressly permitted by Section 8.1(j) to secure such Recourse Indebtedness, (B) Liens on the assets of each Subsidiary of a Borrower that is not a Loan Party to secure HUD Financings expressly permitted by this Agreement and (C) Liens on Receivables Financing Collateral securing Indebtedness of HUD Owners expressly permitted by Section 8.1(q);
(vii)    rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business, including (A) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness or (B) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of any Borrower or any Subsidiary thereof to permit satisfaction of overdraft or similar obligations, including with respect to credit card charge-backs and similar obligations;
(viii)    Liens arising from filings of UCC financing statements or similar documents regarding leases (other than Leases) or otherwise for precautionary purposes relating to arrangements not constituting Indebtedness;
(ix)    Liens solely on any cash earnest money deposits made by Borrowers or any of their respective Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;
(x)    deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with networks, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(xi)    Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;
(xii)    Liens on assets other than Collateral Properties securing judgments that do not constitute an Event of Default under Section 12.1(l); and

(xiii)    Liens in favor of Administrative Agent and the Lenders under the Loan Documents to secure the Obligations.
Section 8.3    Restrictions on Investments. Neither any Borrower will, nor will it permit any Guarantor or any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:
(a)    marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by any Borrower or its Subsidiary;
(b)    marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;
(c)    demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000.00; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000.00 will not exceed $200,000.00;
(d)    commercial paper assigned the highest rating by two (2) or more national credit rating agencies and maturing not more than ninety (90) days from the date of creation thereof;
(e)    bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A by S&P and A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;
(f)    repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in Section 8.3(a), 8.3(b) or 8.3(c) with banks described in Section 8.3(c) or with financial institutions or other corporations having total assets in excess of $500,000,000.00; and
(g)    shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in Sections 8.3(a) through 8.3(f) and have total assets in excess of $50,000,000.00.
(h)    the acquisition or ownership of fee or leasehold interests by any Borrower or its Subsidiaries in (i) Real Estate which is utilized for Senior Care Properties located in the continental United States or the District of Columbia and businesses and investments incidental thereto, and (ii) subject to the restrictions set forth in this Section 8, the acquisition of fee Land Assets to be developed for the foregoing purpose; provided, however, that (i) the development of Villa Units on any Collateral Property is subject to compliance with clause (c) of the definition of Borrowing Base Availability and the other applicable provisions of this Agreement and (ii) Parent and its Subsidiaries may fund new development of Villa Units only at Collateral Properties listed on Schedule 1.1(d), at other Collateral Properties as approved by Administrative Agent and the Required Lenders and at HUD Properties;
(i)    Parent and its Subsidiaries may (A) hold the Equity Interests of their respective Subsidiaries in existence as of the Initial Funding Date, (B) acquire certain Subsidiaries of THS pursuant to the Acquisition and (C) form Wholly-Owned Domestic Subsidiaries after the Initial Funding Date, in each case, so long as such Subsidiary is a HUD Owner or will own Real Estate that will become a Collateral Property and such Borrower and such Subsidiary comply with Section 7.20, as applicable; provided, however, that in no event shall any HUD Owner have any right, title or interest in any assets other than such rights, titles and interests expressly described for such HUD Owner in the definition of HUD Financing Conditions;
(j)    Borrowers may make additional Investments in their Wholly-Owned Domestic Subsidiaries that are Loan Parties;
(k)    Investments in Land Assets;
(l)    Investments in any Real Estate for Development Properties of the type described in Section 8.3(h)(i) owned or acquired by Parent or a Subsidiary thereof and on which such Person is pursuing construction of one or more buildings for use as a Senior Care Property;
(m)    Investments in joint ventures, provided that the aggregate value of such Investments, determined in accordance with GAAP, of Parent and its Subsidiaries on a Consolidated basis shall not exceed at any time ten percent (10%) of the Consolidated Total Asset Value at any time;
(n)    amounts owed under the Leases with OpCo Affiliates;
(o)    Investments resulting from pledges and deposits permitted under Sections 8.2(ii), (ix) and (xi); and
(p)    advances by Borrowers or their respective Subsidiaries in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Borrowers or their respective Subsidiaries.
Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of Borrowers, any Guarantor and their respective Subsidiaries in the Investments described in Sections 8.3(h)(ii), 8.3(k) and 8.3(l), based on undepreciated book value, determined in accordance with GAAP, exceed five percent (5%) of Consolidated Total Asset Value. For the avoidance of doubt, Borrowers and their Subsidiaries shall only own fee interests in Real Estate and no leasehold interests.
Section 8.4    Merger, Consolidation. Other than with respect to or in connection with the Acquisition as described in the Structure Chart (including the Merger) or any disposition expressly permitted under Section 8.8, Borrowers will not, nor will it permit any Guarantor or any of their respective Subsidiaries to, become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination, individually or in a series of transactions which may have a similar effect as any of the foregoing. Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing immediately before and after giving effect thereto, the following shall be permitted without the consent of Administrative Agent or any Lender: (i) the merger or consolidation of one or more Borrowers with and into a Borrower (it being understood and agreed that, in any such event, if Parent is a party to such transaction, Parent will be the surviving Person), (ii) the merger or consolidation of two or more Subsidiaries of Borrowers; provided that no such merger or consolidation shall involve any Subsidiary that is a Borrower or a Guarantor unless a Borrower or Guarantor will be the surviving Person, (iii) the merger, liquidation or dissolution of any Subsidiary of a Borrower that does not own any assets so long as any assets previously owned by such Subsidiary were disposed of in accordance with this Agreement and (iv) any merger, consolidation or other business combination to effect an Investment permitted under Section 8.3 (it being understood and agreed that in any such event (A) if a Borrower is a party to such a transaction, a Borrower will be the surviving Person and (B) if Parent is a party to such transaction, Parent will be the surviving Person).
Section 8.5    Sale and Leaseback. Borrowers will not, and will not permit their respective Subsidiaries to, enter into any arrangement, directly or indirectly, whereby any such Borrower or any such Subsidiary shall sell or transfer any Real Estate owned by it in order that then or thereafter any such Borrower or any such Subsidiary shall lease back such Real Estate without the prior written consent of Administrative Agent.
Section 8.6    Compliance with Environmental Laws. Neither any Borrower nor any Guarantor will, nor will any of them permit any of their respective Subsidiaries or any Operator or other Person to, do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of operating Senior Care Properties as expressly permitted under this Agreement and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which could reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws), except, with respect to any Real Estate that is not a Collateral Property, where any such use, generation, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect.
Borrowers and the Guarantors shall, and shall cause their respective Subsidiaries to:
(i)    in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action (including the conducting of engineering tests at the sole expense of Borrowers) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Collateral Properties in violation of applicable Environmental Laws; and
(ii)    if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on the Collateral Properties (including any such Release or disposal occurring prior to the acquisition or leasing of such Collateral Property by any Borrower, any Guarantor or any Subsidiary thereof), Borrowers shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Collateral Properties in full compliance with all applicable Environmental Laws; provided, that Borrowers and their respective Subsidiaries shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the reasonable satisfaction of Administrative Agent and no action shall have been commenced or filed by any enforcement agency. Administrative Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.

(iii)    At any time after an Event of Default shall have occurred hereunder, Administrative Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Collateral Properties prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (A) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Collateral Property and (B) whether the use and operation of any such Collateral Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that Administrative Agent or the Required Lenders shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any Collateral Property, or that any of the Collateral Properties is not in compliance with Environmental Laws to the extent required by the Loan Documents, Borrowers shall, promptly upon the request of Administrative Agent, obtain and deliver to Administrative Agent such environmental assessments of such Collateral Property prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (A) whether any Hazardous Substances are present in the soil or water at or adjacent to such Collateral Property and (B) whether the use and operation of such Collateral Property comply with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Collateral Property including any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Collateral Property and the use and operation thereof with all applicable Environmental Laws. All environmental assessments contemplated by this Section 8.6 shall be at the sole cost and expense of Borrowers.
Section 8.7    Distributions.
(a)    Parent shall not pay any Distribution to its direct or indirect partners, members or other owners other than Permitted Distributions and the Distributions to be made on the Initial Funding Date pursuant to Section 1.02(b)(iii) of the Acquisition Agreement.
(b)    Notwithstanding the foregoing, at any time when an Event of Default shall have occurred and be continuing, or the maturity of the Obligations has been accelerated, Parent shall not make any Distributions whatsoever, directly or indirectly.
Section 8.8    Asset Sales. Borrowers will not, and will not permit the Guarantors or their respective Subsidiaries to, sell, transfer or otherwise dispose of (a) any account (as defined in the UCC) or (b) any other asset, other than pursuant to (i) a Lease to an OpCo Affiliate, (ii) a bona fide arm’s length transaction, (iii) Section 5.3, (iv) the lease of assets to an IGT Hospital pursuant to an IGT Transaction, (v) Section 8.2, (vi) Section 8.3(j) and (vii) cash pursuant to Distributions permitted by Section 8.7. Notwithstanding the foregoing, in no event shall any sale, transfer or disposition of a Collateral Property or Villa Units occur other than in accordance with Section 5.3.
Section 8.9    Restriction on Prepayment of Indebtedness. Borrowers and the Guarantors will not, and will not permit their respective Subsidiaries to, (a) during the existence of any Default or Event of Default, prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness other than the Obligations; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the proceeds of Indebtedness which would otherwise be expressly permitted by the terms of Section 8.1; and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness; or (b) modify any document evidencing any

Indebtedness (other than the Obligations) to accelerate the maturity date or required payments of principal of such Indebtedness during the existence of an Event of Default.
Section 8.10    Zoning and Contract Changes and Compliance. Neither any Borrower nor any Guarantor shall (a) initiate, acquiesce or consent to any zoning reclassification of any of its Collateral Property or seek any variance under any existing zoning ordinance or use or permit the use of any Collateral Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation or (b) initiate any change in any laws, requirements of governmental authorities or obligations created by private contracts and Leases which now or hereafter may materially adversely affect the ownership, occupancy, use or operation of any Collateral Property.
Section 8.11    Derivatives Contracts. Neither Borrowers, the Guarantors nor any of their respective Subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Hedge Obligations and interest rate swap, collar, cap or similar agreements providing interest rate protection and currency swaps and currency options made in the ordinary course of business and expressly permitted pursuant to Section 8.1.
Section 8.12    Transactions with Affiliates. Other than Distributions permitted by Section 8.7 and Investments permitted by Sections 8.3(i), 8.3(j) and 8.3(n), Borrowers shall not, and shall not permit any Guarantor or Subsidiary of any of them to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Borrower or any Guarantor), except (a) the Leases between a Borrower or a HUD Owner, on the one hand, and an OpCo Affiliate, on the other hand, so long as each such Lease is in the form delivered to and approved by Administrative Agent, (b) transactions in connection with Management Agreements or other property management agreements relating to Real Estate other than the Collateral Properties, (c) transactions set forth on Schedule 6.14, (d) the transactions being consummated on or before the Initial Funding Date as provided in the Acquisition Documents, (e) transactions pursuant to the reasonable requirements of the business of such Person and upon terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate and (f) the issuance of Equity Interests of Parent to Holdings or any Subsidiary thereof in a transaction not constituting a Change of Control.
Section 8.13    Equity Pledges. Notwithstanding anything in this Agreement to the contrary, no Borrower will create or incur or suffer to be created or incurred any Lien on any legal, equitable or beneficial interest of such Borrower in any of its Subsidiaries, including any Distributions or rights to Distributions on account thereof, except for the Lien of Administrative Agent pursuant to the Security Documents.
Section 8.14    Management Fees. No Borrower shall pay, or permit any Guarantor or any of its Subsidiaries to pay, any management fees or other payments under any Management Agreement for any Collateral Property to any manager that is an Affiliate of any Borrower, or any advisory fees or other payments to any advisor that is an Affiliate of any Borrower, in the event that an Event of Default shall have occurred and be continuing.
Section 8.15    Inconsistent Agreements. No Borrower shall, or permit any Guarantor or any of its Subsidiaries to, enter into any contract or agreement which would violate the terms hereof or any other Loan Document.
Section 8.16    Leases of Property. Neither any Borrower nor any Guarantor will lease (y) as tenant, all or any portion of Real Estate other than pursuant to Ground Leases, or (z) as landlord, lease any Real Estate other than pursuant to a Lease with an OpCo Affiliate. Neither any Borrower nor any Guarantor will, or permit any Operator to, without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned, (a) amend, supplement or otherwise modify any now existing or future Lease (other than amendments required under such Lease solely in the form of acknowledgments entered into by the parties thereto to confirm changes made in accordance with the provisions thereof that were approved by Administrative Agent) at any Collateral Property or any Villa Unit complex or any now existing or future IGT Document, or, except for subleases permitted under clause (b) below, enter into any Lease that (i) was not in a form approved by Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned, or (ii) does not require quarterly and annual financial statements and underlying EBITDA and cash flow results (specifically or by reference to the requirements of financing documents), (b) allow or suffer to exist any sublicense or sublease of any Collateral Property or Villa Unit complex except for (i) subleases in connection with an IGT Transaction, so long as (A) the sublease is an IGT Document, (B) the applicable OpCo Affiliate will receive a Lien from the applicable IGT Hospital pursuant to the IGT Documents, and such Lien will secure all of the obligations of such IGT Hospital under such documents and (C) a Uniform Commercial Code financing statement describing the assets subject to such Lien and naming such IGT Hospital as debtor and such OpCo Affiliate as a secured party is filed and such Lien will be subject to the grant by such OpCo Affiliate to the applicable Borrower of a security interest in such OpCo Affiliate’s personal property relating to the applicable Collateral Property or Villa Unit complex, and (ii) immaterial subleases and sublicenses for providers of resident services such as haircare and occupancy agreements with residents, (c) grant any concessions to or waive the performance of any obligations of any tenant, lessee or licensee under any now existing or future Lease at any Collateral Property or Villa Unit complex or any IGT Hospital under any IGT Document or any other approved sublease, (d) other than in connection with a HUD Financing or as permitted by Section 8.16(e), terminate or cancel any existing or future Lease at any Collateral Property or Villa Unit complex, (e) terminate or cancel any existing or future IGT Document or any other material sublease unless (i) required by law or (ii) such IGT Document or sublease is being terminated or cancelled in connection with the termination or cancellation of the applicable IGT Transaction and the Borrower or HUD Owner party to such IGT Transaction, after giving effect to such termination or cancellation, (A) has in full force and effect (1) all Primary Licenses and Permits required, in each case, to operate each Senior Care Property formerly subject to such IGT Transaction in compliance with applicable law, (2) all provider or similar agreements required to participate in any Third Party Payor Program in which each such Borrower or HUD Owner participates with Medicare, Medicaid, TRICARE or any other Governmental Authority, and (3) all provider or similar agreements required to participate in any material Third Party Payor Program in which each such Borrower or HUD Owner participates with any other Third Party Payor, and, in each case, no such Primary License, Permit or agreement has been restricted, limited, placed in provisionary or probationary status, suspended, revoked or terminated, and (B) is, after giving effect to such termination or cancellation, able to operate such Senior Care Property, and otherwise conduct its business, in all material respects as if such IGT Transaction had not occurred, (f) accept the surrender of, or consent to or enter into the assignment or subletting of any existing or future Lease at any Collateral Property or Villa Unit complex or (g) fail to comply with its obligations and liabilities under any Lease or any IGT Document. There has been no anticipation or prepayment under any Lease or IGT Document of any of the rents, income, issues, profits or revenues from the Collateral Properties for more than one (1) month prior to the due dates of such revenues, and Borrowers will not, and will not permit any Guarantor to, collect or accept payment of any such revenues more than one (1) month prior to the due dates of such revenues.
Section 8.17    Management. Borrowers shall not and shall not permit any Operator to enter into any Management Agreement with any Person other than EIK Manager for any Collateral Property without the prior written consent of Administrative Agent, provided that any IGT Hospital may engage an OpCo Affiliate to manage any Collateral Property so long as such OpCo Affiliate engages EIK Manager to sub-manage such Collateral Property and such consent shall not be unreasonably withheld, delayed or conditioned.

Administrative Agent may condition any approval of a new manager engaged by a Borrower, any Subsidiary thereof or any Operator with respect to a Collateral Property or Villa Unit complex upon the execution and delivery to Administrative Agent of a Subordination of Management Agreement. No Management Agreement shall be (a) modified, or any provision thereof waived, in any material respect without Administrative Agent’s prior written approval (which shall not be unreasonably withheld, delayed or conditioned) or (b) terminated without Administrative Agent’s prior written approval, which approval in connection with such termination shall not be unreasonably withheld, delayed or conditioned if the applicable EIK Manager is in continuous material breach of such Management Agreement, and no Operator of a Collateral Property may enter into a Management Agreement with respect to a Collateral Property other than in the form approved by Administrative Agent (which shall not be unreasonably withheld, delayed or conditioned); provided, however, that a Management Agreement may be modified to reflect the removal of a Collateral Property therefrom upon the transfer of such Collateral Property in accordance with the provisions hereof or other event that results in such property no longer being collateral for the Loans in accordance with the Loan Documents. Borrowers shall not and shall not permit any Operator to increase any management fee payable under a Management Agreement by an Operator of the applicable Real Estate after the date the applicable Real Estate becomes a Collateral Property or a Villa Unit complex becomes subject to a Mortgage without the prior written consent of Administrative Agent, except as provided by such Management Agreement as in effect on the Initial Funding Date. It shall be a condition to EIK Manager or any replacement manager being an EIK Manager under this Agreement that such EIK Manager not create, incur, assume, guaranty or otherwise be liable with respect to any Indebtedness in a principal amount in excess of $5,000,000.00 other than Indebtedness of the type described in Section 8.1(c), 8.1(d), 8.1(f), 8.1(k), 8.1(l), 8.1(m), 8.1(n) and 8.1(o).
Section 8.18    OpCo Affiliate Indebtedness. Borrowers shall not permit OpCo or any OpCo Affiliate to incur any Indebtedness other than (a) Receivables Financings, so long as (i) the only assets securing such Receivables Financings are Receivables Financing Collateral and (ii) each such Receivables Financing is subject to an Intercreditor Agreement, a subordination, non-disturbance and attornment agreement and such other documents or agreements reasonably requested by Administrative Agent, and (b) the types described in Sections 8.1(c), 8.1(d), 8.1(e), 8.1(f), 8.1(j) (subject to the proviso thereof but without giving effect to the maximum amount set forth therein; provided that the term of any such Indebtedness is permitted to be up to five (5) years) and 8.1(k) through 8.1(p).
Section 8.19    Subordination. Borrowers shall not agree with any Person to release, terminate or subordinate its rights and remedies under any Lease other than the subordination of any Lien of Borrowers under the Leases on the assets of OpCo or an OpCo Affiliate with respect to any Indebtedness of such Persons permitted hereunder.
section 9.    FINANCIAL COVENANTS.
Each Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans:
Section 9.1    Borrowing Base Availability. Borrowers shall not at any time permit the Aggregate Revolving Credit Obligations to be greater than the lesser of (a) the Total Commitment and (b) the Borrowing Base Availability, subject to compliance with Section 3.2(a).
Section 9.2    Total Adjusted EBITDA to Consolidated Fixed Charges. Borrowers shall not permit, at any time, the ratio of Total Adjusted EBITDA to Consolidated Fixed Charges to be less than 2.00:1.00 (a) for the calendar quarter ending December 31, 2015, the month period most recently ended on the last day of such calendar quarter multiplied by twelve (12), (b) for the calendar quarter ending March 31, 2016, the three (3)-month period most recently ended on the last day of such calendar quarter multiplied by four (4), (c) for the calendar quarter ending June 30, 2016, the six (6)-month period most recently ended on the last day of such calendar quarter multiplied by two (2), (d) for the calendar quarter ending September 30, 2016, the nine (9)-month period most recently ended on the last day of such calendar quarter multiplied by one and one-third (1.33), and (e) for each calendar quarter ending thereafter, the four (4) calendar quarters most recently ended as of the last day of such calendar quarter.
Section 9.3    Minimum Consolidated Tangible Net Worth. Borrowers shall not permit, at any time after the Initial Funding Date, Consolidated Tangible Net Worth to be less than the sum of (a) $270,750,000; provided, however that if the Consolidated Tangible Net Worth as of the Initial Funding Date, as determined after the Closing Date pursuant to the post-cosing accounting period required by the Acquisition Agreement (a copy of which shall be delivered to Agent and certified by the chief financial officer or chief accounting officer of Parent as fairly presenting such calculation) (the "Re-Determined Net Worth") is not #361,000,000 but is at least $324,900,000, then the amount $270,750,000 shall be replaced by the amount that is seventy-five percent (75%) of the Re-Determined Net Worth, plus (b) seventy-five percent (75%) of the sum of any additional Net Offering Proceeds after the date of this Agreement.
SECTION 10.    CLOSING CONDITIONS.
Section 10.1    Closing Date. The effectiveness of this Agreement shall be subject to the satisfaction of the following conditions precedent:
(a)    Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. Administrative Agent shall have received a fully executed counterpart of each such document, except that each Lender shall have receive the fully-executed original of its Note.
(b)    Organizational Documents and Good Standing Certificates. Administrative Agent shall have received from (i) Private REIT, Trilogy REIT JV and each Operating Partnership (and others as reasonably requested) a copy, of the partnership agreement, corporate charter or operating agreement or other organizational agreements of such Person, as applicable, and (ii) each Borrower (A) its operating agreement or other organizational agreement of such Borrower, certified by a duly authorized officer of such Borrower, as applicable, to be true and complete, (B) its certificate or articles of formation, certified as of a recent date by the Secretary of State of such Borrower’s state of formation and (C) certificates dated as of a recent date evidencing the good standing (or equivalent status) of such Borrower in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Borrower’s business activities or the ownership of its properties necessitates qualification, issued by the Secretary of State or other appropriate official of each such jurisdiction.
(c)    Resolutions. All action on the part of each Borrower necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to Administrative Agent shall have been provided to Administrative Agent.
(d)    Incumbency Certificate; Authorized Signers. Administrative Agent shall have received from each Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. Administrative Agent shall have also received from Parent a certificate, dated as of the Closing Date, signed by a duly authorized representative of Parent and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of Borrowers under the Loan Documents.
(e)    Opinions of Counsel. Administrative Agent shall have received opinions addressed to the Lenders, Swing Loan Lender and Administrative Agent and dated as of the Closing Date from counsel to each Borrower in form and substance reasonably satisfactory to Administrative Agent.
(f)    Payment of Fees. Borrowers shall have paid to Administrative Agent the fees payable pursuant to Section 4.2.
(g)    Performance; No Default. Each Borrower shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist, after taking into account, to the extent appropriate, the fact that the Acquisition has not occurred, no Default or Event of Default. No event of default or, in respect of any outstanding Indebtedness in a principal amount in excess of $100,000, unmatured event of default under any of the Indebtedness of Parent and its Subsidiaries in existence at the time of, or after giving effect to the execution and delivery of the Loan Documents. Since December 31, 2014, there has been no event or circumstance that has had or could be expected to have a Material Adverse Effect.
(h)    Representations and Warranties. The representations and warranties made by each Borrower in the Loan Documents (other than in Section 6.5) or otherwise made by or on behalf of Borrowers and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects on the Closing Date, after taking into account the fact that the Acquisition has not occurred. As of the Closing Date, no Company Material Adverse Change (as defined in the Acquisition Agreement on September 11, 2015) exists.
(i)    Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to Administrative Agent and Administrative Agent’s counsel in form and substance, and Administrative Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as Administrative Agent and Administrative Agent’s counsel may reasonably require.
(j)    Security Agreement. Administrative Agent shall have received the Security Agreement duly executed by each Borrower, together with Uniform Commercial Code financing statements related thereto, certificates representing all of the certificated Equity Interests of the pledged Subsidiaries, and all other original Collateral to be delivered to Administrative Agent pursuant to the Security Agreement, and transfer powers with respect thereto duly endorsed in blank.
(k)    Lien Searches. Administrative Agent shall have received Lien search results with respect to each Borrower from all appropriate jurisdictions and filing offices.
(l)    First Priority Liens. Administrative Agent shall have received evidence that the Liens granted pursuant to the Security Documents will be first priority perfected Liens on the Collateral (subject only to Permitted Liens that are prior to the Liens of Administrative Agent by operation of law).
(m)    Consents; Laws. Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent that (i) all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents, after taking into account the fact that the Acquisition has not occurred, have been obtained, and (ii) Borrowers are in compliance with all applicable laws and legal requirements in all material respects.
(n)    KYC. Each Borrower, Private REIT, Trilogy REIT JV, each Operating Partnership and any other Person requested by any Lender shall have complied with all know-your-customer and anti-money laundering requirements of the Lenders, including the Patriot Act.
(o)    Organizational Structure. Administrative Agent shall have approved of the corporate structure of Parent, its direct and indirect equity holders (other than GAHR, NHI and their respective equity holders) and its subsidiaries and organizational and other governing documents of all of the foregoing (it being understood (i) the following organizational structure is approved: Parent is the wholly-owned Subsidiary of Private REIT; Private REIT is wholly-owned by Trilogy REIT JV (excluding de minimis preferred equity); and Trilogy REIT JV is seventy percent (70%) owned by GAHR Operating Partnership, an entity wholly-owned by GAHR, and thirty percent (30%) owned by NHI Operating Partnership, an entity wholly-owned by NHI, and (ii) if the Closing Date occurs before the closing of the Acquisition, the corporate structure as of the Closing Date shall be the structure set forth on “Step 5” of the Structure Chart).
(p)    Due Diligence. Completion of due diligence (other than financial due diligence, which has been completed by Administrative Agent) as reasonably requested by Administrative Agent or Administrative Agent’s Special Counsel.
Notwithstanding the foregoing, if the Closing Date and the Initial Funding Date are the same date, Borrowers shall satisfy the conditions precedent set forth in Section 10.2 in lieu of the foregoing conditions set forth in this Section 10.1.
Section 10.2    Initial Funding Date. The obligation of the Lenders to make the Loans shall be subject to the satisfaction of the following conditions precedent; provided that, to the extent a condition precedent is not satisfied with respect to particular Collateral Properties only, the only consequence shall be either (x) that those properties shall be excluded as Collateral Properties (and therefore not included in the calculation of Borrowing Base Availability) or (y) that the value of those properties shall be appropriately reduced as determined by Administrative Agent in its sole discretion in the calculation of Borrowing Base Availability):
(a)    Effective Date. The Initial Funding Date shall occur on or before the earlier of (i) the closing of the Acquisition and (ii) June 30, 2016.
(b)    Loan Documents. Each of the Loan Documents (including any amendments to the Loan Documents executed on the Closing Date as requested by Administrative Agent) and the Contribution Agreement shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. Administrative Agent shall have received a fully executed counterpart of each such document, except that each Lender shall have receive the fully-executed original of its amended and restated Note.
(c)    Schedules. Administrative Agent shall have received amended and restated Schedules and amended and restated schedules to any other applicable Loan Document, in each case, reflecting the consummation of the Acquisition.

(d)    Organizational Documents and Good Standing Certificates. Administrative Agent shall have received from (i) Holdings, THS, Trilogy Investor, Private REIT, Trilogy REIT JV and each Operating Partnership (and others as reasonably requested) a copy, of the partnership agreement, corporate charter or operating agreement or other organizational agreements of such Person, as applicable, and (ii) each Borrower (A) its operating agreement or other organizational agreement of such Borrower, certified by a duly authorized officer of such Borrower, as applicable, to be true and complete, (B) its certificate or articles of formation, certified as of a recent date by the Secretary of State of such Borrower’s state of formation and (C) certificates dated as of a recent date evidencing the good standing (or equivalent status) of such Borrower in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Borrower’s business activities or the ownership of its properties necessitates qualification, issued by the Secretary of State or other appropriate official of each such jurisdiction.
(e)    Resolutions. All action on the part of each Borrower necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to Administrative Agent shall have been provided to Administrative Agent.
(f)    Incumbency Certificate; Authorized Signers. Administrative Agent shall have received from each Borrower an incumbency certificate, dated as of the Initial Funding Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. Administrative Agent shall have also received from Parent a certificate, dated as of the Initial Funding Date, signed by a duly authorized representative of Parent and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of Borrowers under the Loan Documents.
(g)    Opinions of Counsel. Administrative Agent shall have received opinions addressed to the Lenders, Swing Loan Lender and Administrative Agent and dated as of the Initial Funding Date from counsel to each Borrower in form and substance reasonably satisfactory to Administrative Agent, including (i) with respect to the non-consolidation of Parent and OpCo and Parent and its equity holders and such other Persons as Administrative Agent shall reasonably request and (ii) upon the request of Administrative Agent, non-dissolution.
(h)    Payment of Fees. Borrowers shall have paid to Administrative Agent the fees payable pursuant to Section 4.2 and all mortgage, recording, intangible, documentary stamp or other similar taxes and charges payable in connection with such borrowing and recording and filing of Security Documents, as determined by Administrative Agent.
(i)    Performance; No Default. Each Borrower shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Initial Funding Date, and on the Initial Funding Date there shall exist no Default or Event of Default (including any Change of Control (as defined herein, but, for purposes of this clause, a transfer to a Permitted Transferee would be deemed to be a Change of Control) occurred after September 11, 2015, or exists as of the Initial Funding Date), after giving effect to the Acquisition. No event of default or, in respect of any HUD financing or any outstanding Indebtedness in a principal amount in excess of $100,000, unmatured event of default under any of the Indebtedness of Parent and its Subsidiaries in existence at the time of, or after giving effect to the execution and delivery of the Loan Documents (other than Indebtedness being refinanced with the proceeds of Revolving Loans on the Initial Funding Date). Since June 30, 2015, there has been no event or circumstance that has had or could be expected to have a Material Adverse Effect.
(j)    Representations and Warranties. The representations and warranties made by each Borrower in the Loan Documents (other than in Section 6.5) or otherwise made by or on behalf of Borrowers and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Initial Funding Date. As of the Initial Funding Date, no Company Material Adverse Change (as defined in the Acquisition Agreement on September 11, 2015) exists.
(k)    Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to Administrative Agent and Administrative Agent’s counsel in form and substance, and Administrative Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as Administrative Agent and Administrative Agent’s counsel may reasonably require.
(l)    Real Estate Documents. (i) For each Collateral Property, the items listed on Schedules 10.10 and, if applicable, 10.11, respectively, shall have been delivered to Administrative Agent at Borrowers’ expense and shall be in form and substance reasonably satisfactory to Administrative Agent.
(m)    Security Agreement. Administrative Agent shall have received the Security Agreement duly executed by each Borrower, together with Uniform Commercial Code financing statements related thereto, certificates representing all of the certificated Equity Interests of the pledged Subsidiaries, and all other original Collateral to be delivered to Administrative Agent pursuant to the Security Agreement, and transfer powers with respect thereto duly endorsed in blank.
(n)    Payoff Letters. Administrative Agent shall have received a pay-off letter, termination statements, canceled mortgages and the like required by Administrative Agent in connection with the THS Credit Agreement, and the obligations thereunder shall be paid in full on the Initial Funding Date.
(o)    Property Acquisitions. Administrative Agent shall have received evidence that all conditions to the acquisitions of the fee Properties referred to by Borrowers as Aspen Place Health Campus, Village Green Healthcare Center (a/k/a Greenville Health Campus), Villas at St. Charles, Shelby Crossing Health Campus, The Willows at Citation and Greenfield Villas (other than the payment of the purchase price with respect thereto), to the extent acquired as of the Initial Funding Date, have been satisfied.
(p)    Acquisition Documents. Administrative Agent shall have received final executed copies of the Acquisition Documents as in effect on the Initial Funding Date all of which shall be in form and substance reasonably satisfactory to Administrative Agent and the Lenders (it being understood that the documents executed on September 11, 2015, and expressly approved by KeyBank in writing in connection with the issuance of its financing commitment on such date, are in form and substance satisfactory to Administrative Agent and the Lenders) and the Acquisition shall be consummated prior to or simultaneously with the making of the initial Revolving Loans with no condition precedent to the consummation of the Acquisition or other provision in the Acquisition Documents being waived, modified, supplemented or amended (and no consent granted) in a manner materially adverse to Administrative Agent or Lenders, in each case without the consent of Administrative Agent.

(q)    Lien Searches. Administrative Agent shall have received Lien search results with respect to each Borrower and any prior owners of the Collateral from all appropriate jurisdictions and filing offices.
(r)    First Priority Liens. Administrative Agent shall have received evidence that the Liens granted pursuant to the Security Documents will be first priority perfected Liens on the Collateral (subject only to Permitted Liens that are prior to the Liens of Administrative Agent by operation of law), and all Security Documents shall have been recorded and filed.
(s)    Compliance Certificate. Administrative Agent shall have received a Compliance Certificate dated as of the Initial Funding Date demonstrating compliance with each of the covenants calculated therein on a pro forma basis (with respect to calculation of Total Adjusted EBITDA to Consolidated Fixed Charges, using the model provided by Parent to Administrative Agent prior to closing) for twelve (12) month period ending on the last day of the second month immediately preceding the month on which the Initial Funding Date occurs.
(t)    Borrowing Base Certificate. Administrative Agent shall have received a Borrowing Base Certificate, dated as of the Initial Funding Date, demonstrating compliance with Section 9.1 after giving effect to the initial advances of the Loans and the Acquisition.
(u)    Solvency Certificate. Administrative Agent shall have received a Solvency Certificate, dated as of the Initial Funding Date, as to Parent and its Subsidiaries.
(v)    Consents; Laws. Administrative Agent shall have received (i) evidence reasonably satisfactory to Administrative Agent that (A) all necessary stockholder, partner, member or other consents, including HUD and all Governmental Authorities with respect to the Primary Licenses, required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents, have been obtained, and (B) Borrowers, the Operators and the Real Estate are in compliance with all applicable laws and legal requirements in all material respects and (ii) true, correct and complete copies of all documents provided by or to HUD in connection with HUD’s approval of the Acquisition and the assumption of all HUD Financings outstanding as of the Initial Funding Date.
(w)    KYC. Each Borrower, Holdings, THS, Trilogy Investor, Private REIT, Trilogy REIT JV, each Operating Partnership and any other Person requested by any Lender shall have complied with all know-your-customer and anti-money laundering requirements of the Lenders, including the Patriot Act.
(x)    Organizational Structure. All of the steps set forth in the Structure Chart shall have been completed as described therein, subject to modifications thereto reasonably satisfactory to Administrative Agent, and Administrative Agent shall have approved the corporate structure of THS, Parent, its direct and indirect equity holders (other than GAHR, NHI and their respective equity holders) and its subsidiaries and organizational and other governing documents of all of the foregoing (it being understood Administrative Agent approves the corporate structure set forth on the Structure Chart).
(y)    Financial and Collateral Information. (i) Unaudited financial statements of Trilogy Investors, on a Consolidated basis, for any fiscal quarter ended after the date of the most recent audited financial statements of Trilogy Investors and more than forty-five (45) days prior to the Initial Funding Date, (ii) customary pro forma financial statements of Parent, on a Consolidated basis, giving effect to the Acquisition and the initial Revolving Loans and (iii) reports on occupancy, accounts receivable and payable and other reporting as requested by Administrative Agent.

(z)    Due Diligence. Completion of due diligence (other than financial due diligence, which has been completed by Administrative Agent) as reasonably requested by Administrative Agent or Administrative Agent’s Special Counsel.
(aa)    Collections Account. Parent shall have opened a Collections Account with KeyBank.
(bb)    Fee Letter. Administrative Agent shall have received the Fee Letter, duly executed by the parties thereto.
SECTION 11.    CONDITIONS TO ALL BORROWINGS.
The obligations of the Lenders to make any Loan, whether on or after the Initial Funding Date, shall also be subject to the satisfaction of the following conditions precedent; provided that the conditions set forth in Section 11.1 shall not apply to any Loans made on the Initial Funding Date:
Section 11.1    Representations True; No Default. Each of the representations and warranties made by or on behalf of Borrowers, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered by Borrowers to Administrative Agent or the Lenders pursuant to or in connection with this Agreement shall be true and correct in all material respects both as of the date as of which they were made and shall also be true and correct in all material respects as of the time of the making of such Loan, with the same effect as if made at and as of that time, except to the extent of changes in the facts and circumstances after the date such representation and warranty was made that resulted from actions or inactions not prohibited by this Agreement (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing.
Section 11.2    Borrowing Documents. Administrative Agent shall have received a fully completed Loan Request for such Loan and the other documents and information as required by Section 2.5.
Section 11.3    Endorsement to Title Policy. To the extent Administrative Agent is a beneficiary of any Mortgage, at such times as Administrative Agent shall determine in its discretion prior to each funding, to the extent available under applicable law, a “date down” endorsement to each Title Policy indicating no change in the state of title and containing no survey exceptions not approved by Administrative Agent, which endorsement shall, expressly or by virtue of a proper “revolving credit” clause or endorsement in each Title Policy, increase the coverage of each Title Policy to the aggregate amount of all Loans advanced and outstanding (provided that the amount of coverage under an individual Title Policy for an individual Collateral Property need not equal the aggregate amount of all Loans), or if such endorsement is not available, such other evidence and assurances as Administrative Agent may reasonably require (which evidence may include an affidavit from Parent stating that there have been no changes in title from the date of the last effective date of the Title Policy).
Section 11.4    Future Advances Tax Payment. To the extent Administrative Agent is a beneficiary of any Mortgage, as a condition precedent to any Lender’s obligations to make any Loans available to Borrowers hereunder, Borrowers will pay to Administrative Agent any mortgage, recording, intangible, documentary stamp or other similar taxes and charges which Administrative Agent reasonably determines to be payable as a result of such Loan to any state or any county or municipality thereof in which any of the Collateral Properties are located, and deliver to Administrative Agent such affidavits or other information which Administrative Agent reasonably determines to be necessary in connection with such payment in order to insure that the Mortgages on the Collateral Properties located in such state secure Borrowers’ obligation with respect to the Loans then being requested by Borrowers. The provisions of this Section 11.4 shall not limit Borrowers’ obligations under other provisions of the Loan Documents, including Section 15.
SECTION 12.    EVENTS OF DEFAULT; ACCELERATION; ETC.
Section 12.1    Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:
(a)    Borrowers shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(b)    Borrowers shall fail to pay any interest on the Loans or any fees or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(c)    Borrowers shall fail to perform any term, covenant or agreement contained in Section 9;
(d)    any Borrower, any Guarantor or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other sections or clauses of this Section 12 or in the other Loan Documents);
(e)    any representation or warranty made by or on behalf of any Borrower, any Guarantor or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, or in any other document or instrument delivered by a Borrower or any Subsidiary thereof pursuant to or in connection with this Agreement, any advance of a Loan or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;
(f)    any Borrower, any Guarantor or any of their respective Subsidiaries shall fail to pay when due (including at maturity), or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract), or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the prepayment, redemption, purchase, termination or other settlement thereof; provided, however, that the events described in this Section 12.1(f) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in this Section 12.1(f), involves singly or in the aggregate obligations for (i) Recourse Indebtedness in excess of $1,000,000.00 or (ii) Non-Recourse Indebtedness in excess of $15,000,000.00;
(g)    OpCo, any OpCo Affiliate or EIK Manager shall fail to pay when due (including at maturity), or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract), or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the prepayment, redemption, purchase, termination or other settlement thereof; provided, however, that the events described in this Section 12.1(g) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in this Section 12.1(g), involves singly or in the aggregate obligations for Indebtedness in excess of (i) in the case of OpCo or any OpCo Affiliate, $10,000,000.00 or (ii) in the case of EIK Manager, $5,000,000.00;
(h)    any Borrower, any Guarantor, any of their respective Subsidiaries, OpCo, EIK Manager or any other Operator (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;
(i)    a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any Borrower, any Guarantor, any of their respective Subsidiaries, OpCo, EIK Manager or any other Operator or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;
(j)    a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any Borrower, any Guarantor, any of their respective Subsidiaries, OpCo, EIK Manager or any other Operator or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;
(k)    any event of default (after expiration of any applicable notice and cure period) shall have occurred under any Management Agreement with the EIK Manager or, with respect to any OpCo Affiliate, any Lease with such OpCo Affiliate at a Collateral Property;
(l)    there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, one (1) or more uninsured or unbonded final judgments against any Borrower, any Guarantor, any of their respective Subsidiaries, EIK Manager or any other Operator that, either individually or in the aggregate, exceed $5,000,000.00 per occurrence or during any twelve (12) month period;
(m)    any of the Loan Documents or the Contribution Agreement shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents or the Contribution Agreement shall be commenced by or on behalf of any Borrower or any Guarantor, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents or the Contribution Agreement is illegal, invalid or unenforceable in accordance with the terms thereof;
(n)    any dissolution, termination, partial or complete liquidation, merger or consolidation of any Borrower, any Guarantor, any of their respective Subsidiaries, EIK Manager or any other Operator shall occur or any sale, transfer or other disposition of the assets of any Borrower, any Guarantor, any of their respective Subsidiaries, EIK Manager or any other Operator shall occur, in each case, other than as expressly permitted under the terms of this Agreement or the other Loan Documents;
(o)    with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of any Borrower, any Guarantor or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $5,000,000.00 and (x) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;
(p)    any Borrower, any Guarantor, any of their respective Subsidiaries, EIK Manager or any other Operator or any shareholder, officer, director, partner or member of any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of any Borrower or any of their respective Subsidiaries which in the good faith judgment of the Required Lenders could reasonably be expected to have a Material Adverse Effect, or (ii) the Collateral;
(q)    any Guarantor denies that it has any liability or obligation under the Guaranty or any other Loan Document, or shall notify Administrative Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate the Guaranty or any other Loan Document, or shall fail to observe or comply with any term, covenant, condition or agreement under any Guaranty or any other Loan Document;
(r)    any Borrower, any Guarantor or any Subsidiary thereof abandons, closes or otherwise fails to use all or a portion (other than de minimis portion) of any Collateral Properties;
(s)    any Collateral Property shall be taken on execution or other process of law (other than by eminent domain) in any action against any Borrower or any Guarantor;
(t)    any Change of Control shall occur;
(u)    EIK Manager shall fail to manage any Real Estate of a Borrower, Guarantor or HUD Owner;
(v)    unless THS does not own or control, directly or indirectly, any Equity Interest of Parent, or any of Parent's Subsidiaries, THS incures any Indebtedness or other liabilities, after the Initial Funding date other than incidental corporate expenses in the ordinary course of business and current liabilities incurred in ordinary course of the business of owning land of the type described in Section 6.37(b), so long as such liabilities do not constitute Indebtedness for borrowed money or guaranties; or
(w)    Parent, OpCo or any of their respective Subsidiaries shall sell, assign or otherwise transfer any of their respective assets to EIK Manager, then, and in any such event, Administrative Agent may, and, upon the request of the Required Lenders, shall by notice in writing to

Borrowers declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrowers; provided that in the event of any Event of Default specified in Section 12.1(h), 12.1(i) or 12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or Administrative Agent, Borrowers hereby expressly waiving any right to notice of intent to accelerate and notice of acceleration.
Section 12.2    Certain Cure Periods; Limitation of Cure Periods.
(a)    Notwithstanding anything contained in Section 12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in Section 12.1(b) in the event that Borrowers cure such Default within five (5) Business Days after the date such payment is due (or, with respect to any payments other than interest on the Loans or any fees due under the Loan Documents, within five (5) Business Days after written notice thereof shall have been given to Parent by Administrative Agent), provided, however, that Borrowers shall not be entitled to receive more than two (2) grace or cure periods in the aggregate pursuant to this clause (i) in any period of three hundred sixty-five (365) days ending on the date of any such occurrence of Default, and provided further, that no such cure period shall apply to any payments due upon the maturity of the Notes, (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in Section 12.1(d) in the event that Borrowers cure (or causes to be cured) such Default within thirty (30) days following receipt of written notice of such default, provided that the provisions of this clause (ii) shall not pertain to defaults consisting of a failure to provide insurance as required by Section 7.7, to any default (whether of any Borrower, any Guarantor or any Subsidiary thereof) consisting of a failure to comply with Section 7.4(a)(iii)(A), 7.4(a)(iv), 7.12, 7.13 (other than clause (b) of the first sentence thereof), 7.16, 7.17, 7.18, 7.19, 7.20, 7.21, 7.22, 7.25, 7.26, 7.28, 8.1, 8.2, 8.3, 8.4, 8.7, 8.8, 8.9, 8.12, 8.16, 8.17, 8.18 or 8.19, or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents and (iii) no Event of Default shall exist hereunder upon the occurrence of any event of default under Section 12.1(k) with respect to any Management Agreement in the event Borrowers, within thirty (30) days of such occurrence, replace the existing EIK Manger and related Management Agreements with a successor EIK Manager and Management Agreements with such successor EIK Manager that, in each case, (A) comply with the requirements of this Agreement and (B) are approved by the Required Lenders, which approval shall not be unreasonably withheld, delayed or conditioned; provided that during that period there shall be no material adverse effect on any Loan Party’s, any Subsidiary of a Loan Party’s or any Operator’s ability to accept or retain patients or residents, provide Ancillary Services, receive payment or reimbursement for care or services provided at, or operate, any Senior Care Property for its current use with not less than the current number of licensed beds, shall not result in any material civil or criminal penalty or remedy, and shall not result in the appointment of a receiver or manager.
(b)    In the event that there shall occur any Default or Event of Default that affects only certain Collateral Properties or the owner(s) thereof, then Borrowers may elect to cure such Default or Event of Default (so long as no other Default or Event of Default would arise as a result) by electing to have Administrative Agent remove such Collateral Properties from the calculation of the Collateral Pool Value and the Borrowing Base Availability and reducing (to the extent necessary) the outstanding Revolving Loans so that no Default or Event of Default exists under this Agreement, in which event such removal and reduction shall be completed within ten (10) Business Days after receipt of notice of such Default or Event of Default from Administrative Agent or the Required Lenders and, following such time when such Collateral Property is removed from the calculation of the Collateral Pool Value and Borrowing Base Availability, there shall be no Default or Event of Default solely with respect to such Collateral Property to the extent there are representations or warranties, covenants, Defaults or Events of Default that relate solely to such Collateral Property.
Section 12.3    Termination of Total Commitment. If any one or more Events of Default specified in Section 12.1(h), 12.1(i), 12.1(j) or 12.1(l) shall occur, then immediately and without any action on the part of Administrative Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans hereunder. If any other Event of Default shall have occurred, Administrative Agent may, and upon the election of the Required Lenders shall, by notice to Borrowers terminate the obligation to make Revolving Loans hereunder. No termination under this Section 12.3 shall relieve Borrowers or the Guarantors of their obligations to the Lenders arising under this Agreement or the other Loan Documents.
Section 12.4    Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to Section 12.1, Administrative Agent, on behalf of the Lenders may, and upon the direction of the Required Lenders, shall proceed to protect and enforce their rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon Administrative Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only Administrative Agent may exercise any remedies arising by reason of a Default or Event of Default. If any Borrower, any Guarantor or any Subsidiary thereof fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Administrative Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the reasonable and documented out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Administrative Agent in connection therewith, shall be payable by Borrowers upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the Default Rate. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, Borrowers shall pay all costs of collection including reasonable attorney’s fees.
Section 125    Collateral Account.
(a)    As collateral security for the prompt payment in full when due of all Swing Loans and the other Obligations, Borrowers hereby pledge and grant to Administrative Agent, for the ratable benefit of Administrative Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Swing Loans until applied by Administrative Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section 12.5.

(b)    Amounts on deposit in the Collateral Account shall be invested and reinvested by Administrative Agent in such Cash Equivalents as Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of Administrative Agent for the ratable benefit of the Lenders. Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which Administrative Agent accords other funds deposited with Administrative Agent, it being understood that Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.
(c)    If a Swing Loan is not refinanced as a Base Rate Loan as provided in Section 2.3, then Administrative Agent is authorized to use monies deposited in the Collateral Account to make payment to the Swing Loan Lender with respect to any participation not funded by a Defaulting Lender.
(d)    If an Event of Default exists, the Required Lenders may, in their discretion, at any time and from time to time, instruct Administrative Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations in accordance with Section 3.6.
(e)    So long as no Default or Event of Default exists, and to the extent amounts on deposit in the Collateral Account exceed the pro rata share of any Swing Loans of any Defaulting Lender after giving effect to Section 2.10(c), Administrative Agent shall, from time to time, at the request of Parent, deliver to Parent on behalf of Borrowers within ten (10) Business Days after Administrative Agent’s receipt of such request from Parent, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of the Swing Loans at such time.
(f)    Borrowers shall pay to Administrative Agent from time to time such fees as Administrative Agent normally charges for similar services in connection with Administrative Agent’s administration of the Collateral Account and investments and reinvestments of funds therein. Each Borrower authorizes Administrative Agent to file such financing statements as Administrative Agent may reasonably require in order to perfect Administrative Agent’s security interest in the Collateral Account, and each Borrower shall promptly upon demand execute and deliver to Administrative Agent such other documents as Administrative Agent may reasonably request to evidence its security interest in the Collateral Account.
SECTION 13.    SETOFF.
Regardless of the adequacy of any Collateral, during the continuance of any Event of Default under Section 12.1(a) or Section 12.1(b), including in connection with any acceleration of the Obligations, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to Borrowers or the Guarantors and any securities or other property of Borrowers or the Guarantors in the possession of such Lender may, without notice to any Borrower or any Guarantor (any such notice being expressly waived by each Borrower and each Guarantor) but with the prior written approval of Administrative Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of Borrowers or the Guarantors to such Lender. Each of the Lenders agree with each other Lender that if such Lender shall receive from Borrowers or the Guarantors, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (b) such Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
SECTION 14.    ADMINISTRATIVE AGENT.
Section 14.1    Authorization. Administrative Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to Administrative Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by Administrative Agent. The obligations of Administrative Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute Administrative Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Administrative Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Administrative Agent”, it is understood and agreed that Administrative Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Borrowers and any other Person shall be entitled to conclusively rely on a statement from Administrative Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.
Section 14.2    Employees and Agents. Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. Administrative Agent may utilize the services of such Persons as Administrative Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by Borrowers.
Section 14.3    No Liability. Neither Administrative Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable to any Lender for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that Administrative Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Administrative Agent with the consent or at the request of the Majority Lenders, the Required Lenders or all Lenders, as the case may be. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless Administrative Agent has received notice from a

Lender or any Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.
Section 14.4    No Representations. Administrative Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of Borrowers, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by Borrowers, the Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Secured Parties, with respect to the creditworthiness or financial condition of Borrowers, the Guarantors or any of their respective Subsidiaries, or the value of the Collateral or any other assets of any Borrower, any Guarantor or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Administrative Agent’s Special Counsel has only represented Administrative Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Administrative Agent’s Special Counsel and Administrative Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.
Section 14.5    Payments.
(a)    A payment by any Borrower or any Guarantor to Administrative Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. Administrative Agent agrees to distribute to each Lender not later than one (1) Business Day after Administrative Agent’s receipt of good funds, determined in accordance with Administrative Agent’s customary practices, such Lender’s pro rata share of payments received by Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by Borrowers hereunder shall be applied in accordance with Section 2.10(d).
(b)    If in the opinion of Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court. In the event that Administrative Agent shall refrain from making any distribution of any amount received by it as provided in this Section 14.5(b), Administrative Agent shall endeavor to hold such amounts in an interest bearing account and at such time as such amounts may be distributed to the Lenders, Administrative Agent shall distribute to each Lender, based on their respective Commitment Percentages, its pro rata share of the interest or other earnings from such deposited amount.
Section 14.6    Holders of Notes. Subject to the terms of Section 18, Administrative Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.
Section 14.7    Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless Administrative Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which Administrative Agent has not been reimbursed by Borrowers as required by Section 15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or Administrative Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by Administrative Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this Section 14.7 shall survive the payment of all amounts payable under the Loan Documents.
Section 14.8    Administrative Agent as Lenders. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also Administrative Agent.
Section 14.9    Resignation. Administrative Agent may resign at any time by giving at least thirty (30) calendar days prior written notice thereof to the Lenders and Parent. Any such resignation of Administrative Agent may at Administrative Agent’s option also constitute, as applicable, Administrative Agent’s resignation as the Swing Loan Lender. Upon any such resignation, the Required Lenders, subject to the terms of Section 18.1, shall have the right to appoint as a successor Administrative Agent and, if applicable, Swing Loan Lender, any Lender or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Unless a Default or Event of Default shall have occurred and be continuing, such successor Administrative Agent and, if applicable, Swing Loan Lender, shall be reasonably acceptable to Parent. If no successor Administrative Agent shall have been appointed and shall have accepted such appointment within ten (10) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be any Lender or any bank whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Upon the acceptance of any appointment as Administrative Agent and, if applicable, the Swing Loan Lender, hereunder by a successor Administrative Agent and, if applicable, Swing Loan Lender, such successor Administrative Agent and, if applicable, Swing Loan Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and, if applicable, Swing Loan Lender, and the retiring Administrative Agent and, if applicable, Swing Loan Lender, shall be discharged from its duties and obligations hereunder as such Administrative Agent and, if applicable, the Swing Loan Lender. After any retiring Administrative Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Administrative Agent, the Swing

Loan Lender. Upon any change in Administrative Agent under this Agreement, the resigning Administrative Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Administrative Agent for the resigning Administrative Agent.
Section 14.10    Duties in the Case of Enforcement. In case one or more Defaults or Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, Administrative Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to Administrative Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as Administrative Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, to the extent permitted by the Loan Documents, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if Administrative Agent reasonably determines payment is in the best interest of all the Lenders, Administrative Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Administrative Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to Administrative Agent its Commitment Percentage of the reasonable costs incurred by Administrative Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to Administrative Agent by Borrowers or the Guarantors or out of the Collateral within such period. The Required Lenders may direct Administrative Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold Administrative Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that Administrative Agent need not comply with any such direction to the extent that Administrative Agent reasonably believes Administrative Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.
Section 14.11    Request for Agent Action. Administrative Agent and the Lenders acknowledge that in the event that Administrative Agent is the beneficiary of a Mortgage, (a) in the ordinary course of business of Borrowers, Borrowers and the Guarantors will enter into leases or rental agreements covering Collateral Properties that may require the execution of a subordination, attornment and non-disturbance agreement in favor of the tenant thereunder, (b) in the ordinary course of business of Borrowers, Real Estate may be subject to a Taking, or (c) in the ordinary course of business of Borrowers, any Borrower or any Guarantor may desire to enter into easements or other agreements affecting the Collateral Properties, or take other actions or enter into other agreements in the ordinary course of business (including Leases) which similarly require the consent, approval or agreement of Administrative Agent. In connection with the foregoing, the Lenders hereby expressly authorize Administrative Agent to (w) execute and deliver to Borrowers and the Guarantors subordination, attornment and non-disturbance agreements with any tenant under a Lease upon such terms as Administrative Agent in its good faith judgment determines are appropriate (Administrative Agent in the exercise of its good faith judgment may agree to allow some or all of the casualty, condemnation, restoration or other provisions of the applicable Lease to control over the applicable provisions of the Loan Documents), (x) execute releases of liens in connection with any Taking or the land swap described in clause (c) above, (y) execute consents or subordinations in form and substance satisfactory to Administrative Agent in connection with any easements or agreements affecting the Real Estate, or (z) execute consents, approvals, or other agreements in form and substance satisfactory to Administrative Agent in connection with such other actions or agreements as may be necessary in the ordinary course of Borrowers’ business.

Section 14.12    Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against any Borrower or any Guarantor with respect to the Obligations, Administrative Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Majority Lenders, the Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Administrative Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Administrative Agent file such proof of claim.
Section 14.13    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 14.14    Approvals. If consent is required for some action under this Agreement (including any amendment or waiver of the Loan Documents), or except as otherwise provided herein an approval of the Lenders, the Required Lenders or the Majority Lenders is required or permitted under this Agreement, each Lender agrees to give Administrative Agent within ten (10) Business Days of receipt of the request for action from Administrative Agent together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively, “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. Administrative Agent agrees to provide notice of the initial request for action pursuant to this Section 14.14 to the Lenders through the use of Intralinks, SyndTrak or any other electronic information dissemination system. If Administrative Agent submits a written request for consent with respect to this Agreement to the Lenders and any Lender fails to provide Directions within ten (10) Business Days after such Lender receives from Administrative Agent such initial request for Directions together with all reasonably requested information relating thereto, then Administrative Agent shall make a second request for approval, which approval shall include the following in capital, bolded, block letters on the first page thereof:
“THE FOLLOWING REQUEST REQUIRES A RESPONSE WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT. FAILURE TO DO SO WILL BE DEEMED APPROVAL OF THE REQUEST.”
If Administrative Agent submits to such Lender a second written request to approve or disapprove such action, and such Lender fails to provide Directions within five (5) Business Days after such Lender receives from Administrative Agent such second request, then such Lender’s failure to respond to such request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action; provided, however, that such deemed approval shall only apply to a request that requires approval of the Required Lenders and not to any request that requires approval of all Lenders.

Section 14.15    Collateral. Administrative Agent is hereby authorized to hold all Collateral pledged pursuant to this Agreement or any Security Document and to act on behalf of itself and the Secured Parties, in its own capacity and through other agents appointed by it, thereunder; provided, that Administrative Agent shall not agree to the release of any Collateral except in accordance with the terms of this Agreement. Each Lender acknowledges that the Loans and all interest, fees and expenses hereunder constitute one Indebtedness, secured by all of the Collateral. Administrative Agent hereby appoints each Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Administrative Agent’s Liens in assets which, in accordance with the Uniform Commercial Code, can be perfected by possession. Should any Lender obtain possession of any such Collateral, subject to the limitations set forth in the deposit account control agreements that are Loan Documents, such Lender shall promptly, upon Administrative Agent’s request therefor, deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.
Section 14.16    Borrowers Not Beneficiaries. Except for the provisions of Section 14.9 relating to the appointment of a successor Administrative Agent, the provisions of this Section 14 are solely for the benefit of Administrative Agent and the Lenders, may not be enforced by any Borrower or any Guarantor, and except for the provisions of Section 14.9, may be modified or waived without the approval or consent of Borrowers.
Section 14.17    Intercreditor Agreements. The Lenders hereby (a) authorize Administrative Agent to execute and deliver each Intercreditor Agreement and each Subordination of Management Agreement on behalf of the Secured Parties and to perform its obligations thereunder and (b) agree to be bound by the provisions of each Intercreditor Agreement and each Subordination of Management Agreement.
Section 14.18    Release of Collateral.
(a)    Each Lender hereby directs, in accordance with the terms of this Agreement, Administrative Agent to release any Lien held by Administrative Agent for the benefit of Secured Parties:
(i)    against all of the Collateral, upon the payment in full of the Obligations (excluding any contingent indemnification and reimbursement claims not then due) and termination of the Total Commitment, provided that Administrative Agent has not received a written notice from a Bank Product Provider or a Lender Hedge Provider that any Bank Product Obligations or any Hedge Obligation is then due and payable to such Person; or
(ii)    against any part of the Collateral sold or disposed of by the Loan Parties if such sale or disposition is expressly permitted by Section 5.3 or 8.8 or is otherwise consented to by Administrative Agent, to the extent permitted by this Agreement, or the requisite Lenders for such release as set forth in Section 27, as certified to Administrative Agent by Parent in a certificate of an Authorized Officer.
(b)    Each Lender hereby directs Administrative Agent to execute and deliver or file or authorize the filing of such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 14.18 promptly upon the effectiveness of any such release. Upon request by Administrative Agent at any time, the Lenders will confirm in writing Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 14.18.

SECTION 15.    EXPENSES.
Borrowers agree to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein for the purpose of providing copies thereof to Borrowers, Lenders and their respective counsel, (b) any Indemnified Taxes (including any interest and penalties in respect thereto) payable by Administrative Agent or any of the Lenders, including any recording, mortgage, documentary or intangibles taxes in connection with the Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement, including any such taxes payable by Administrative Agent or any of the Lenders after the Closing Date (Borrowers hereby agreeing to indemnify Administrative Agent and each Lender with respect thereto), (c) all title insurance premiums, engineer’s fees, environmental reviews and reasonable fees, expenses and disbursements of the counsel to Administrative Agent and the Co-Lead Arrangers and any local counsel to Administrative Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable and documented out-of-pocket fees, costs, expenses and disbursements of Administrative Agent and the Co-Lead Arrangers incurred in connection with the syndication or participation (by KeyBank) of the Loans, (e) all other reasonable and documented out-of-pocket fees, expenses and disbursements of Administrative Agent incurred by Administrative Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Collateral, the review of Leases and related documents, the making of each advance hereunder and the syndication of the Total Commitment pursuant to Section 18 (without duplication of those items addressed in clause (d) above) and the release of Collateral, (f) all reasonable and documented out‑of‑pocket expenses (including attorneys’ fees and costs, and fees and costs of appraisers, engineers, investment bankers or other experts retained by Administrative Agent or any Lender) incurred by any Lender or Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against Borrowers or the Guarantors or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to Administrative Agent’s, or any of the Lenders’ relationship with Borrowers or the Guarantors, (g) all reasonable fees, expenses and disbursements of Administrative Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or mortgage recordings, (h) all reasonable and documented out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by KeyBank in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above) and (i) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this Section 15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.
SECTION 16.    INDEMNIFICATION.
Each Borrower agrees to indemnify and hold harmless Administrative Agent, each Lender, each Co-Lead Arranger and each director, officer, employee, agent, Attorney and Affiliate thereof and Person who controls Administrative Agent, any Lender or any Co-Lead Arranger against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Collateral Properties, other Real Estate or the Loans, (b) any condition of the Collateral Properties or other Real Estate, (c) any actual or proposed use by any Borrower of the proceeds of any of the Loans, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of any Borrower, any Guarantor or any of their respective Subsidiaries, (e) Borrowers and the Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Collateral Properties or any other Real Estate, (g) with respect to Borrowers, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that Borrowers shall not be obligated under this Section 16 to indemnify any Person for liabilities arising from such Person’s own gross negligence, willful misconduct or breach by such Person of its obligations under this Agreement or any other Loan Document, in each case, as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. In litigation, or the preparation therefor, the Lenders and Administrative Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, each Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of any Borrower under this Section 16 are unenforceable for any reason, such Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this Section 16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.
SECTION 17.    SURVIVAL OF COVENANTS, ETC.
All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of Borrowers or the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans. The indemnification obligations of Borrowers provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate delivered to any Lender or Administrative Agent at any time by or on behalf of any Borrower, any Guarantor or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.
SECTION 18.    ASSIGNMENT AND PARTICIPATION.
Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more banks or other entities all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) Administrative Agent, the Issuing Lender and, so long as no Default or Event of Default exists hereunder, Parent shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, and if Parent does not respond to any such request for consent within five (5) Business Days, Parent shall be deemed to have consented (provided that such consent shall not be required for any assignment to another Lender, to a Related Fund, to a lender or an Affiliate of a Lender which controls, is controlled by or is under common control with the assigning Lender or to a wholly-owned Subsidiary of such Lender), (b) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement with respect to its Commitment, (c) the parties to such assignment shall execute and deliver to Administrative Agent, for recording in the Register (as hereinafter defined) an assignment and acceptance agreement in the form of Exhibit N (an “Assignment and Acceptance Agreement”), together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by any Borrower or any Guarantor or be to a Defaulting Lender or an Affiliate of a Defaulting Lender, (e) such assignee shall have a net worth or unfunded commitment as of the date of such assignment of not less than $500,000,000.00 (unless otherwise approved by Administrative Agent and, so long as no Default or Event of Default exists hereunder, Parent), (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by Administrative Agent, and so long as no Default or Event of Default exists hereunder, Parent and (g) if such assignment is less than the assigning Lender’s entire Commitment, the assigning Lender shall retain an interest in the Loans of not less than $5,000,000.00. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to Administrative Agent of the registration fee referred to in Section 18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) Administrative Agent may unilaterally amend Schedule 1.1(a) to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to Administrative Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, any Borrower or any Guarantor and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender. In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of Parent and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Swing Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Section 18.2    Register. Administrative Agent shall maintain on behalf of Borrowers a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, the Guarantors, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Parent and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to Administrative Agent a registration fee in the sum of $3,500.00.

Section 18.3    New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, Administrative Agent shall record the information contained therein in the Register. Within five (5) Business Days after the later of (a) receipt of notice of such assignment from Administrative Agent and (b) a request from the assignee to execute and deliver a new Note to the order of such assignee, Borrowers, at Borrowers’ expense, shall execute and deliver to Administrative Agent, in exchange for each surrendered original Note (or an indemnity agreement, as provided in Section 31), a new Note to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered original Notes shall be canceled and returned to Parent (or Borrowers shall receive an indemnity agreement, as provided in Section 31).
Section 18.4    Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder; provided, further, with respect to Section 4.8, that the participant’s rights shall be subject to the requirements and limitations therein, including the requirements under Section 4.3(f) (it being understood that the documentation required under Section 4.3(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 18.1; and that such participant (A) agrees to be subject to the provisions of Section 4.8 as if it were an assignee under Section 18.1; and (B) shall not be entitled to receive any greater payment under Section 4.8, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Applicable Law that occurs after the participant acquired the applicable participation, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including rights granted to the Lenders under Sections 4.8, 4.9, 4.10 and 13, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Loan Parties, (e) such sale is effected in accordance with all applicable laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by any Borrower or any Guarantor and shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Maturity Date pursuant to Section 2.9), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor or any material Collateral (except as otherwise permitted under this Agreement). Any Lender which sells a participation shall promptly notify Administrative Agent of such sale. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in such Lender’s Commitment, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
Section 18.5    Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341 or to such other Person as Administrative Agent may approve to secure obligations of such Lender. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.
Section 18.6    No Assignment by Borrowers. No Borrower shall assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each of the Lenders.
Section 18.7    Disclosure. Each Borrower agrees to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. Each Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder. Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from any Borrower or any Guarantor that has been identified in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this Section 18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this Section 18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this Section 18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other Governmental Authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Parent of any request by any Governmental Authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this Section 18.7). Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to Borrowers or the Guarantors, or is disclosed with the prior approval of Borrowers. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

Section 18.8    Mandatory Assignment. In the event Borrowers request that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request requires approval of all of the Lenders or all of the Lenders directly affected thereby and is approved by the Required Lenders, but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) Business Days after Parent’s receipt of notice of such disapproval by such Non-Consenting Lender, Borrowers shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to Administrative Agent and the Non-Consenting Lender within thirty (30) Business Days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Commitment to an assignee reasonably acceptable to Administrative Agent. Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by Administrative Agent to surrender and transfer such interest, including an Assignment and Acceptance Agreement and such Non-Consenting Lender’s original Note. The purchase price for the Non-Consenting Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrowers to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to Section 4.7 which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that Borrowers may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender).
Section 18.9    Amendments to Loan Documents. Upon any such assignment, Borrowers and the Guarantors shall, upon the request of Administrative Agent, enter into such documents as may be reasonably required by Administrative Agent to modify the Loan Documents to reflect such assignment.
Section 18.10    Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.
SECTION 19.    NOTICES.
(a)    Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this Section 19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, by telecopy or, as expressly permitted herein, electronic mail and addressed as follows:
If to Administrative Agent or KeyBank:

KeyBank National Association
Mailcode: OH-01-51-0311
4910 Tiedeman Road, 3rd Floor
Brooklyn, Ohio 44144
Attn: Amy L. MacLearie
Telecopy No.: (216) 813-6383
E-mail: amy_l_maclearie@keybank.com

With a copy to:

KeyBank Real Estate Capital
127 Public Square
Cleveland, Ohio 44114
Attn: Laura Conway
Telecopy No.: (216) 689-5970
E-mail: Laura_Conway@keybank.com

and

KeyBank Real Estate Capital
1200 Abernathy Road NE, Suite 1550
Atlanta, Georgia 30328
Attn: Eric Hafertepen
Telecopy No.: (770) 510-2195
E-mail: Eric_Hafertepen@KeyBank.com

and

Dentons US LLP
303 Peachtree Street, N.E., Suite 5300
Atlanta, Georgia 30308
Attn: William F. Timmons, Esq.
Telecopy No.: (404) 527-4198
E-mail: bill.timmons@dentons.com

If to a Borrower:

c/o Trilogy PropCo Finance, LLC
Forum Office Park II
303 N. Hurstbourne Parkway, Suite 200
Louisville, Kentucky 40222
Attention: Randall J. Bufford
Telecopy No.: (502) 213-1800
E-mail: Randall.Bufford@trilogyhs.com

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Harris B. Freidus; Monica K. Thurmond
Phone No.: (212) 373-3064; (212) 373-3055
Telecopy No.: (212) 492-0064; (212) 492-0055
E-mail: HFreidus@paulweiss.com; MThurmond@paulweiss.com

to any other Lender which is a party hereto, at the address for such Lender set forth on Schedule 1.1(a), and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by electronic mail, as provided in Section 19(c) with respect to electronic mail. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt or as provided in Section 19(c) with respect to electronic mail. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given or for any other reason shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, a Borrower, a Lender or Administrative Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.
(b)    Loan Documents and notices under the Loan Documents may, with Administrative Agent’s approval, be transmitted or signed by signatures delivered in “PDF” format by electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on Borrowers, the Guarantors, if any, Administrative Agent and the Lenders. Administrative Agent may also require that any such documents and signature delivered by facsimile or “PDF” format by electronic mail be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver any such manually-signed original shall not affect the effectiveness of any facsimile or “PDF” document or signature.
(c)    Notices and other communications to Administrative Agent, the Lenders and the Swing Loan Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communications. Administrative Agent or Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.
SECTION 20.    RELATIONSHIP.
Neither Administrative Agent nor any Lender has any fiduciary relationship with or fiduciary duty to any Borrower, any Guarantor or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Administrative Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of a lender and debtor, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and debtor.

SECTION 21.    GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.
THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5- 1401, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). EACH BORROWER FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (a) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND (b) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. EACH BORROWER FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON SUCH BORROWER IN THE MANNER PROVIDED FOR NOTICES IN SECTION 19. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER, ANY GUARANTOR OR ANY OF THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH BORROWER IN THE MANNER PROVIDED FOR NOTICES IN SECTION 19.
SECTION 22.    HEADINGS.
The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
SECTION 23.    COUNTERPARTS.
This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.
SECTION 24.    ENTIRE AGREEMENT, ETC.
This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents, except, as among KeyBank, KeyBanc Capital Markets, Inc., GAHR and NHI, to the extent otherwise agreed by such parties. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 27. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and each of the other Loan Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and each other Loan Document shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any other Loan Document.
SECTION 25.    WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.
EACH OF BORROWERS, ADMINISTRATIVE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR ADMINISTRATIVE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR ADMINISTRATIVE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT ADMINISTRATIVE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 25. EACH BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS SECTION 25 WITH LEGAL COUNSEL AND THAT SUCH BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.
SECTION 26.    DEALINGS WITH BORROWERS.
Administrative Agent, each Lender and each Affiliate thereof may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with Borrowers, Guarantors and their respective Subsidiaries or any of their Affiliates regardless of the capacity of Administrative Agent, such Lender or such Affiliate hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them.
SECTION 27.    CONSENTS, AMENDMENTS, WAIVERS, ETC.
Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Loan Parties of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders; provided, however, that the Fee Letter may be amended or otherwise modified, or rights or privileges thereunder waived, in a writing executed by the parties thereto only; and the definition of Change of Control may be amended or otherwise modified, or compliance therewith waived, in a writing executed by Administrative Agent and Majority Lenders. Notwithstanding

the foregoing, none of the following may occur without the written consent of each Lender directly affected thereby: (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest); (b) an increase in the amount of the Total Commitment (except as provided in Section 2.8 and Section 18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon (other than a reduction or waiver of default interest) or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on any Loan; (f) an extension of the Maturity Date (except as provided in Section 2.9); (g) a change in the manner of distribution of any payments to the Lenders or Administrative Agent; (h) the release of any Borrower, any Guarantor or any Collateral except as otherwise provided in this Agreement; (i) an amendment of the definition of Majority Lenders or Required Lenders or of any requirement for consent by all of the Lenders; (j) any modification to require a Lender to fund a pro rata share of a request for an advance of any Loan made by Borrowers other than based on its Commitment Percentage; (k) an amendment to this Section 27; or (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders, the Required Lenders or the Majority Lenders to require a lesser number of Lenders to approve such action; provided, however, that this Agreement and the other Loan Documents may be amended (or amended and restated), modified or supplemented with the written consent of Administrative Agent and Borrowers to (x) cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender and (y) reflect one or more Commitment Increases and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, as applicable, and the accrued interest and fees in respect thereof; provided, that the conditions set forth in Section 2.8 are satisfied. The provisions of Section 14 may not be amended without the written consent of Administrative Agent. There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lender nor any change in the rights or duties of Administrative Agent under this Agreement or any other Loan Document without the written consent of Administrative Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that no Commitment of any Defaulting Lender may be increased without the consent of such Lender. Each Borrower agrees to enter into such modifications or amendments of this Agreement or the other Loan Documents as reasonably may be requested by KeyBank and Co-Lead Arrangers in connection with the syndication of the Loans and the Total Commitment, provided that no such amendment or modification materially affects or increases any of the obligations of Borrowers hereunder. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon Borrowers shall entitle Borrowers to other or further notice or demand in similar or other circumstances.
SECTION 28.    SEVERABILITY.
The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

SECTION 29.    TIME OF THE ESSENCE.
Time is of the essence with respect to each and every covenant, agreement and obligation of the Loan Parties under this Agreement and the other Loan Documents.
SECTION 30.    NO UNWRITTEN AGREEMENTS.
THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.
SECTION 31.    REPLACEMENT NOTES.
Upon receipt of evidence reasonably satisfactory to Borrowers of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrowers and Borrowers’ counsel or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrowers will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note. All reasonable costs and expenses incurred by Borrowers in connection with the foregoing, including reasonable attorneys’ fees, shall be paid by the Lender that requested the replacement Note.
SECTION 32.    NO THIRD PARTIES BENEFITED.
This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of Borrowers, the Lenders, Administrative Agent, Co-Lead Arrangers and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of Administrative Agent and the Lenders under this Agreement, including the obligation to make Loans, are imposed solely and exclusively for the benefit of Administrative Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Administrative Agent and the Lenders will refuse to make Loans in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Administrative Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, Administrative Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of any construction by Borrowers or any of its Subsidiaries of any development or the absence therefrom of defects.
SECTION 33.    PATRIOT ACT.
Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes names and addresses and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrowers in accordance with the Patriot Act.

SECTION 34.    BANK PRODUCT PROVIDERS AND LENDER HEDGE PROVIDERS.
Each Bank Product Provider and Lender Hedge Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to such parties, it being understood and agreed, however, that the rights and benefits of such Bank Product Provider and such Lender Hedge Provider under the Loan Documents consist exclusively of such Bank Product Provider’s and such Lender Hedge Provider’s right to share in payments and collections of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, or any release of Collateral, Administrative Agent shall be entitled to assume no amounts are due to any Bank Product Provider or any Lender Hedge Provider unless such Bank Product Provider or such Lender Hedge Provider has notified Administrative Agent in writing of the amount of any such liability owed to it prior to such distribution or release. In no event shall the approval of any Person in its capacity as Bank Product Provider or Lender Hedge Provider be required in connection with the release or termination of any security interest or Lien of Administrative Agent.
SECTION 35.    KEEPWELL.
If a Loan Party is an Eligible Contract Participant, then jointly and severally, together with each other Eligible Contract Participant, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Hedge Obligations owing by each Loan Party that is not an Eligible Contract Participant (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Loan Party that is not an Eligible Contract Participant to honor all of such Loan Party's obligations under this Agreement or any other Loan Document in respect of Hedge Obligations (provided, however, that each Eligible Contract Participant shall only be liable under this Section 35 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 35, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Eligible Contract Participant under this Section 35 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the other Loan Documents. Each Eligible Contract Participant intends that this Section 35 constitute, and this Section 35 shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support, or other agreement" for the benefit of each Borrower and each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
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IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.
BORROWER:

TRILOGY FINANCE MERGER SUB, LLC,
a Delaware limited liability company

By:	/s/ Mathieu Streiff
Name:	Mathieu Streiff
Title:	Executive Vice President

TRILOGY PROPCO FINANCE, LLC,
a Delaware limited liability company

TRILOGY HEALTHCARE CENTERS, LLC,
a Kentucky limited liability company

TRILOGY HEALTHCARE OF BEFORD, LLC,
a Delaware limited liability company

TRILOGY HEALTHCARE OF HANCOCK II, LLC,
a Delaware limited liability company

TRILOGY HEALTHCARE OF OF HENRY II, LLC,
an Indiana limited liability company

TRILOGY HEALTHCARE OF LAWRENCEBURG, LLC,
a Delaware limited liability company

TRILOGY HEALTHCARE OF LAWRENCEBURG, LLC,
a Delaware limited liability company

TRILOGY HEALTHCARE OF NOBELSVILLE, LLC,
a Delaware limited liability company

TRILOGY HEALTHCARE OF PRINCETON, LLC,
a Delaware limited liability company

TRILOGY HEALTHCARE OF TIPPECANOE II, LLC,
a Delaware limited liability company

TRILOGY HEALTHCARE OF WOOD COUNTY SUCCESSOR, LLC, a Delaware limited liability company

SENIOR SECURED CREDIT AGREEMENT

TRILOGY REAL ESTATEKENTUCKY, LLC,
a Delaware limited liability company

TRILOGY REAL ESTATE KENTUCKY V, LLC
a Delaware limited liability company

TRILOGY REAL ESTATE KENTUCKY III, LLC
a Delaware limited liability company

TRILOGY REAL ESTATE KENTUCKY III, LLC,
a Delaware limited liability company

TRILOGY REAL MERRILLVILLE, LLC,
a Delaware limited liability company

TRILOGY REAL ESTATE MERRILLVILLE, LLC,
a Delaware limited liability company

TRILOGY REAL ESTATE MORGAN, LLC,
a Delaware limited liability company

TRILOGY REAL ESTATE OF BATTLE CREEK, LLC,
a Delaware limited liability company

TRILOGY REAL ESTATE OF COMMERCE, LLC,
a Delaware limited liability company

TRILOGY REAL ESTATE OF GRAND BLANC, LLC,
a Delaware limited liability company

TRILOGY REAL ESTATE OF JACKSON, LLC,
a Delaware limited liability company

TRILOGY REAL ESTATE OF LAFAYETTE, LLC,
a Delaware limited liability company

TRILOGY REAL ESTATE OF LAPEER, LLC,
a Delaware limited liability company

TRILOGY REAL ESTATE PORTER, LLC,
a Delaware limited liability company

TRILOGY REAL ESTATE OF SEYMOUR, LLC,
a Delaware limited liability company

TRILOGY REAL ESTATE OF OHIO, LLC,
a Delaware limited liability company

SENIOR SECURED CREDIT AGREEMENT

TRILOGY REAL ESTATE VIGO, LLC,
a Delaware limited liability company

By:	/s/ Randall J. Bufford
Name:	Randall J. Bufford
Title:	Chief Executive Officer

SENIOR SECURED CREDIT AGREEMENT

AGENT AND LENDERS:
KEYBANK NATIONAL ASSOCIATION,
individually as a Lender and as Administrative Agent

By:	/s/ Laura Conway
Name:	Laura Conway
Title:	Senior Vic President

SENIOR SECURED CREDIT AGREEMENT

[LENDERS]
REGIONS BANK
individually as a Lender

By:	/s/ Michael Kinnick
Name:	Michael Kinnick
Title:	Vice President

BANK OF AMERICA BANK, N.A.
individually as a Lender

By:	/s/ Mark Hardison
Name:	Mark Hardison
Title:	Senior Vice President

PACIFIC WESTERN BANK
individually as a Lender

By:	/s/ Jason Schwartz
Name:	Jason Schwartz
Title:	SVP, Managing Director

CITI BANK N.A.
individually as a Lender

By:	/S/ Thomas T. Gatsios
Name:	Thomas T. Gatsios
Title:	Vice President

SYNOVUS BANK
individually as a Lender

By:	/S/ Kathryn H. Buchanan
Name:	Kathryn H. Buchanan
Title:	Managing Director

SENIOR SECURED CREDIT AGREEMENT

CADENCE BANK, N.A.
individually as a Lender

By:	/s/ Drew Healy
Name:	Drew Healy
Title:	Senior Vice President

THE PRIVATEBANK AND TRUST COMPANY
individually as a Lender

By:	/s/ Adam D. Panos
Name:	Adam D. Panos
Title:	Managing director

BOKF, NA dba BANK OF OKLAHOMA
individually as a Lender

By:	/s/ Christopher Rollman
Name:	Christopher Rollman
Title:	Assistant Vice President

SENIOR SECURED CREDIT AGREEMENT

(continued)

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SECTION 30.	NO UNWRITTEN AGREEMENTS	139
SECTION 31.	REPLACEMENT NOTES	139
SECTION 32.	NO THIRD PARTIES BENEFITED	140
SECTION 33.	PATRIOT ACT	140
SECTION 34.	BANK PRODUCT PROVIDERS AND LENDER HEDGE PROVIDERS	140